UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ANSYS, INC.

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Ansys

Engineering What's Ahead.

2021
Proxy Statement

A MESSAGE TO OUR STOCKHOLDERS

Dear Stockholders,	March 31, 2021

At the time of the publication of this proxy statement, it has been approximately one year since Ansys transitioned the majority of its work force to a remote work environment. Few of us would have then been able to anticipate or grasp the profound toll that the COVID-19 pandemic would take on our global communities. We are grateful for your confidence in Ansys this year. These times of change have shown the importance of our technology and the resilience of our business strategy of pervasive engineering simulation. Our performance in 2020 demonstrates our potential in the most challenging of environments and we believe our future is brighter than ever.

Financial and business performance

Our financial performance in 2020 was strong. We reported GAAP revenue of $1,681.3 million and non-GAAP revenue of $1,695.5 million*, each reflecting an increase of 11% in reported currency and 10% in constant currency, when compared to 2019. Annual contract value was $1,616.3 million*, an increase of 11% and 9% in reported and constant currency, respectively, when compared to 2019.

We continued to add to our business and product portfolio strategically important acquisitions. On April 1, 2020, Ansys acquired Lumerical Inc., a leading developer of photonic design and simulation tools. The acquisition added photonic products to our portfolio, providing our customers with a full set of solutions to solve their next-generation product challenges. On December 1, 2020, we acquired Analytical Graphics, Inc. (“AGI”), a premier provider of mission-simulation, modeling, testing and analysis software for aerospace, defense and intelligence applications. AGI extends Ansys’ pervasive engineering simulation beyond the component and subsystem level to the systems-of-systems mission level, with the breadth to extend mission simulation into all four physical mission domains – land, sea, air and space – and their associated interactions.

Our total shareholder return was 144.42% for the three-year period ended December 31, 2020. Our stock price hit an all-time high of $370 per share in 2020.

A culture of resilience

These successes would not have been possible without creativity, grounded on a sheer passion for the business and a determination to be successful. We demonstrated a mindset open to finding ways to face the challenges presented by the new environment. For example, we created Simulation World, the largest virtual event dedicated to engineering simulation. The event drew tens of thousands of executives, engineers, designers, students and members of the media. We continued to recruit the best talent, fully remotely in many cases, making over 650 hires during 2020 across most geographies and functions. We expanded our cybersecurity capabilities to protect against evolving risks. We continued to grow our business, timely delivering on our targets for technology releases, sales growth, and infrastructure development.

We paid attention to the evolving needs of our stakeholders. We contributed to and connected with organizations supporting the underrepresented members of our engineering professions, as well as the communities in which we work. We put focus on our diversity, equity and inclusion efforts, activating new employee resource groups and doubling down on increasing training and recruitment strategies in this area.

Investor Focus

Thank you for being in close touch with us throughout the year. During 2020, we had over 1,000 interactions with our stockholders, representing 57% of shares outstanding. Your views and insights are invaluable to us. As we prepare to return to the post-pandemic world, we also transitioned to the next generation of financial and administrative leadership at Ansys. On March 1, 2021, our former fellow board member, Nicole Anasenes, picked up the financial reins as CFO, while our CFO of over 20 years, Maria Shields, became our senior vice president of administration. We believe that this strong leadership in two of the most critical functional areas of the business provides an excellent foundation for our next stage of growth.

Finally, we would like to express our gratitude to outgoing director Guy Dubois for his years of dedicated service as a member of our Board of Directors.

We take enormous pride in the state of our business and we are more confident than ever in our ability to serve our customers and our communities and bring long-term value to our stockholders this year and in the future. Thank you for your continued support.

Sincerely,	Sincerely,

Ronald W. Hovsepian	Ajei S. Gopal
Chairman of the Board	President and CEO

* For additional information on non-GAAP revenue, please see Annex A: Non-GAAP Reconciliations. For a description of annual contract value, see page 45 of the proxy statement.

ANSYS, Inc.

2600 Ansys Drive

Canonsburg, PA 15317

844-462-6797

March 31, 2021

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS

To Be Held on Friday, May 14, 2021

TO THE STOCKHOLDERS OF ANSYS, INC.

The annual meeting of stockholders of ANSYS, Inc. (“Ansys,” “we,” or the “Company”) will be held on Friday, May 14, 2021, at 11:30 a.m. Eastern Time (the “2021 Annual Meeting”), virtually via live webcast at www.virtualshareholdermeeting.com/ANSS2021 for the following purposes, as more fully described in the accompanying proxy statement:

1.	Election of three Class I directors for three-year terms;
2.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2021;
3.	Approval of the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan;
4.	Advisory approval of the compensation of our named executive officers;
5.	Stockholder proposal requesting the adoption of a simple majority voting provision, if properly presented; and
6.	Such other business as may properly come before the 2021 Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 19, 2021 as the record date for determination of stockholders entitled to notice of, and to vote at, the 2021 Annual Meeting and any adjournments or postponements thereof. Only holders of record of common stock at the close of business on that date will be entitled to notice of, and to vote at, the 2021 Annual Meeting and any adjournments or postponements thereof. In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the 2021 Annual Meeting, the 2021 Annual Meeting may be adjourned in order to permit further solicitation of proxies.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE 2021 ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE 2021 ANNUAL MEETING, WE URGE YOU TO SUBMIT YOUR VOTE VIA THE INTERNET, TELEPHONE, OR MAIL.

We appreciate your continued support of Ansys.

Very truly yours,

Janet Lee

Vice President, General Counsel and Secretary

How to Cast Your Vote
Your vote is important to the future of Ansys. If you are a registered stockholder, please vote your shares as soon as possible by one of the following methods:

Vote Online www.proxyvote.com
Vote by Phone 1.800.690.6903
Vote by Mail Mail your signed proxy card

If you are a street name stockholder (i.e., you hold your shares through a broker, bank or other nominee), please vote your shares as soon as possible by following the instructions from your broker, bank or other nominee.

Registered stockholders and street name stockholders may also vote online during the 2021 Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/ANSS2021.

See “Other Matters—Questions and Answers About the Proxy Materials and the 2021 Annual Meeting” in the accompanying proxy statement for details on voting requirements and additional information about the 2021 Annual Meeting.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2021

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report for the fiscal year ended December 31, 2020 are available at www.proxyvote.com. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the Notice of Annual Meeting of Stockholders, Proxy Statement or Annual Report unless you specifically request a copy. You may request paper copies, including a proxy card, by following the instructions on the Notice of Internet Availability of Proxy Materials. We began making our proxy materials available on March 31, 2021.

NOTE ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that provide current expectations or forecasts of future events based on certain assumptions. Forward-looking statements are subject to risks, uncertainties, and factors relating to our business which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. We describe such risks, uncertainties, and factors in the “Risk Factors,” “Quantitative and Qualitative Disclosures about Market Risk,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Forms 10-K and 10-Q. Many of these risks, uncertainties, and factors are currently amplified by, and may continue to be amplified by, the COVID-19 pandemic.

Forward-looking statements use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” or other words of similar meaning. Forward-looking statements include those about market opportunity, including our total addressable market. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

INFORMATION REFERENCED IN THIS PROXY STATEMENT

The content of the websites referred to in this proxy statement are not deemed to be part of, and are not incorporated by reference into, this proxy statement.

PROXY STATEMENT

The Board of Directors (the “Board”) of ANSYS, Inc. (“Ansys,” “we” or the “Company”) is providing this proxy statement in connection with its solicitation of proxies to be voted at the Company’s annual meeting of stockholders to be held on May 14, 2021 (the “2021 Annual Meeting”). We began making our proxy materials available on March 31, 2021.

PROXY STATEMENT SUMMARY

This summary highlights important information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider. Please read the entire proxy statement before voting. For more complete information regarding our 2020 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2021 (the “2020 Form 10-K”) and can be found on our Investor Relations website at https://investors.ansys.com/financials/sec-filings/.

2021 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	May 14, 2021, at 11:30 a.m. Eastern Time

Live Webcast Address	www.virtualshareholdermeeting.com/ANSS2021

Record Date	March 19, 2021

Voting	Stockholders of Ansys as of the record date, March 19, 2021 (the “Record Date”), are entitled to vote on the proposals at the 2021 Annual Meeting. Each share of Ansys common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted upon at the 2021 Annual Meeting.

Virtual Annual Meeting

We began to offer virtual annual meetings in 2016 to empower stockholders to participate fully and equally from any location around the world at no cost. We believe this is the right choice for a widely- held technology company with global operations, as it brings cost savings to Ansys and our stockholders by using a technology platform in line with our commitment to support innovative technology, while also increasing our engagement with stockholders, regardless of size, resources, or physical location. A virtual meeting is also environmentally friendly and furthers our strategic goal to operate our business in a sustainable manner.

The 2021 Annual Meeting will also be offered virtually this year. In addition to the benefits described above, due to the ongoing COVID-19 pandemic, a virtual annual meeting helps protect the health of our constituents and communities while enabling us to communicate with our stockholders and partners.

We are sensitive to concerns regarding virtual annual meetings generally from investor advisory groups and other stockholder rights advocates who have voiced concerns that virtual meetings may diminish stockholder voice or reduce accountability. Accordingly, we have designed this virtual annual meeting format to enhance, rather than constrain, stockholder access, participation and communication. For example, the online format allows stockholders to communicate with us during the meeting so they can ask questions of our management. During the live Q&A session of the meeting, we will answer questions pertinent to the 2021 Annual Meeting matters as time permits. Questions regarding personal matters, including those related to employment, product issues or suggestions for product innovations are not pertinent to the 2021 Annual Meeting and therefore will not be answered. Any questions pertinent to the 2021 Annual Meeting that cannot be answered during the 2021 Annual Meeting due to time constraints will be posted online and answered at https://investors.ansys.com/governance/proxy-materials/. If you wish to submit a question during the 2021 Annual Meeting, you may do so by logging into the virtual annual meeting platform at www.virtualshareholdermeeting.com/ANSS2021, typing your question in the “Ask a Question” field and clicking “Submit.” Although the live webcast is available only to stockholders at the time of the meeting, a replay of the meeting will be made publicly available for a minimum of one year at www.virtualshareholdermeeting.com/ANSS2021.

We will have technicians ready to assist you with any difficulties you may have accessing the virtual annual meeting. If you need technical support during the 2021 Annual Meeting, including to access the 2021 Annual Meeting’s virtual meeting platform, please call the technical support number 30 minutes or less prior to the start of the meeting at 844-986-0822 (US) or 303-562-9302 (International).

Additional information regarding the ability of stockholders to ask questions during the 2021 Annual Meeting, technical support, and rules of conduct for the 2021 Annual Meeting will be available on our investor relations webpage one week before the 2021 Annual Meeting at https://investors.ansys.com/governance/proxy-materials/.

2021 Ansys Proxy Statement     1

Proposals Requiring Your Vote

Your vote is very important. Please cast your vote immediately on each of the proposals to ensure that your shares are represented.

	Proposals	Board Recommendations	More Information
1

Proposal 1 — Election of Three Class I Directors for Three-Year Terms

The Board and the Nominating and Corporate Governance Committee believe that the three Class I director nominees possess the necessary qualifications and expertise to provide effective oversight and advice to management.

		FOR each nominee	p. 12
2

Proposal 2 — Ratification of the Selection of Deloitte  & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2021

The Audit Committee approved the retention of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2021. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of the independent auditor.

		FOR	p. 24
3

Proposal 3 — Approval of the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan

The Board and the Compensation Committee approved, and have recommended that stockholders approve, the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan.

		FOR	p. 27
4

Proposal 4 — Advisory Approval of the Compensation of Our Named Executive Officers

The Company’s executive compensation policies and programs are designed to create a direct link between stockholder and management interests, with incentives specifically tailored to the achievement of financial, operational, and stock performance goals.

		FOR	p. 36
5

Proposal 5 — Stockholder Proposal Requesting the Adoption of a Simple Majority Voting Provision, if Properly Presented

The Board has determined that the supermajority voting requirements in our governing documents are in the long-term best interests of Ansys and our stockholders.

		AGAINST	p. 61

2     2021 Ansys Proxy Statement

BOARD OF DIRECTORS

The following table and the description of Board characteristics below provide summary information about the continuing directors and director nominees serving on our Board. Our Board is divided into three classes and is currently comprised of four directors in Class I, two directors in Class II, and three directors in Class III. Directors serve for three-year terms, with one class of directors being elected by our stockholders at each annual meeting. Mr. Dubois will not be standing for re-election at the 2021 Annual Meeting. Following the 2021 Annual Meeting, assuming the re-election of Mr. Frankola, Dr. Gallimore and Mr. Hovsepian, the size of Class I will be reduced to three directors.

Name	Age	Director Since	Occupation	Independent	Current Committee Membership
Class I – Term Expires 2021
Jim Frankola	56	2021	Chief Financial Officer of Cloudera, Inc.	YES	AC
Alec D. Gallimore	57	2017	Robert J. Vlasic Dean of Engineering at the University of Michigan	YES	AC

Ronald W. Hovsepian	60	2012	Executive Partner at Flagship Pioneering, Inc.	YES	CC, NCG, SPTC †
Class II – Term Expires 2022

Barbara V. Scherer	65	2013	Former Senior Vice President, Finance and Administration and Chief Financial Officer of Plantronics, Inc.	YES	AC†

Ravi Vijayaraghavan	56	2020	Partner at Bain & Company, Inc.	YES	CC, SPTC
Class III – Term Expires 2023
Ajei S. Gopal	59	2011	President and Chief Executive Officer of Ansys	NO	–

Glenda M. Dorchak	66	2018	Former Executive Vice President of Spansion, Inc.	YES	CC, NCG †, SPTC
Robert M. Calderoni	61	2020	Former Chief Executive Officer of Ariba, Inc.	YES	AC, SPTC

AC:   Audit Committee

CC:   Compensation Committee

NCG:   Nominating and Corporate Governance Committee

SPTC:   Strategic Partnerships and Transactions Committee

†    Committee Chair

Board Characteristics: Director Nominees and Continuing Directors

2021 Ansys Proxy Statement     3

BUSINESS AND STRATEGY OVERVIEW

Ansys develops and markets engineering simulation software and services used by engineers, designers, researchers and students around the world. Customers leverage Ansys solutions to create cutting-edge products across a variety of industries, including aerospace and defense, automotive, electronics, semiconductors, energy, turbomachinery, consumer products and healthcare. Ansys solutions empower users to design and analyze their products on the computer, without the need for physical prototypes, saving customers money while speeding innovation. We distribute our technology through a direct global sales force and a network of channel partners.

We continue to invest in building advanced capabilities and have integrated our technology into an open and scalable platform that can be delivered both on-premises and in the cloud. Our compelling end-to-end portfolio includes products in mechanical, fluids, electromagnetics, semiconductors, systems, optics, photonics and materials, among other areas.

Thanks to our strategy of Pervasive Simulation, which deepens customer use of simulation throughout the product lifecycle, we believe that our addressable market will expand over the next decade. Our strong core foundation in analysis and design will drive the majority of our growth in the near term. And we are investing in emerging high-growth solutions, to help engineers deal with increasing product complexity in:

●	Electrification, including electric vehicles

●	Autonomy, including self-driving vehicles

●	5G and telecommunications

●	The industrial internet of things

In the longer term, we are also investing in new adjacencies, including physics-based digital twins and simulation for additive manufacturing.

4     2021 Ansys Proxy Statement

To support that strategy, we will continue to follow a series of pillars that we believe will drive future growth. We will continue to reinforce and extend our leadership in core and the high-growth solutions. We will build and grow our offerings and expertise in adjacencies to our current core competencies. We will also continue to pursue a smart and strategic acquisition strategy to grow our business, and we will partner with other industry leaders to broaden pervasive simulation into other ecosystems. Importantly, we will continue to win in the right way, built on a culture of and commitment to diversity, equity, inclusion and sustainability.

2020 FINANCIAL AND OPERATIONAL HIGHLIGHTS

Throughout 2020, Ansys responded to the impact of the global pandemic while maintaining a focus on executing our long-term strategy. We supported our employees, customers and communities during these difficult times by making the health and safety of our employees and their families, and our broad Ansys community around the world, a high priority.

Despite the global disruption in 2020, we maintained our focus and advanced our pervasive simulation strategy, creating long-term value for all our stakeholders. In fiscal year 2020, we delivered strong financial results and continued to provide innovation for our customers by developing capabilities organically as well as pursuing strategic acquisitions. Ansys continued to thrive with a culture that values innovation, inclusiveness, transparency and integrity.

We have built a “One Ansys” culture focused on our people, planet, products, and practices. In 2020, we were added to FORTUNE’s 2020 Future 50 list as one of the top companies with long-term growth potential, and Fast Company ranked us as one of the best workplaces for innovators. Our employee diversity and inclusion efforts helped us to be recognized as one of the best places to work in the San Francisco Bay Area and we were honored as a Gold Stevie® Award Winner for Great

Employers in the Achievement in Extended Enterprise Learnings Programs category. The award recognized our Simulation World, one of the world’s largest virtual events for research and development leaders, engineering simulation thought leaders, and users across industries.

Our focused execution yielded strong financial results, reflected in our annual contract value (“ACV”) growth of 11%, or 9% in constant currency, non-GAAP operating margin of 43%, operating cash flows of $547.3 million and deferred revenue and backlog of $967.1 million for the year ended December 31, 2020. We repurchased 0.7 million shares during the year at an average price per share of $233.48. For a description of ACV, see page 45 of the proxy statement.

We delivered strong long-term total stockholder return (TSR) as indicated by the chart below, which shows how a $100 investment in Ansys on December 31, 2015 would have grown to $393.30 on December 31, 2020. The chart also compares the TSR of an investment in our common stock to the same investment over the last five years in the S&P500 Index, the Nasdaq Composite Stock Market Index, the Nasdaq 100 Index and a peer group consisting of Autodesk, Inc., Cadence Design Systems, Inc., Dassault Systemes SE, PTC Inc., Synopsys, Inc., Altair Engineering Inc. and Aspen Technology, Inc.

2021 Ansys Proxy Statement     5

In 2020, we maintained our commitment to investing in product innovation by making strategic acquisitions of market-leading technologies. We believe these investments expand our multi-physics portfolio and provide our customers with a full set of solutions to solve their next-generation design challenges. We completed the acquisition of Lumerical Inc., a leading developer of photonic design and simulation tools, and the acquisition of Analytical Graphics, Inc. (AGI), a premier provider of mission-simulation, modeling, testing and analysis software for aerospace, defense and intelligence applications.

During 2020, we also introduced new capabilities to our product portfolio through organic development. We released Ansys 2020 R1 and R2, which bring enhanced solving and collaboration capabilities, key for enabling globally distributed teams to further organization-wide innovation. These releases upgrade our high-performance computing (HPC) resources and platform solutions that help reduce costs and speed production. Our newly updated advanced digital engineering tools help engineering teams develop new products, sustain business continuity, and improve productivity.

As part of our Ansys 2020 R2 launch, we also unveiled our next-generation upfront simulation solution Ansys Discovery, a next generation, easy-to-use product design software application. Ansys Discovery is the first simulation-driven design tool to combine real-time physics simulation, Ansys’ proven high-fidelity simulation and interactive geometry modeling into a single design exploration application. Conducting real-time, rapid iterative design explorations, more engineers can now explore larger design spaces and quickly answer critical design questions earlier in the product design process.

Partnerships remain a key part of our pervasive simulation strategy. Our current partnerships continue to broaden and we are excited about the value we can bring to a wider ecosystem of customers.

In addition to our strong financial results and robust product development, we continued our investment in employee talent and engagement and the infrastructure needed to support faster growth and capture a larger addressable market. We continued to recruit top talent globally across our key regions, with headcount increasing to 4,800 in 2020, including approximately: 1,800 in product development, 2,400 in sales, support and marketing, and 600 in general and administrative functions. Of these employees, 47% were located in the Americas, 28% were located in Europe, Middle East and Africa (EMEA) and 25% were located in Asia-Pacific (APAC).

We made progress towards our key sustainability objectives, submitting our initial climate change report to CDP, completing our environmental, social and governance (“ESG”) materiality assessment and publishing our third corporate responsibility (“CR”) report. Our simulation software continues to make a difference by enabling our customers to reduce waste, and be lighter, faster to market, use less and more sustainable materials, and increase efficiency. We continue to impact our communities through our global employees’ volunteer and charity efforts and Ansys-sponsored programs. For more information see “Corporate Responsibility” of this proxy statement.

CORPORATE GOVERNANCE HIGHLIGHTS

Sound corporate governance and independent oversight of a company’s strategic execution are essential ingredients of a well-run company. Our Board remains committed to sound corporate governance practices and the protection of long-term stockholder value.

Please see “Corporate Governance at Ansys” beginning on page 19 for a description of our corporate governance practices. These include, but are not limited to:

●	Separate CEO and Chairman roles

●	88% of the continuing Board is comprised of independent directors

●	Majority voting in director elections with resignation policy

●	100% independent committee members

●	Robust Board evaluation process

●	Stockholder engagement program

●	Proxy access

●	Annual Say-on-Pay Vote
●	Stock ownership guidelines for directors and senior management

●	Board risk oversight

●	Independent directors meet without management present

●	Clawback policy

●	Anti-hedging and anti-pledging policies

●	Code of Business Conduct and Ethics for directors, officers, and employees

●	Periodic review of committee charters and governance policies

●	Director over-boarding policy

6     2021 Ansys Proxy Statement

EXECUTIVE COMPENSATION HIGHLIGHTS

Our executive compensation policies and practices reinforce our pay-for-performance philosophy and align with sound governance principles and stockholder interests. Our executive compensation is largely driven by our performance.

Pay-for-Performance	Objectives	2020 Say-on-Pay

● Paying for performance is the guiding principle of Ansys’ total rewards strategy	● Create a competitive total rewards package based on the attainment of short- and long-term goals	● Approximately 83% of our stockholders voting on our 2020 Say-on-Pay proposal approved the compensation of our named executive officers

●  Target total compensation for an effective performer is influenced by the 50th percentile of the relevant market, with the opportunity to earn above or below target compensation based on achieved results. For a superior performer, our philosophy is to provide target total compensation that is influenced by the upper quartile of the peer group.

● Attract and retain qualified high-performing executive officers who will lead us to long-term success and enhance stockholder value

Components of Our Compensation Program

We pay for performance. To incentivize our executive team to achieve our short- and long-term goals, we allocate total direct compensation (salary and short- and long-term incentives) to achieve superior performance. The total direct compensation of our CEO and other named executive officers (NEOs) in 2020 was allocated as follows among pay elements:

2021 Ansys Proxy Statement     7

The Compensation Committee regularly monitors and implements best practices in executive compensation, including the following:

What We Do	What We Don’t Do

Performance-based cash and equity incentives	No “single trigger” change in control benefits

Significant portion of executive compensation at risk based on Company performance	No post-termination retirement- or pension-type non-cash benefits or perquisites for our executive officers that are not available to our employees generally

Clawback provision on performance-based compensation	No tax gross-ups for change in control benefits

Stock ownership guidelines for directors and senior management	No repricing or replacing of underwater options

Caps on performance-based cash and equity incentive compensation	No hedging or pledging of Company securities by directors, officers, and employees

100% independent directors on the Compensation Committee	No current dividends paid on unvested awards

Independent compensation consultant engaged by the Compensation Committee	No excessive risk-taking with compensation incentives

Annual review and approval of our compensation strategy

Limited perquisites

STOCKHOLDER ENGAGEMENT HIGHLIGHTS

We take pride in our engagement with our stockholders. We welcome the insights and feedback from our stockholders and take our stockholders’ points of view into account when developing our governance practices. The Board firmly believes that the mutual trust we build with our stockholders is one of the key components of good governance and is an important element of driving Board responsibility and a strong governance culture.

We maintain an active dialogue with stockholders to ensure we thoughtfully consider a diversity of perspectives on issues including strategy, business performance, risk, culture and workplace topics, compensation practices, and a broad range of ESG issues. Ansys has an active investor relations program, logging over 1,000 investor interactions during 2020 with investors globally via investor conferences, non-deal roadshows and conference calls, representing 57% of shares outstanding. Over 85% of our stock is categorized as low turnover.

Our Office of the Corporate Secretary coordinates engagement with Investor Relations and provides a summary of relevant feedback to our Board. In April 2020, our Board Chair, Chair of the Compensation Committee and members of management, including our General Counsel and a member of our Investor Relations team, engaged with a cross-section of active stockholders, owning 23% of Ansys shares, to discuss executive compensation and ESG topics. In addition, throughout the year our Investor Relations group engaged with our stockholders, frequently along with Dr. Gopal, Ms. Shields and other members of the management team. Building on our fiscal year 2020 outreach, we engaged investors representing 27% of outstanding shares in the first quarter of fiscal year 2021.

To communicate broadly with our stockholders, we also share ESG information relevant to our stockholders through our investor relations website, our annual report and this proxy statement.

CORPORATE RESPONSIBILITY

Ansys reports on its ESG initiatives primarily through our Corporate Responsibility (“CR”) report, published on the ESG section of our investor relations website https://investors.ansys.com/esg/. Selected highlights from our CR report are provided in this proxy statement.

Our CR program has historically been centered around three pillars: people, planet and practices. In early 2021, we conducted a non-financial materiality assessment to identify sustainability areas that are important to us and our stakeholders. The results of the materiality assessment are published on the ESG section of our investor relations website. Based on this feedback, we added “products” as a fourth pillar, in light of the important ways in which our innovations enable our customers to reduce waste, use fewer and more sustainable materials, and be more efficient.

8     2021 Ansys Proxy Statement

Our Board has oversight over our CR activity through its Nominating and Corporate Governance Committee. In addition, cybersecurity is overseen by our Audit Committee and is a standing topic at least quarterly. The CR program is managed by a committee of select senior leaders, chaired by our General Counsel. In 2020, we expanded our committee to include representatives from information technology and strategy as well as formed sub-committees focused on human capital and environmental sustainability.

People – Our talent strategy is focused on (i) attracting diverse high-quality talent, (ii) continually developing and engaging our employee base and (iii) retaining our people by recognizing and rewarding performance.

Employee Development – We support the development of our employees by providing professional development and tuition assistance, conducting annual individual assessments, and encouraging feedback on performance. We also drive a variety of focused initiatives specifically designed to support employee development. These include our annual talent reviews and succession planning, emotional intelligence trainings, and company-sponsored education programs, such as management essentials to develop front-line leaders in foundational people management skills.

Developing our employees helps keep employees engaged and excited about their future at Ansys. It also helps mitigate risks associated with employee loss and keeping up with rapid technological and social change. For the year ended December 31, 2020, our annual turnover rate was 6%, and of this, 4% was voluntary.

Employee Engagement – Employee feedback is important in the areas of future vision, recognition, communication, leadership, growth and development. We conduct annual global employee engagement surveys with the goal of using the feedback to improve our work environment and employee engagement. Our 2020 global engagement survey demonstrated that our employees are highly engaged. The overall engagement score was 83%, which is a 6-point improvement over the last comparable survey conducted in 2018. Employee response rate was 89%.

Managers communicate results of surveys to their teams and involve employees in the action planning process. The findings from these surveys help us to continually improve performance and engagement.

Diversity, Equity and Inclusion – Inclusiveness is an important component of our culture and we believe in the value of diversity of individual backgrounds and perspectives. Gender and racial and ethnic diversity are among the key performance indicators we track regularly. As of December 31, 2020, women made up 22% of global employees, 24% of senior leadership and 25% of our board of directors. In addition, 38% of our Board directors and 33% of our U.S. based employees self-identified as racially or ethnically diverse.

Our commitment to recruiting diverse talent is evidenced in the United States through our dedication to increasing recruiting efforts at historically black colleges and universities, as well as our involvement with minority engineering societies, women in technology groups, veterans’ organizations and LGBTQ+A organizations. In addition to targeted outreach, we recruit talent through (i) attending career and networking events aimed towards recruiting diverse audiences, (ii) hiring internally through our Ansys internship/co-op programs for current students, and (iii) value partnerships that promote our programs to diverse audiences. Our academic product suite is also widely used in research and teaching settings, which allows students to become familiar with Ansys simulation software and creates opportunities to strengthen our university ties and recruit fresh talent.

In 2019, we launched our first global diversity and inclusion survey that informed two initiatives for increasing diversity broadly – an inclusive leadership program in which we committed to training our people managers on inclusive leadership concepts; and employee resource groups where, building on our women in technology group, we launched: Ansys Pride Alliance, Black Employee Network at Ansys, Ansys Military Veterans and Families, and a newly founded group called Accessibility at Ansys that will fully launch in 2021. We believe these groups will provide diverse populations with support and communities as well as further our initiative to foster a diverse and inclusive culture.

Community Relations – Our philanthropic activities fall primarily in the areas of supporting our employee contributions and volunteer efforts in the areas of STEM, health and human services, as well as public, cultural and scientific affairs. In 2020, Ansys celebrated its 50th anniversary. To mark this milestone, Ansys challenged each employee to volunteer eight hours of paid time to a personal cause that was meaningful to them.

In addition, our technology is used for research and teaching at engineering schools around the globe. We provide a no cost version of our software to students and sponsor student teams building innovative projects for competitions. In 2020, we launched Ansys Innovation Courses which makes simulation-based self-learning available to students and early-career professionals.

Safety and Health – The health and safety of our employees and their families, our partners and our broad Ansys community around the world continues to be a high priority. At the onset of the COVID-19 pandemic, we took action to enable our employees to work from home. We closed our offices, transitioned to a remote work environment, and implemented certain travel restrictions. While a number of our offices have since reopened, most of our locations have limited access or have few employees working on site. We are continuing to monitor and manage the situation, but as of now remote access remains the primary means of work for the vast majority of our workforce.

We utilize a number of technology platforms to facilitate remote working. Most of these tools were implemented prior to the COVID-19 pandemic and have proven to be instrumental in enabling us to work effectively in this environment. We have also provided our employees with support, including stipends, and in some cases, needed hardware and equipment. In addition, we have implemented many protocols in our offices to keep our employees safe.

Survey results showed that our executive team provided outstanding management and leadership during the

2021 Ansys Proxy Statement     9

pandemic. 96% of employees indicated that they were satisfied with our response to the COVID-19 pandemic and 93% reported feeling supported by their immediate manager and in their efforts to adapt to the rapidly changing environment related to the COVID-19 pandemic.

Planet – Our environmental sustainability initiatives encourage us to contribute to the well-being of the planet by being more effective stewards of our own resources and doing our part to limit the environmental impact of our own business operations.

Environmental Sustainability Reporting – As described in more detail in our Environmental Sustainability Program Statement available on the investor relations section of our website, Ansys is committed to a more sustainable workplace. Over the past year, we have strengthened our approach by measuring our scope 1 and 2 greenhouse gas emissions and establishing an energy baseline. We submitted our first response to the CDP’s Climate Change Questionnaire.

Our San Jose, Livermore, and San Diego, California offices are enrolled in clean energy electricity, which is a community choice energy program that provides customers with cleaner energy sources with a greater percentage of renewable energy and carbon free electricity. In addition, our Livermore, California and Pune, India offices have on-site solar roof panels, which increase our overall renewable energy consumption.

Responsible Operations – In addition to employing energy saving measures in our larger data centers, our strategy includes moving a portion of our computing requirements from traditional on-premises infrastructure to high efficiency co-location or public cloud providers. In addition to the efficiency gains of sharing economy, our data center strategy includes selecting providers that can offer higher energy efficiency standards in the industry and show commitment to environmental sustainability by use of renewable energy or to carbon neutrality.

Practices – Our focus on Practices helps us generate long-term value for our stockholders and meet customer expectations.

Data Security – We are committed to working to protect the data our customers, partners and employees provide us through appropriate security practices.

The Ansys Cybersecurity department is led by the senior executive for Cybersecurity. The Cybersecurity department incorporates operations, intelligence, risk management, threat detection, cyber response, and program management. The Ansys Cybersecurity Steering Committee ensures cybersecurity is prioritized throughout the organization by including members from within the cybersecurity program as well as from functions and resources across Ansys.

By providing a strategic approach to mitigating cybersecurity risk, the Steering Committee helps us in our attempt to: 1) align the global security program with corporate objectives and Ansys values; 2) further establish a cyber risk-aware culture, sound security practices and compliance to internal, regulatory and customer demands; and 3) maintain communication related to cybersecurity with senior leaders.

Metrics we track include cybersecurity initiative completion, incident response, threat detection, vulnerability management and security awareness training completion.

The Audit Committee is responsible for overseeing cybersecurity and a review of the program and its results are covered as a regular agenda item in Audit Committee meetings. Senior leaders brief the Audit Committee at least quarterly on cybersecurity matters and brief the full Board at least annually. Our CEO meets on a monthly basis with our Chief Information Officer and the senior executive for Cybersecurity.

We also have a dedicated Internal Audit team, which reports to our General Counsel, and we have a dedicated Governance, Risk, and Compliance team within Cybersecurity.

We maintain cybersecurity insurance coverage which includes notification expense, forensic expense, cyber threat/extortion, first party business income, contingent business income, digital asset replacement and regulatory costs including first party fines and penalties including GDPR. We also purchase excess cyber coverage.

We have business continuity and contingency plans and incident response procedures in place. We test these crisis management plans annually for specific scenarios deemed high-risk.

Our cybersecurity management follows industry guidelines, including ISO and NIST frameworks, for internal assessments. We also work with third-party assessments and audits throughout the year. For example, Ansys Cloud recently received SOC2 certification, and we are working to achieve FedRAMP and ISO27001 certification. To ensure SOX compliance, our security controls related to financial systems are audited by an independent third party on an annual basis. For our customers in the European automotive industry, we maintain a fully TISAX certified environment.

We also are routinely assessed and audited by our customers across many industries as part of their Supply Chain Risk Management programs.

We did not experience any material data breaches in 2020. Additionally, there have been no material net expenses incurred from information security breaches over the last three years relative to total revenue.

Ansys provides an escalation process to all employees through various channels regarding data protection. This information is provided during the onboarding training process, annual retraining process and within our regular internal security awareness communications. New employees are trained in cybersecurity best practices as they join Ansys, followed by awareness communication and other continuous training sessions throughout the year.

Employees are required to take a five-module cybersecurity awareness training annually. Additionally, we conduct specialized training for our high-risk employees, such as key executives, on an annual basis. Phishing simulation exercises are conducted company-wide

10     2021 Ansys Proxy Statement

throughout the year, and metrics related to the reporting of real-world phishing attempts are used to inform these exercises.

Data Privacy – Led by our global data privacy officer, and in close alignment with the cybersecurity team, IT and Ansys leadership, the data privacy team seeks to ensure that our global data privacy program addresses the needs of Ansys and our customers, partners and employees.

We provide tailored training and awareness opportunities to our teams. Through our Code of Business Conduct and Ethics (“Code of Conduct”), and other policies and notices, employees are made aware of their responsibility to take reasonable precautions to ensure personal data they have access to is not misused and is handled in accordance with Ansys’ policies and standards.

In 2020, over 96% of our employees participated in a data privacy training module included in our Code of Conduct training. In 2021, the company opened the year by celebrating Data Privacy Day which included an online data privacy training.

We also prioritize privacy compliance by our vendors and partners by seeking to implement appropriate policies and procedures, as well as contractual obligations for data processors we engage.

Our Ansys Privacy Notice, as updated from time to time, outlines our approach of general use and secondary uses of data in specified circumstances covered by legitimate interest-based processing, including sharing of data with vendors and partners. For more detailed information on how Ansys endeavors to protect data across the organization, please consult the Ansys Privacy Notice at https://www.ansys.com/footer/privacy-notice.

During 2020, we did not experience any material legal proceeding or regulatory complaints as a result of breaches of personal data.

Human Rights – Our global human rights policy sets forth our commitment to respecting human rights and freedom as part of our corporate values. We support globally recognized human rights in addressing the risk of adverse effects on the human rights linked to the company’s business operations.

Public Policy Advocacy – This global policy regulates lobbying as well as political contributions on behalf of the company. We did not engage in any direct political contributions, including to ballot measures, 527 groups, 501(c)(4)s, or independent expenditures, in 2020. This does not include AGI, which we acquired in December 2020.

Products – It is through our products that we seek to achieve innovation, digitization and innovative business models, and help our customers meet their sustainability goals.

Product Handprint – We are well-positioned to provide technology solutions that support and enable the sustainability goals of our customers across diverse industries. Simulation solutions save raw materials and ultimately lessen our customers’ carbon footprint by significantly reducing or eliminating the need for physical prototyping and accelerating time to market. But perhaps more significantly, when used as part of the design and development phase, simulation can help Ansys customers build effective and efficient products that are integral to meeting the environmental sustainability needs of the future.

We are in process of presenting Ansys’ simulation’s role in creating handprint benefits across several industries. You can read about these use cases here: https://investors.ansys.com/esg/Ansys-Handprint-Use-Case-EV/default.aspx.

Innovation – We make substantial investments in research and development and emphasize frequent, integrated product releases. In each of the last three years, we invested more than 18% of our revenues into research and development, to expand the ease of use and capabilities of our broad portfolio of engineering simulation software products. Over the last three years, we have spent $2.2 billion dollars in cash and stock to acquire eight companies that expand our physics capabilities and allow us to solve even more challenging problems that our customers are facing.

Ansys Cloud – One of our latest innovative products is Ansys Cloud. We see simulation in the cloud as a new imperative. Ansys Cloud provides access to on-demand, cloud-based computing resources, including both interactive workstations and HPC clusters, for faster, high-fidelity results offering greater performance insight.

COVID-19 underscored the value cloud computing provides by connecting engineers to the necessary compute-hardware anytime and from anyplace. Ansys Cloud delivers critical computing infrastructure to ensure engineering and business continuity, even as many engineering teams are working from home.

To leverage the combined benefits of cloud computing and best-in-class engineering simulation, Ansys partnered with Microsoft® Azure™ to create a secure cloud solution. As our strategic partner, Microsoft Azure has been 100 percent carbon neutral since 2012. As a customer of Ansys Cloud, our customers could feel assured that the resources being used are carbon neutral and contributing significantly to sustainability.

Through alliances and partnerships, Ansys is also aiming to democratize the use of HPC for engineers in smaller firms by providing them with either cloud-based or appliance-based HPC solutions. For users without infrastructure or investment to support an inhouse cluster, these options can provide HPC class computation at a lower barrier to entry than traditional HPC.

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PROPOSAL 1	Election of Three Class I Directors for Three-Year Terms

Our Board is divided into three classes and is currently comprised of four directors in Class I, two directors in Class II and three directors in Class III. Directors serve for three-year terms with one class of directors being elected by our stockholders at each annual meeting.

At the 2021 Annual Meeting, three Class I directors are nominated for re-election to serve until the annual meeting of stockholders in 2024 and until such directors’ successors are duly elected and qualified. Based on the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated each of Jim Frankola, Alec D. Gallimore and Ronald W. Hovsepian for election as Class I directors at the 2021 Annual Meeting. Mr. Dubois, a Class I director, will not be standing for re-election at the 2021 Annual Meeting.

Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of Mr. Frankola, Dr. Gallimore and Mr. Hovsepian. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees have agreed to stand for election and to serve, if elected, as directors. However, if any person nominated by our Board is unable to stand for election, the proxies will be voted for the election of such other person or persons as our Board may recommend unless the Board determines to reduce the size of the Board.

We maintain a majority voting policy for the election of directors coupled with a resignation policy in uncontested elections. To be elected in an uncontested election, a director must receive a majority of the votes cast. This means that the number of votes cast “FOR” such nominee’s election must exceed the number of votes cast “AGAINST” that nominee’s election. Broker non-votes and abstentions will have no effect on the outcome of the election.

If, in any uncontested election of directors, any incumbent director nominee receives a greater number of votes cast “AGAINST” his or her re-election than “FOR” his or her re-election, he or she must promptly tender a resignation to the Board. The Board will then decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the incumbent director nominee in question, whether to accept the resignation or take other action.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE CLASS I DIRECTOR NOMINEES.

DIRECTOR CLASSES AS OF THE 2021 ANNUAL MEETING

Name	Age	Director Since
Class I – Term Expires 2021*

Jim Frankola	56	2021

Alec D. Gallimore	57	2017

Ronald W. Hovsepian	60	2012
Class II – Term Expires 2022

Barbara V. Scherer	65	2013

Ravi K. Vijayaraghavan	56	2020
Class III – Term Expires 2023

Ajei S. Gopal	59	2011

Glenda M. Dorchak	66	2018

Robert M. Calderoni	61	2020

* Mr. Dubois, a Class I director, will not be standing for re-election at the 2021 Annual Meeting.

12     2021 Ansys Proxy Statement

DIRECTOR DIVERSITY

Board Diversity Matrix: Continuing Directors and Director Nominees
Board Size:

Total Number of Directors	8
Gender:	Male	Female

Number of directors based on gender identity	6	2

Race/Ethnicity*:

African American or Black	1	0

Alaskan Native or American Indian	0	0

Asian	2	0

Hispanic or Latinx	0	0

Native Hawaiian or Pacific Islander	0	0

White	3	2

Two or More Races or Ethnicities	0	0

LGBTQ+	0

* Based on director nominees’ self-identified diversity characteristics.

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DIRECTOR NOMINEES

Jim Frankola Age 56 Independent Director since 2021 Audit Committee

Experience

Mr. Frankola has served as the Chief Financial Officer of Cloudera, an enterprise data cloud company, since October 2012. From June 2010 to September 2012, Mr. Frankola served as Chief Financial Officer of Yodlee, Inc., a data aggregation and data analytics platform company. Prior to Yodlee, Mr. Frankola served as Chief Financial Officer of Ariba, Inc., a software and information technology services company (“Ariba”). Mr. Frankola has held various senior positions in financial and business management at several companies, including IBM and Avery Dennison Corporation, a publicly-traded industrial materials company (“Avery Dennison”). Mr. Frankola previously served on the Board of Directors of ActivIDentity Corporation, a credentials management and authentication company.

Qualifications

Mr. Frankola’s qualifications to serve on, and make contributions to, the Board include his extensive background in finance, business transformations, mergers and acquisitions and business development.

Alec D. Gallimore Age 57 Independent Director since 2017 Audit Committee

Experience

Dr. Gallimore has been the Robert J. Vlasic Dean of Engineering at the University of Michigan since 2016. He has been the Richard F. and Eleanor A. Towner Professor of Engineering at the University of Michigan since 2015. He has held various positions of increasing responsibility at the University of Michigan since joining the institution in 1992. Dr. Gallimore has served on several NASA and US Department of Defense boards and studies, including as a member of the United States Air Force Scientific Advisory Board. He is currently on the Board of Trustees of The Institute for Defense Analyses. He is a fellow of the American Institute of Astronautics and Aeronautics and was elected into the National Academy of Engineering in 2019. Dr. Gallimore’s primary research interests include electric propulsion, plasma diagnostics and space plasma simulation. He has extensive design and testing experience with a number of electric propulsion devices.

Qualifications

Dr. Gallimore’s qualifications to serve on, and make contributions to, the Board include his extensive background in engineering, research and the use of simulation to create innovative products as well as his leadership of a major engineering academic institution.

Other Public Directorships

Dr. Gallimore serves on the Board of Directors of PagerDuty, Inc., a cloud computing company.

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Ronald W. Hovsepian

Age 60

Independent

Director since 2012

Chairman of the Board

Compensation Committee

Nominating and Corporate Governance Committee

Chair of the Strategic Partnerships and Transactions Committee

Experience

Mr. Hovsepian has been the Chairman of the Board since May 2019 and was the Lead Independent Director of the Board from October 2014 through April 2019 and the non-executive Chairman from 2014 until 2016.

Mr. Hovsepian has been an Executive Partner at Flagship Pioneering, a venture capital firm focused on healthcare, since October 2018. He has been the Chief Executive Officer of Indigo Ag, Inc., an agricultural technology company, since 2020, and the executive chairman of Skillsoft, Inc., an educational technology company, since August 2018.

Mr. Hovsepian was Chief Executive Officer of Synchronoss Technologies, Inc., a telecommunications software and services company, from January to April 2017. Mr. Hovsepian served as Chief Executive Officer of Intralinks Holdings, Inc., a global provider of services and software, from December 2011 to January 2017. Mr. Hovsepian joined Novell, Inc., a software company, in 2003 and was its Chief Executive Officer, from 2005 to 2011. Prior to Novell, from 2000 to 2003, Mr. Hovsepian was in the venture capital industry. He started his career at IBM and served in several executive positions over approximately 16 years. Mr. Hovsepian served as a member of the Board of Directors for ANN Inc., a woman’s clothing retailer, from 1998 to August 2015 and was the non-executive chairman from 2005 to 2015. He also serves on the Board of Directors of two private companies, ECi Software Solutions and Skillsoft.

Qualifications

Mr. Hovsepian’s qualifications to serve on, and make contributions to, the Board include his extensive experience in the technology and software industries as a Chief Executive Officer, senior manager, and venture capital investor and his expertise in sales, marketing, and product development. Additionally, Mr. Hovsepian has previously served as a board chairman and as a board member of both public and private companies across a range of industries.

Other Public Directorships

Mr. Hovsepian serves on the Board of Directors of Pegasystems Inc., a cloud software company.

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CONTINUING DIRECTORS FOLLOWING THE 2021 ANNUAL MEETING

Robert M. Calderoni Age 61 Independent Director since 2020 Audit Committee Strategic Partnerships and Transactions Committee

Experience

Mr. Calderoni has been the Chairman of Citrix Systems, Inc., a multinational software company (“Citrix”), since January 2019, and was the Executive Chairman of Citrix from July 2015 through December 2018. From October 2015 to January 2016, Mr. Calderoni served as the interim Chief Executive Officer and President of Citrix. Mr. Calderoni served as Chairman and Chief Executive Officer of Ariba from October 2001 until it was acquired by SAP AG, a publicly-traded software and IT services company, in October 2012, and then continued as Chief Executive Officer of Ariba following the acquisition until January 2014. Mr. Calderoni also served as a member of the global managing board at SAP AG between November 2012 and January 2014 and as President of SAP Cloud from June 2013 to January 2014. Prior to Ariba, Mr. Calderoni held senior finance roles at Apple and IBM and served as Chief Financial Officer of Avery Dennison.

Qualifications

Mr. Calderoni’s qualifications to serve on, and make contributions to, the Board include his executive tenure at software and technology companies in Chief Executive Officer roles as well as his extensive experience as a Board Member. Mr. Calderoni has led and scaled several high growth software companies and led their transition to the cloud.

Other Public Directorships

Mr. Calderoni currently serves as the Chairman and a member of the Board of Directors of Citrix. He is also a member of the Board of Directors of KLA Corporation, a capital equipment company. He previously served on the Board of Directors of LogMeIn, Inc., a software company, Juniper Networks, Inc., a network cybersecurity company, and Ariba.

Glenda Dorchak Age 66 Independent Director since 2018 Compensation Committee Chair of Nominating and Corporate Governance Committee Strategic Partnerships and Transactions Committee

Experience

Ms. Dorchak has served as an independent director at Ansys since July 2018. Ms. Dorchak spent over thirty years in operating roles in the technology industry starting with IBM where she held executive positions including General Manager PC Direct. She went on to be Chairman and CEO at Value America, an e-retailer, before joining Intel Corporation in 2001 as VP and COO Intel Communications Group. Ms. Dorchak went on to be VP and General Manager Intel Broadband Products Group and VP and General Manager Intel Consumer Electronics Group. She was CEO of Intrinsyc Software International, Inc., a product development company, from August 2006 to November 2008, and CEO of VirtualLogix, a provider of virtualization software, from January 2009 until September 2010. She was EVP and General Manager of Global Business for Spansion, Inc., a flash memory manufacturer, from April 2012 to June 2013.

Qualifications

Ms. Dorchak’s qualifications to serve on, and make contributions to, the Board include her experience as a technology industry veteran with deep leadership and operating expertise running hardware and software businesses in the computing and communications technology sectors.

Other Public Directorships

Ms. Dorchak is a director of Viavi Solutions Inc., a provider of network test, monitoring and assurance solutions, and CREE, Inc., an innovator of semiconductor projects for power and radio-frequency applications and lighting-class LED products. She was previously a director of Mellanox Technologies, Ltd., Energy Focus Inc. and Quantenna Communications.

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Ajei S. Gopal Age 59 President and Chief Executive Officer Director since 2011

Experience

Dr. Gopal has served as our Chief Executive Officer and President since January 2017. From August 2016 to December 2016, he served as our President and Chief Operating Officer. Dr. Gopal was appointed an independent director of the Board in 2011 and served in that capacity until his employment by the Company in August 2016. From April 2013 to August 2016, Dr. Gopal was an operating partner at Silver Lake, a leading private equity technology investor. His employment at Silver Lake included a secondment as interim President and Chief Operating Officer at Symantec Corporation. From 2011 until 2013, he was Senior Vice President at Hewlett Packard. Dr. Gopal was Executive Vice President at CA Technologies from 2006 until 2011. From 2004 to 2006, he worked at Symantec Corporation, where he served as Executive Vice President and Chief Technology Officer. Earlier, Dr. Gopal served as Chief Executive Officer and a member of the Board of Directors of ReefEdge Networks, a company he co-founded in 2000. He worked at IBM from 1991 to 2000, initially at IBM Research and later in IBM’s Software Group.

Qualifications

Dr. Gopal’s qualifications to serve on, and make contributions to, the Board include his position as our President and Chief Executive Officer and background in both technology and senior management of large software and technology companies as well as his experience in global operations and business development.

Other Public Directorships

Dr. Gopal currently serves on the Board of Directors of Citrix.

Barbara V. Scherer Age 65 Independent Director since 2013 Chair of the Audit Committee

Experience

Ms. Scherer was Senior Vice President, Finance and Administration and Chief Financial Officer of Plantronics, Inc. (“Plantronics”), an audio communications equipment manufacturer from 1998 to 2012, and was Vice President, Finance and Administration and Chief Financial Officer from 1997 to 1998. Prior to Plantronics, Ms. Scherer held various executive management positions spanning 11 years in the disk drive industry, was an associate with The Boston Consulting Group, and was a member of the corporate finance team at ARCO in Los Angeles. From 2004 through 2010, she served as a director of Keithley Instruments, a publicly traded test and measurement company.

Qualifications

Ms. Scherer’s qualifications to serve on, and make contributions to, the Board include her practical and strategic insight into complex financial reporting and management issues and significant operational expertise, gained over a career spanning more than 30 years, including 25 years in senior financial leadership roles in the technology industry.

Other Public Directorships

Ms. Scherer serves on the Board of Directors of Netgear, Inc., a multinational computer networking company, and Ultra Clean Holdings, Inc., a developer and supplier of equipment for the semiconductor industry.

2021 Ansys Proxy Statement     17

Ravi K. Vijayaraghavan Age 56 Independent Director since 2020 Compensation Committee Strategic Partnerships and Transactions Committee

Experience

Mr. Vijayaraghavan has been a partner at Bain & Company, Inc. (“Bain”), a leading management consulting firm, since 2001. He has held multiple senior roles with Bain, including his current position as Director and Head of the Asia-Pacific Technology Practice since 2019 and membership on the global partner promotion and compensation committee since 2015. Mr. Vijayaraghavan started his career with Bain in 1995 and is an expert and leader in Bain’s Mergers & Acquisitions, Private Equity and Telecommunications, Media and Technology practices. He has successfully led global client relationships in technology and telecommunications, and the establishment of Bain’s Asia-Pacific technology practice. His experience spans a broad range of technology markets (including software, hardware, semiconductors, and services) as well as mobile and fixed telecommunications operations across geographies in North America, Europe and Asia. He previously served as a member of the board of overseers for WGBH, a Boston-based public broadcaster, and as a member of the board of the Singapore Land Authority.

Qualifications

Mr. Vijayaraghavan’s qualifications to serve on, and make contributions to, the Board include his expertise in setting and executing on corporate strategic agendas to drive sustained organic and M&A-led growth at technology and telecommunications companies.

18     2021 Ansys Proxy Statement

CORPORATE GOVERNANCE AT ANSYS

Director Independence

Our Corporate Governance Guidelines require that at least a majority of the Board qualifies as independent directors under applicable federal securities laws, the listing standards of the Nasdaq Global Select Market (“Nasdaq”) and any other requirements of the committees upon which he or she serves. Nasdaq listing standards have both objective tests and a subjective test for determining who is an independent director. The objective tests include that the director not be an employee of the company and not have engaged in various types of business dealings with the Company. The subjective test requires the Board to affirmatively determine that the director does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. During the Board’s annual review of director independence, the Board also considers transactions, relationships and arrangements between each director (or an immediate family member of the director) and the Company and management, as well as certain other factors that the Board deems relevant in determining independence, such as beneficial ownership of our capital stock.

The Board completed a review of the independence of each of our current directors and determined that each of Mr. Calderoni, Ms. Dorchak, Mr. Dubois, Mr. Frankola, Dr. Gallimore, Mr. Hovsepian, Ms. Scherer, and Mr. Vijayaraghavan is not an affiliate or employee of the Company and is independent under Rule 5605 of the Nasdaq listing requirements and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board also previously determined that Ms. Anasenes was independent under the Nasdaq listing requirements and the Exchange Act until such time that she resigned from the Board and joined Ansys as Senior Vice President in December 2020. Dr. Gopal is President and Chief Executive Officer of the Company and therefore is not considered an independent director.

Board Responsibilities

The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees and provide the framework for our corporate governance. Our current Corporate Governance Guidelines are available on the investor relations section of our website https://investors.ansys.com/ under the heading “Governance.”

Oversight of Risk Management

The Board has responsibility to provide risk oversight as a part of each director’s obligations to us and our stockholders. The Board aims to set a healthy “tone at the top” and guides our management to take appropriate measures to control material risks. The Board executes on these responsibilities directly and also through its standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Partnerships and Transactions Committee, each of which is comprised solely of members and chairs who qualify as independent directors. While the Board believes that we practice good risk management strategies and processes, it is the Board’s responsibility to oversee the pressure testing of these strategies and processes on a continuous basis in order to ensure that risk management stays effective despite evolving market conditions, business strategies, regulatory rules, and our development.

Our Board delegates principal responsibility for its risk management and assessment functions to its Audit Committee. The Board directly receives a quarterly risk report from the General Counsel. Likewise, the Audit Committee receives a risk management update from our management as part of its regular quarterly meetings. In addition, the Audit Committee oversees our annual enterprise business risk assessment and bi-annual fraud risk assessment which are conducted by our internal auditor. The internal auditor delivers reports directly to the Audit Committee. This annual assessment reviews our performance with regard to ongoing financial, operational, and strategic risks, both existing and new. The Nominating and Corporate Governance Committee oversees and reports to the Board on the progress of our CR program including the program’s initiatives in ESG areas.

Details on the activities and responsibilities of the Board’s committees are discussed later in this proxy statement. In summary, the Board provides oversight over risk that is material to our long-term stockholder value. The committees implement the Board’s risk oversight in particular focus areas, namely:

●	The Audit Committee provides primary oversight over financial, commercial, operational and strategic risks, including but not limited to financial reporting, legal and regulatory compliance, internal controls and cybersecurity;

●	The Compensation Committee provides primary oversight over the Company’s compensation practices and policies;

●	The Nominating and Corporate Governance Committee provides primary oversight over corporate governance practices, succession planning, and ESG activities; and

●	The Strategic Partnerships and Transactions Committee provides primary oversight over the execution of the Company’s strategic partnerships and transactions.

Communications with the Board

Stockholders and other interested parties may communicate with the full Board or individual directors by writing to:

ANSYS, Inc. Board of Directors

c/o General Counsel and Secretary ANSYS, Inc.

Southpointe

2600 Ansys Drive

Canonsburg, PA, 15317

The Secretary will deliver to the appropriate directors all communications addressed to the Board received at this address, except for spam, junk mail, mass mailings,

2021 Ansys Proxy Statement     19

solicitations, resumes, job inquiries, product complaints/inquiries, new product suggestions, surveys or other matters unrelated to the Company.

Related-Party Transactions

The Board of Directors has a written policy requiring the review and oversight of Related Party Transactions by the Audit Committee (the “Policy”). Under the Policy, a director or executive officer must promptly notify the Office of the Corporate Secretary of any material interest that such person or an Immediate Family Member of such person had, has or may have in a transaction. The Corporate Secretary will review the proposed transaction and determine if it is subject to Audit Committee approval based on criteria described in the Policy and Item 404 of Regulation S-K.

Should a Related Party Transaction be subject to Audit Committee approval, the following factors, amongst others, will be considered: whether the terms are fair to Ansys and usual and customary in the market, if the transaction is material to Ansys and in the ordinary course of Ansys’ business, and the role, if any, of the related party in arranging the transaction.

The Audit Committee may, in its sole discretion, approve or deny any Related Party Transaction. In the event a Related Party Transaction has not been previously approved under this Policy, the transaction will promptly be submitted to the Audit Committee, and the Audit Committee will review the Related Party Transaction in accordance with the criteria set forth in the Policy. The Audit Committee will evaluate all options, including without limitation, ratification, amendment or termination of the Related Party Transaction. Any such determination by the Audit Committee will be reported to the Board of Directors.

The terms Related Party Transactions and Immediate Family Member have the meanings as set forth in Item 404 of SEC Regulation S-K.

There have been no Related Party Transactions requiring disclosure under SEC rules in 2020 or 2021 year-to-date.

Board Structure and Processes

Leadership Structure

The roles of Chairman of the Board and CEO of the Company are separated, and the role of Chairman is held by an independent director elected by the directors, pursuant to our Corporate Governance Guidelines. Mr. Hovsepian currently serves as the Chairman of the Board and has the principal responsibility for communicating with the Board members and presides at meetings of the Board, which ensures that our independent directors have a strong voice in the leadership of the Board and risk oversight.

For information on how the Board’s responsibility for risk oversight impacts its leadership structure, see “– Oversight of Risk Management.”

Our Chairman of the Board is the primary point of consultation with the Nominating and Corporate Governance Committee regarding director nominations and process and management succession planning, which we believe helps to maintain a strong and independent direction to our highest-level governance matters. We believe that this structure provides our Board with the greatest breadth of leadership and depth of experience, while also providing balance for the direction of the Company. It gives primary responsibility for our operational leadership to our CEO. The Chairman of the Board facilitates our Board’s independent oversight of management, enables communication between the management and the Board, and leads the Board’s consideration of governance matters. The Nominating and Corporate Governance Committee periodically reviews the Board’s leadership structure and, when appropriate, recommends changes in response to evolving needs.

Board Processes

Each standing committee of the Board conducts an evaluation of its effectiveness each year. In addition, the Nominating and Corporate Governance Committee conducts an annual evaluation of the Board. The purpose of the evaluations is to identify areas of strength and areas for improvement in the activities and effectiveness of each committee and the Board. The evaluations for 2020 took the form of candid interviews conducted by outside counsel with each Director. Outside counsel then facilitated a discussion of the findings from the interviews with the Board and each Committee.

We support and encourage the continuing education of our Board members. We maintain membership in the National Association of Corporate Directors and reimburse the directors for their expenses in connection with attending trainings and other events on topics including committee roles and responsibilities, and legal and ethical developments. We also provide educational sessions periodically to the Board on our business, industry developments, and other pertinent topics.

Board Meetings

Our Board held seven meetings during 2020. Each of our current directors attended at least 75% of the aggregate of the Board meetings and meetings of Board committees of which they were a member during the periods they served in 2020.

Committees

In 2020, the Board had the following standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategic Partnerships and Transactions Committee. Each committee has a charter which is available on the Governance section of our investor relations website https://investors.ansys.com/governance/.

The Board may from time to time establish ad hoc and special purpose committees.

Audit Committee

Chair	Ms. Scherer

Members	Mr. Calderoni
Mr. Frankola
Dr. Gallimore

Meetings Held in 2020	5

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Each member of the Audit Committee is independent as such term is defined in Rule 5605 of the Nasdaq listing requirements and applicable SEC rules, including the heightened independence requirements for Audit Committee members. In addition, we have determined that each of the members is financially literate and our Board has determined that each of Ms. Scherer, Mr. Calderoni and Mr. Frankola qualifies as an “audit committee financial expert” within the meaning of the SEC rules.

Our Audit Committee oversees our accounting and financial reporting process and the audit of our financial statements and monitors legal and regulatory compliance. The committee is responsible for, among other things:

●	Selecting our independent registered public accounting firm to audit financial statements and to perform services related to the audit;

●	Reviewing the overall plan, scope and results of the audit;

●	Reviewing with our management and independent registered public accounting firm our quarterly and annual operating results, including our audited financial statements;

●	Reviewing our periodic disclosures related to our financial statements;

●	Considering the adequacy of our internal control over financial reporting and of accounting procedures;

●	Overseeing the adequacy and effectiveness of disclosure controls and procedures;

●	Overseeing the internal audit function, the adequacy of its budget and staffing, reviewing and monitoring its plan, and assessing its performance;

●	Overseeing cybersecurity including the current state, developments and strategy to mitigate cybersecurity risks;

●	Overseeing our risk management policies and practices;

●	Overseeing related party transactions;

●	Overseeing procedures for addressing complaints and anonymous employee submissions and related controls; and

●	Monitoring legal and regulatory compliance.

Compensation Committee

Chair*	Mr. Dubois

Members	Ms. Dorchak
Mr. Hovsepian
Mr. Vijayaraghavan

Meetings Held in 2020	6

*Mr. Calderoni will serve as Chair of the Compensation Committee as of the date of the 2021 Annual Meeting.

Each member of the Compensation Committee is independent as such term is defined in Rule 5605 of the Nasdaq listing requirements and applicable SEC rules, including the heightened independence requirements for Compensation Committee members. Each qualifies as a “non-employee director” under Section 16 of the Exchange Act. Our Compensation Committee oversees our compensation policies, plans and programs. The committee is responsible for, among other things:

●	Reviewing and approving the compensation of our CEO;

●	Reviewing and approving the compensation of our other executive officers;

●	Overseeing risks related to our overall compensation practices;

●	Approving and administering our equity plans; and

●	Reviewing, and recommending to the Board for approval, the compensation of our non-employee directors.

Nominating and Corporate Governance Committee

Chair*	Ms. Dorchak

Members	Mr. Dubois
Mr. Hovsepian

Meetings Held in 2020	4

*Mr. Vijayaraghavan will join and serve as the Chair of the Nominating and Corporate Governance Committee as of the date of the 2021 Annual Meeting.

Each member of the Nominating and Corporate Governance Committee is independent as such term is defined in Rule 5605 of the Nasdaq listing requirements.

Our Nominating and Corporate Governance Committee oversees and assists our Board in reviewing and recommending corporate governance policies and nominees for election to our Board and its committees. The committee is responsible for, among other things:

●	Overseeing the qualification and nomination process for potential director candidates;

●	Reviewing the continued qualifications of existing directors;

●	Developing, reviewing and monitoring the implementation of the Company’s Corporate Governance Guidelines;

●	Overseeing the annual performance evaluation for the Board;

●	Overseeing succession planning for our executives;

●	Reviewing the directors’ and officers’ insurance policy and indemnification arrangements;

●	Reviewing the structure of the Board and its committees; and

●	Overseeing our ESG activities.

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Strategic Partnerships and Transactions Committee

Chair	Mr. Hovsepian

Members	Ms. Dorchak
Mr. Calderoni
Mr. Vijayaraghavan

Meetings Held in 2020	3

Each member of the Strategic Partnerships and Transactions Committee is independent as such term is defined in Rule 5605 of the Nasdaq listing requirements.

Our Strategic Partnerships and Transactions Committee oversees and assists our Board in reviewing potential mergers, acquisitions, dispositions, investments, joint ventures, collaborations, partnerships or similar transactions or arrangements. The committee is responsible for, among other things:

●	Providing oversight and guidance to management with respect to execution of strategic partnerships and transactions;

●	Reviewing and discussing transactions and transaction strategies with the Company’s management and making recommendations to the Board regarding the same;

●	Authorizing and approving certain strategic transactions and related steps, terms and conditions; and

●	Periodically reviewing the performance of certain completed strategic transactions, including integration matters.

Director Nomination Process

Candidates for nomination to our Board are recommended by the Nominating and Corporate Governance Committee. In recommending candidates, the Nominating and Corporate Governance Committee considers persons recommended by directors, officers, and in some cases third party consultants or search firms. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates. The Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders, who are evaluated in the same manner as other director nominees. A stockholder submitting a prospective nominee for the Board should follow the procedures described under “Stockholder Proposals and Nominations for the 2022 Annual Meeting.”

The Nominating and Corporate Governance Committee does not have specific minimum qualifications that must be met for a prospective director candidate to be nominated. However, in identifying potential candidates, it focuses on individuals with certain qualifications, including skills in leadership, technology, risk management, financial acumen, and domestic and global business development. The Nominating and Corporate Governance Committee does not have a specific diversity policy with respect to identifying director candidates, however, it considers diversity in skills, abilities, industry knowledge, and experience, as well as self-identified diversity characteristics, including, gender, race and ethnicity, in reviewing potential candidates.

With the assistance of a third-party search firm, the Nominating and Corporate Governance Committee evaluated potential director candidates, including Mr. Frankola, who was first introduced to the Nominating and Corporate Governance Committee as a potential nominee by a current member of the Board.

The Board recommends each Class I director nominee for election by the Company’s stockholders at the 2021 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries and all members are considered independent as such term is defined in Rule 5605 of the Nasdaq listing requirements. None of our executive officers serves as a member of the Compensation Committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Director Attendance at the 2020 Annual Meeting

We do not have a policy with respect to directors’ attendance at our annual meeting of stockholders, but directors are encouraged to attend. Six of our nine directors serving at the time of our 2020 annual meeting attended such meeting.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our non-employee director compensation program is designed to attract, retain and reward qualified directors and align the financial interests of the non-employee directors with those of our stockholders. Pursuant to this program, each non-employee director will receive the following cash and equity compensation for Board service. We also reimburse our non-employee directors for expenses incurred in connection with attending Board and committee meetings, assisting with other Company business, such as meeting with potential officer and director candidates, as well as continuing director education.

Non-employee director compensation, including cash retainers for Board and committee service and equity grants, is reviewed annually by the Compensation Committee and the Board. Our independent executive compensation consulting firm, Compensia, supports the Compensation Committee by providing detailed benchmarks of non-employee director compensation at peer companies, historical non-employee director compensation at the Company, and guidance regarding market trends and policies of proxy advisory firms, among other information. Non-employee director compensation is subject to the approval of the Board, upon the recommendation of the

22     2021 Ansys Proxy Statement

Compensation Committee. The Compensation Committee periodically reviews its independent executive compensation consulting firm, and also verifies annually the independence of any firm used to provide such support.

Cash Compensation

During 2020, our non-employee directors were entitled to receive the following cash fees:

●	$40,000 per year for service as a Board member;

●	$40,000 per year for service as the Chairman of the Board;

●	$25,000 per year for service as Chair of the Audit Committee;

●	$20,000 per year for service as Chair of the Compensation Committee;

●	$15,000 per year for service as Chair of the Nominating and Corporate Governance Committee or the Strategic Partnerships and Transactions Committee;

●	$10,000 per year for service as a member of the Audit Committee or Compensation Committee (not including the Committee Chair);

●	$5,000 per year for service as a member of the Nominating and Corporate Governance Committee or Strategic Partnerships and Transactions Committee (not including the Committee Chair).

With respect to the Strategic Partnerships and Transactions Committee, in any one year, measured from annual meeting of stockholders to annual meeting of stockholders, a member will receive $1,000 for every telephonic meeting and $1,500 for every in-person meeting in excess of eight meetings.

Equity Compensation

Each then-serving non-employee director is granted a Restricted Stock Unit (“RSU”) award having a value of $300,000 on the date of each annual meeting of stockholders. If an independent director’s commencement date is other than the date of an annual meeting of stockholders, such independent director may be granted, on such independent director’s commencement date, an annual award having an award value prorated based on the number of days between such director’s commencement date and the next annual meeting of stockholders.

The annual RSU awards will vest upon the earlier of one year after grant or the next annual meeting of stockholders, subject to accelerated or prorated vesting under certain circumstances such as death or disability or change in control of the Company. Shares of our common stock will generally be issued at, or shortly following, the vesting of the RSUs.

In connection with Ms. Anasenes’ departure from the Board and pursuant to the terms of the applicable RSU award agreement, the Board approved the pro rata vesting of her outstanding non-employee director RSU award, which was granted on May 15, 2020.

Prior to 2016, certain of our non-employee directors were granted deferred stock units (“DSUs”) as part of our director compensation program. In 2016, our Compensation Committee approved a plan to allow our non-employee directors to diversify DSUs held by them, subject to the Director Stock Ownership Guidelines described below. Since November 1, 2016, non-employee directors have been permitted to individually choose whether to retain all or part of their DSUs or to elect another investment alternative, such as an index or mutual fund or funds. This program is subject in all respects to our Director Stock Ownership Guidelines, meaning that directors would only be permitted to diversify DSUs held in excess of the required minimum ownership guidelines. One of our non-employee directors elected to diversify a portion of his or her DSUs in 2020.

Our employee directors do not receive additional compensation for service on the Board.

Director Stock Ownership Guidelines

Non-employee directors are required to satisfy minimum stock ownership guidelines. Under these guidelines, non-employee directors are required to own equity in the form of common stock or DSUs of the Company equal to a minimum of five times the annual cash retainer. This ownership requirement is competitive with the practices of our peer group. Each non-employee director is required to maintain this minimum amount throughout his or her tenure as a member of our Board. New Board members have five years to attain this minimum stock ownership level. In 2020, each non-employee director met their stock ownership guidelines (or is on track to do so by the end of the applicable five-year period). Our current Corporate Governance Guidelines which contain these stock ownership guidelines are available on the Governance section of our investor relations website https://investors.ansys.com/governance/.

2021 Ansys Proxy Statement     23

DIRECTOR COMPENSATION TABLE FISCAL YEAR 2020

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)(3)	All Other Compensation ($)	Total ($)

Robert M. Calderoni	$45,925	$346,063	–	$391,988

Glenda M. Dorchak	$66,250	$292,781	–	$359,031

Guy E. Dubois	$64,175	$292,781	–	$356,956

Alec D. Gallimore	$50,000	$292,781	–	$342,781

Ronald W. Hovsepian	$109,175	$292,781	–	$401,956

Barbara V. Scherer	$65,000	$292,781	–	$357,781

Ravi K. Vijayaraghavan	$45,925	$346,063	–	$391,988

(1) Dr. Gopal has been omitted from this table because he receives no compensation for serving on our Board. Dr. Gopal’s compensation as President and CEO for fiscal 2020 is detailed in “Fiscal 2020 Compensation Tables” of this proxy statement. Ms. Anasenes ceased her service as a director on December 7, 2020. Ms. Anasenes’ compensation for her service as a director and a Senior Vice President in fiscal 2020 is detailed in “Fiscal 2020 Compensation Tables” of this proxy statement. Messrs. Calderoni and Vijayaraghavan commenced service as directors on March 1, 2020. Mr. Frankola has been omitted from this table because he did not serve as a director in fiscal 2020.

(2) The values set forth in this column are based on the aggregate grant date fair values of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). The grant date fair values of the RSU awards are computed based upon the closing price per share of our common stock on the date of grant. These amounts reflect fair values of these awards on the grant dates, and do not correspond to the actual value that may be recognized by the non-employee directors.

(3) The following are the number of outstanding DSU awards held by each of our non-employee directors as of December 31, 2020: Mr. Dubois: 1,857; Mr. Hovsepian: 21,523; and Ms. Scherer: 8,017. Each non-employee director named in the table held 1,153 outstanding RSU awards as of December 31, 2020. As a result of their appointment to the Board on March 1, 2020, Mr. Calderoni and Mr. Vijayaraghavan received a prorated annual RSU award of 220 shares for the period of March 1, 2020 through May 14, 2020.

PROPOSAL 2	Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2021

The Audit Committee of the Board has appointed Deloitte & Touche LLP, independent registered public accountants, to audit our financial statements for the fiscal year ending December 31, 2021. During the fiscal year ended December 31, 2020, Deloitte & Touche LLP served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Ansys and our stockholders. At the 2021 Annual Meeting, stockholders are being asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Our Audit Committee is submitting the selection of Deloitte & Touche LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Deloitte & Touche LLP will be present at the 2021 Annual

Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider the appointment.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021.

24     2021 Ansys Proxy Statement

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The Audit Committee selects the Company’s independent registered public accounting firm to audit financial statements and to perform services related to the audit, reviews the overall plan and results of the audit with that accounting firm, reviews with management and that accounting firm the Company’s quarterly and annual operating results, including the Company’s audited financial statements, reviews the periodic disclosures related to the Company’s financial statements, considers the adequacy of the Company’s internal control over financial reporting and accounting procedures, oversees internal audit and compliance with the Sarbanes-Oxley Act of 2002, oversees procedures for addressing complaints and anonymous employee submissions and related controls, and oversees the Company’s risk management policies and practices.

With respect to 2020, the Audit Committee:

●	reviewed and discussed the audited financial statements with the Company’s management;

●

discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including the Critical Audit Matters; and

●

received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

Based on these reviews and discussions, our Audit Committee has recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements.

The Audit Committee annually reviews Deloitte & Touche LLP’s independence and performance in connection with the Audit Committee’s determination of whether to retain Deloitte & Touche LLP or engage another firm as our independent registered public accounting firm. In the course of these reviews, the Audit Committee considers, among other things:

●

Deloitte & Touche LLP’s historical and recent performance on the audit, including input from those employees with substantial contact with Deloitte & Touche LLP throughout the year about Deloitte & Touche LLP’s quality of service provided, and the independence, objectivity, and professional skepticism demonstrated throughout the engagement by Deloitte & Touche LLP and its audit team;

●	the quality and candor of Deloitte & Touche LLP’s communications with the Audit Committee and management;

●	external data relating to audit quality and performance, including recent PCAOB reports on Deloitte & Touche LLP;

●	Deloitte & Touche LLP’s independence;

●	Deloitte & Touche LLP’s global capabilities, technical expertise, and knowledge of the Company’s global operations and industry;

●	the appropriateness of Deloitte & Touche LLP’s fees, on both an absolute basis and as compared to its peer firms and the fees charged to other public software company peers;

●

Deloitte & Touche LLP’s tenure as our independent auditor and its familiarity with our global operations and businesses, accounting policies and practices and internal control over financial reporting; and

●

Deloitte & Touche LLP’s capability and expertise in handling the breadth and complexity of our global operations, including the Company’s acquisitions and phased implementation of enterprise customer relationship management and human resource information systems on a worldwide basis over the next several years.

Based on this evaluation, the Audit Committee considers Deloitte & Touche LLP well qualified, with offices or affiliates in or near most locations in the U.S. and other countries where we operate. The Audit Committee believes that Deloitte & Touche LLP is independent and that it is in the best interests of the Company and our stockholders to retain Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2021.

Audit Committee*

Barbara V. Scherer, Chair

Robert M. Calderoni

Alec D. Gallimore

*Mr. Frankola joined the Audit Committee in March 2021 and therefore did not participate in the review of the audited financial statements nor the selection of Deloitte & Touche LLP for 2021.

2021 Ansys Proxy Statement     25

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Ansys under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

Independent Registered Accounting Firm Services and Fees

The following table sets forth the aggregate fees billed to us for professional services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2020 and 2019, including the reviews of the financial statements included in our Form 10-Q filings and general accounting consultations.

	2020	2019

Audit fees	$1,225,273	$1,261,012

Audit-related fees	$865,751	$367,000

Tax fees	$1,052,072	$749,702

All other fees	$0	$0

Total	$3,143,096	$2,377,714

“Audit fees” in 2020 and 2019 consisted of fees billed for professional services rendered for the audit of our annual financial statements and management’s report on internal control included in our annual reports on Form 10-K and for the review of the financial statements included in our quarterly reports on Form 10-Q, as well as services that generally only our independent registered public accountants can reasonably provide, including statutory audits and services rendered in connection with SEC filings.

“Audit-related fees” in 2020 and 2019 consisted of assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of our financial statements, including financial and tax due diligence related to business acquisitions.

“Tax fees” in 2020 and 2019 consisted of fees billed for tax compliance, consultation and planning services. Tax fees in 2020 did not exceed aggregate audit and audit-related fees paid to Deloitte & Touche LLP, and $606,156 of the tax fees incurred in 2020 related to tax return preparation services. Tax fees in 2019 did not exceed aggregate audit and audit-related fees paid to Deloitte & Touche LLP, and $507,202 of the tax fees incurred in 2019 related to tax return preparation services.

All of the services described above related to audit fees, audit-related fees, and tax fees performed by Deloitte & Touche LLP in 2020 and 2019 were pre-approved by our Audit Committee in accordance with the pre-approval policy and procedures adopted by our Audit Committee and in effect for those fiscal years. The policy required that during each of the Audit Committee’s scheduled quarterly meetings, a description of services requested to be provided by the independent registered public accounting firm during the following quarter be submitted to the Audit Committee for approval. Any request for audit, audit-related, tax and other services not contemplated during the quarterly approval process were submitted to the Audit Committee for specific pre-approval and did not commence until such approval had been granted.

In February 2020, the Audit Committee adopted new audit and non-audit services pre-approval procedures. Under these procedures, the Audit Committee is required to pre-approve all services provided by the independent auditor to assure that these services do not impair the independence of the auditor. Unless the type of service is both on a list of pre-approved services and within the quarterly and per service dollar limits established by the procedures, such service will require the specific pre-approval by the Audit Committee. Under the procedures, the Audit Committee can delegate its responsibility to specifically pre-approve certain permitted services to a member or members of the Audit Committee. Any pre-approval granted by delegates must be reported to the Audit Committee at its next scheduled meeting.

26     2021 Ansys Proxy Statement

PROPOSAL 3	Approval of the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan

Overview

We are asking our stockholders to adopt and approve the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan (the “2021 Plan”) to continue our ability to provide to our non-employee directors, officers and other employees, and certain consultants, equity and cash incentive awards that reward their service and performance.

The number of shares authorized for issuance under the 2021 Plan is 4,400,000 plus (i) the total number of shares of common stock remaining available for issuance under the Fifth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (the “Predecessor Plan”) as of the effective date of the 2021 Plan plus (ii) any shares relating to outstanding awards under the Predecessor Plan or the 2021 Plan that are subsequently forfeited, as further described herein and in the 2021 Plan. As of March 5, 2021, an estimated 1,680,000 shares of common stock remained available for issuance under the Predecessor Plan, however, the number of shares of common stock to be assumed by the 2021 Plan will be equal to the actual number of shares of common stock remaining available for issuance under the Predecessor Plan as of the effective date of the 2021 Plan. The following table provides certain additional information regarding shares available for issuance and outstanding awards issued under the Predecessor Plan following the Company’s 2021 annual grants made before March 5, 2021:

March 5, 2021
Shares of common stock underlying outstanding options	572,251
Weighted-average exercise price of outstanding options	$76.34
Weighted-average remaining term of outstanding options (years)	2.95
Shares of common stock underlying RSUs*	1,396,267
Estimated total shares remaining available for future issuance under Predecessor Plan	1,680,000

* Includes DSUs and earned performance share units and assumes maximum performance for unearned performance share units outstanding under the Predecessor Plan.

The 4,400,000 proposed shares plus the 1,680,000 shares available for issuance for new awards under the Predecessor Plan as of March 5, 2021 results in a total of 6,080,000 shares that may be available for grants under the 2021 Plan if the 2021 Plan is approved by our stockholders. This amount would result in a basic share capital dilution of 9.28% as compared to Ansys’ peer group median of 10.3% positioning Ansys between the peer 25th and 50th percentiles. A description of the Ansys peer group companies is included in the “Compensation Discussion and Analysis” section of this proxy statement.

The following is a summary of the 2021 Plan, which is qualified in its entirety by the complete text of the 2021 Plan attached as Annex B to this proxy statement. To the extent the description below differs from the 2021 Plan text in Annex B, the text of the 2021 Plan governs the terms and provisions of the 2021 Plan. Because Company directors and executive officers are eligible to receive awards under the 2021 Plan, they may be deemed to have a personal interest in the adoption of this proposal.

Purposes of the Proposal

Our Board and Compensation Committee determined that the adoption of the 2021 Plan is necessary to reward the service and performance of our non-employee directors, officers and other employees, and certain consultants. The Board believes that a long-term equity incentive program motivates and rewards our directors, executive officers and other key individuals for their contributions to our Company’s performance and serves to align long-term compensation with the performance of Company stock. Our Board recommends a vote for approval of the 2021 Plan because it will allow the Company to continue to use equity-based incentives and promote the goals of our compensation strategy. The 2021 Plan will only become effective subject to approval by our stockholders and, if it is not approved, the Predecessor Plan will continue to remain in effect. If the 2021 Plan is approved by the Company’s stockholders at the 2021 Annual Meeting, no grants will be made under the Predecessor Plan thereafter, provided that outstanding awards granted under the Predecessor Plan will continue unaffected by such stockholder approval. As the 2021 Plan will be a new plan for the Company, if approved by the Company’s stockholders at the 2021 Annual Meeting, it is not possible at present to determine the amount or form of any award that will be granted or available for grant to any person in the future under such plan.

2021 Ansys Proxy Statement     27

Important Features of the 2021 Plan

Plan Feature	Description
Plan Term	If approved, no grant will be made under the 2021 Plan on or after the tenth anniversary of the date the plan goes into effect.
Minimum Vesting Provisions	Except as otherwise provided in the 2021 Plan, equity-based awards granted under the 2021 Plan will generally be subject to either a minimum vesting or minimum performance period of at least one year.
Limits on Non-Employee Director Compensation	The 2021 Plan provides an overall annual cap on the amount of compensation that may be granted to each non-employee director.
Double Trigger Change in Control Vesting	In the event of a change in control, awards will only vest in the event of a change in control and a qualifying termination of employment if the awards are assumed by the acquirer.
No Liberal Share Counting	Shares withheld to pay withholding tax obligations, used for the payment of option exercise prices, among other circumstances, will not be added back to the authorized share pool.
No Dividends on Unvested Awards	No dividends or dividend equivalents will be paid on awards until they are earned and/or vested.
No Repricing Without Stockholder Approval	Option rights and appreciation rights may not be amended to reduce their exercise or base price, as applicable, and may not be cancelled in exchange for cash, other awards, or option rights and appreciation rights with an exercise or base price, as applicable, that is less than the exercise or base price of the original option rights or appreciation rights without obtaining stockholder approval.
No Discounted Option Rights or Appreciation Rights	Option rights and appreciation rights may not be granted with an exercise or base price less than the fair market value of Ansys common stock on the date of grant.
No “Evergreen” Provisions	The 2021 Plan authorizes the issuance of a fixed number of shares of common stock (subject to adjustment as provided therein). Stockholder approval will be required before any additional shares can be authorized for issuance under the 2021 Plan.
Clawback Protections	Pursuant to the terms of the 2021 Plan, awards will be subject to recovery or recoupment under circumstances set forth in a clawback policy adopted by Ansys.

Plan Summary

The following summary is of the 2021 Plan and this summary describes the material features of the 2021 Plan. The purposes of the 2021 Plan are to promote the interests of the Company and its stockholders by:

●	motivating and rewarding long-term strategic management that results in profitable growth and sustained stockholder value creation;

●	aligning employee and director interests with those of stockholders through encouraging stock ownership;

●	reinforcing a strong management team commitment to Ansys’ long-term success;

●	providing meaningful long-term incentive award opportunity as part of a competitive total compensation program that enables Ansys to attract and retain its key employees;

●	managing costs effectively through program design and administration guidelines in terms of accounting, tax, cash flow and stockholder dilution; and

●	structuring grants to be responsive to changes in the Company’s business environment and compensation objectives.

The 2021 Plan will generally be administered by our Compensation Committee. Employees (including officers), non-employee directors and certain consultants of the Company and our affiliates are eligible to receive awards under the 2021 Plan based on the discretion of the Compensation Committee and its designees. As of December 31, 2020, approximately 4,800 of the Company’s employees and currently eight of our non-employee directors and none of our consultants are eligible to participate in the 2021 Plan in connection with their provision of services to Ansys.

In connection with the Board’s consideration of the 2021 Plan, the Board reviewed leading proxy advisory firms’ policies on equity-based compensation plans, the importance of long-term incentives in supporting the key objectives of the Company’s equity compensation program, and the overall dilution and value of the 2021 Plan as described above.

The 2021 Plan provides for the following award types: stock option rights, appreciation rights, restricted stock, restricted stock units (“RSUs”), cash incentives, performance shares, performance units and other awards. The Board recommends that our stockholders approve authorizing for issuance 4,400,000 shares of our common stock under the 2021 Plan, plus (i) the total number of shares of common stock remaining available for issuance under the Predecessor Plan as of the effective date of the 2021 Plan, plus (ii) any shares relating to outstanding awards under the Predecessor Plan or the 2021 Plan that are subsequently forfeited, as further described herein and in the 2021 Plan. As of March 5, 2021, an estimated 1,680,000 shares of common stock remained available for issuance under the Predecessor Plan, however, the number of shares of common stock to be assumed by the 2021 Plan will be equal to the actual number of shares of common stock remaining available for issuance under the Predecessor Plan as of the effective date of the 2021 Plan.

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Certain Limitations on Awards

Under the 2021 Plan, the aggregate number of shares relating to incentive stock options (as defined in the 2021 Plan) may not exceed 4,400,000 shares. Notwithstanding anything in the 2021 Plan to the contrary, no non-employee director may be granted, in any one calendar year, aggregate compensation, in the form of cash and/or equity, for such service having an aggregate maximum value (measured at the grant date, as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes), in excess of $800,000. The 2021 Plan provides that the aggregate number of shares available for issuance under the 2021 Plan will be reduced by one share for each share subject to an award granted under the 2021 Plan. Subject to the terms of the 2021 Plan, if any award granted under the 2021 Plan is cancelled or forfeited, expires, is settled for cash, or is unearned, the common stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available for issuance under the 2021 Plan. The 2021 Plan further provides that (i) the number of shares of our common stock remaining available for awards under the Predecessor Plan as of the effective date of the 2021 Plan and (ii) if, after the effective date of the 2021 Plan, any common stock subject to awards granted under the Predecessor Plan is forfeited, or awards granted under the Predecessor Plan (in whole or in part) are cancelled or forfeited, expire, are settled for cash, or are unearned, the common stock available for issuance under the Predecessor Plan or subject to such awards, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, will be available for awards under the 2021 Plan.

Notwithstanding the foregoing, (i) shares of common stock withheld by the Company, tendered or otherwise used in payment of the exercise price of an option right will not be added back to the aggregate number of shares of common stock available under the 2021 Plan; (ii) shares of common stock withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added back to the aggregate number of shares of common stock available under the 2021 Plan; (iii) shares of common stock subject to a share-settled appreciation right that are not actually issued in connection with the settlement of such appreciation right on the exercise thereof will not be added back to the aggregate number of shares of common stock available under the 2021 Plan; and (iv) shares of common stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of option rights will not be added back to the aggregate number of shares of common stock available under the 2021 Plan. If a participant has elected to give up the right to receive cash compensation in exchange for shares based on fair market value, such shares will not count against the aggregate share limit of the 2021 Plan.

Awards may be granted under the 2021 Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any subsidiary. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of the 2021 Plan and may account for common stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted for differences in stock prices in connection with the transaction. Any common stock that is issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company will not reduce the shares of common stock available for issuance or transfer under the 2021 Plan or otherwise count against the share limits contained in the 2021 Plan and summarized above. In addition, no shares of common stock subject to an award that is granted by, or becomes an obligation of, the Company under the 2021 Plan, will be added to the aggregate share limit contained in the 2021 Plan.

Awards granted under the 2021 Plan may provide for the payment of dividends or dividend equivalents (other than in connection with option rights and appreciation rights), payable in cash, shares, other securities or other property; provided, however, that such dividends or dividend equivalents will only be paid to the participant if the underlying award vests and/or is earned. Except to the extent provided in the 2021 Plan, no award will be transferable by the participant, except by will or the laws of descent and distribution.

Minimum Vesting/Performance Period

Except in the case of substitute awards (as defined in the 2021 Plan) and cash incentive awards, awards granted under the 2021 Plan to participants will either be subject to a minimum vesting or minimum performance period, in the case of performance awards, of one year. Notwithstanding the foregoing, (i) the Compensation Committee may authorize acceleration of vesting of such awards in the event of the participant’s death, disability, termination of employment or service or the occurrence of a change in control (as defined in the 2021 Plan), (ii) the Compensation Committee may grant awards without the above-described minimum requirements with respect to awards covering up to 5% of the aggregate number of shares authorized for issuance under the 2021 Plan, and (iii) with respect to awards granted to non-employee directors, the vesting of such awards will be deemed to satisfy the minimum vesting requirement to the extent that the awards vest based on the approximate one-year period beginning on each regular annual meeting of the Company’s stockholders and ending on the date of the next regular annual meeting of the Company’s stockholders (provided that such approximate one-year period with respect to awards granted to non-employee directors may not be less than 50 weeks).

Eligible Participants

Under the 2021 Plan, the Compensation Committee may grant awards to the following persons providing services to the Company: (i) non-employee directors, (ii) officers or other employees of the Company or any subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the date of grant, or (iii) certain consultants as provided in the 2021 Plan.

Stock Option Rights

Stock option rights granted under the 2021 Plan may be either incentive stock options or non-qualified stock options. Incentive stock options may only be granted to

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employees. Except with respect to substitute awards, incentive stock options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a share of our common stock on the date of grant. Each stock option will specify the vesting schedule, including any applicable performance objectives, and the option term may not extend for more than ten years after the date of grant. Each grant will specify the form of consideration to be paid in satisfaction of the exercise price, including (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of common stock owned by the optionee having a value at the time of exercise equal to the total exercise price, (iii) subject to any conditions or limitations established by the Compensation Committee, by the withholding of common stock otherwise issuable upon exercise of an option pursuant to a “net exercise” arrangement, (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Compensation Committee. Option rights may not provide for any dividends or dividend equivalents to be paid thereon.

Appreciation Rights

The 2021 Plan provides for the grant of appreciation rights. Except with respect to substitute awards, the base price of an appreciation right may not be less than the fair market value of a share of common stock on the date of grant. Each appreciation right will specify the vesting schedule, including any applicable performance objectives, and the term of an appreciation right may not extend more than ten years from the date of grant. An appreciation right may be paid in cash, shares of our common stock or any combination thereof. Appreciation rights may not provide for any dividends or dividend equivalents to be paid thereon.

Restricted Stock

Restricted stock may also be granted under the 2021 Plan. Restricted stock constitutes the immediate transfer of ownership of shares of our common stock to the participant in consideration of the performance of services, entitling such participant to voting, dividend and other ownership rights, subject to a substantial risk of forfeiture and restrictions on transfer for a period of time, each as determined by the Compensation Committee, or until certain performance objectives specified by the Compensation Committee are achieved. Each grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of shares of our common stock on the date of grant.

Dividends and other distributions paid on or in respect of any shares of restricted stock may be paid directly to the participant or may be reinvested in additional shares of restricted stock, as determined by the Compensation Committee in its sole discretion, provided, however, that in all cases, such dividends and other distributions will be subject to the same restrictions on vesting, payment or otherwise as the underlying award.

Restricted Stock Units

The 2021 Plan provides for the grant of RSUs. RSUs awarded under the 2021 Plan constitute an agreement by the Company to deliver shares of our common stock, cash,

or a combination thereof, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of performance objectives) during the restriction period as the Compensation Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of shares of our common stock on the date of grant.

During the applicable restriction period, the participant will have no ownership, transfer or voting rights in the shares of our common stock underlying the RSUs. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the Compensation Committee; provided, however, that any dividend equivalents or other distributions on the shares of our common stock underlying the RSUs will be deferred until and paid contingent upon the vesting of such RSUs.

Cash Incentive Awards, Performance Shares and Performance Units

Performance shares, performance units and cash incentive awards may also be granted to participants under the 2021 Plan. A performance share is a bookkeeping entry that records the equivalent of one share of our common stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Compensation Committee. Each grant will specify the number or amount of performance shares or performance units, or the cash amount payable with respect to cash incentive awards, being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

These awards become payable to participants upon the achievement of specified performance objectives, and upon such terms and conditions as the Compensation Committee determines at the time of grant. Each grant will specify the performance objectives regarding the earning of the award. Each grant will specify the time and manner of payment of cash incentive awards, performance shares or performance units that have been earned, and any grant may further specify that any such amount may be paid or settled in cash, shares of our common stock, or any combination thereof. Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional shares of our common stock, provided that such dividend equivalents will be subject to deferral and payment on a contingent basis based on the earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.

The performance objectives that may apply with respect to awards of performance shares, performance units, or cash incentive awards (or, when so determined by the Compensation Committee, option rights, appreciation rights, restricted stock, RSUs, dividend equivalents or other awards pursuant to the 2021 Plan) may include (but are not limited to) objectives related to: earnings before interest, taxes, depreciation and amortization, income or net income (loss) (either before or after interest, taxes, depreciation and/or amortization), earnings, changes in the market price of common stock, funds from operations or similar measures, sales, bookings or revenue (including recurring revenue), annual contract value, billings,

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economic value added, mergers, acquisitions or other strategic transactions, divestitures, financings, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, return on investments, assets, debt (including debt reduction), working capital, regulatory compliance, improvement of financial ratings, annual spend or license annual spend, equity investments, stockholder returns, orders, return on sales, marketing, gross or net profit levels, productivity, margins, operating efficiency, productivity, product innovation, number of customers, customer satisfaction and related metrics, individual performance, quality improvements, new product releases, growth or growth rate, intellectual property, expenses or costs (including cost reduction programs), implementation of projects or processes, employee engagement and satisfaction, diversity, environmental and social measures, information technology, technology development, human resources management, litigation, research and development, working capital, earnings (loss) per share of common stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the aforementioned performance objectives unsuitable, the Compensation Committee may in its discretion modify such performance objectives or the goals or actual levels of achievement regarding the performance objectives, in whole or in part, as the Compensation Committee deems appropriate and equitable.

Other Awards

Other awards may also be granted under the 2021 Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares (including, without limitation, securities convertible into shares), as deemed by the Compensation Committee to be consistent with the purposes of the 2021 Plan. Cash awards, as an element of or supplement to any other award granted under the 2021 Plan, may also be granted. Subject to the terms of the 2021 Plan, the Compensation Committee may authorize the grant of shares of common stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2021 Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Compensation Committee in a manner that complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee may, at or after the date of grant, authorize the payment of dividends or dividend equivalents on other awards on a deferred and contingent basis, either in cash or in additional shares of common stock; provided, however, that dividend equivalents or other distributions on common stock underlying awards granted will be deferred until and paid contingent upon the earning and vesting of such awards. These awards will provide for vesting and other terms as deemed appropriate by the Compensation Committee and consistent with the terms of the 2021 Plan.

Adjustments

The Compensation Committee will make or provide for such adjustments in the number of and kind of common stock covered by outstanding awards granted under the 2021 Plan, in the exercise price and base price provided in outstanding option rights and appreciation rights, respectively, in cash incentive awards, and in other award terms, as the Compensation Committee, in its sole discretion, determines, in good faith, is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from (i) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a change in control, the Compensation Committee may provide in substitution for any or all outstanding awards under the 2021 Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each option right or appreciation right with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control, the Compensation Committee may in its discretion elect to cancel such option right or appreciation right without any payment to the person holding such option right or appreciation right. The Compensation Committee will also make or provide for such adjustments in the number of shares of common stock specified in the 2021 Plan as the Compensation Committee, in its sole discretion, determines, in good faith, is appropriate to reflect any transaction or event described therein.

Termination of Service and Change in Control

Except as otherwise determined by the Compensation Committee or provided by the Compensation Committee in an award agreement or other agreement, plan or arrangement to which a participant is a party or in which a participant participates, in the case of (i) a participant’s termination of employment and/or service at the Company and any subsidiary, and/or (ii) the occurrence of a change in control and a qualifying termination of employment, the 2021 Plan specifies certain accelerated and continued vesting terms applicable to outstanding awards.

The 2021 Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Compensation Committee in an award agreement or as otherwise provided in another plan or agreement applicable to a participant, a change in control will be deemed to have occurred upon the occurrence of any of the following events: (i) a person (as such term is described in the 2021 Plan) is or becomes the beneficial owner of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities (“voting securities”); (ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or

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merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than 50 percent of the combined voting power of the then outstanding securities of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company. However, a change in control will not be deemed to have occurred as the result of an acquisition of securities by the Company which, by reducing the number of shares of voting securities outstanding, increases the proportionate number of voting securities beneficially owned by any person to 50 percent or more of the combined voting power of the Company’s then-outstanding securities; provided, however, that if any person becomes the beneficial owner of any additional shares of voting securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of the Company’s then-outstanding securities, then a “change in control” shall be deemed to have occurred.

Death and Disability. Upon termination of employment or cessation of provision of services by a participant for reason of death or disability (as defined in the 2021 Plan): (i) any award (other than performance shares, performance units and cash incentive awards) then held by such participant will be immediately accelerated and become fully vested, exercisable and payable in accordance with the terms of the award agreement and, in the case of option rights and appreciation rights will expire on the earlier of (A) the date the option would have expired had the participant continued in such employment or service, and (B) one year after the date such participant’s employment or service ceases; and (ii) any performance shares, performance units and cash incentive awards then held by such participant will generally remain eligible to vest in accordance with their terms based upon achievement of the applicable performance condition and subject to the Company’s certification of the performance metric attainment, but on a prorated basis based upon the number of months that the participant provided services as a participant to the Company prior to the participant’s death or disability during the applicable performance period.

Cause. Upon termination of employment or service by the Company and any subsidiary for cause (as defined in the 2021 Plan and as determined by the Compensation Committee in its sole discretion), or under other circumstances provided by the Compensation Committee in its discretion in the applicable award agreement: (i) any award then held by such participant whose restrictions have not lapsed, which is not exercisable or which is not otherwise vested will automatically be forfeited in full and canceled by the Company upon such termination of employment or service; and (ii) any option rights and appreciation rights then held by such participant, to the extent vested and exercisable, will automatically expire on the earlier of (A) the date the option rights would have expired had the participant continued in such employment or service, and (B) three months after the date that such participant’s service ceases.

Qualified Retirement and Termination Without Cause. Upon termination of employment or cessation of provision of services by a participant for reasons of qualified retirement (as defined in the 2021 Plan) or due to a participant’s termination of employment by the Company and any subsidiary without cause (other than pursuant to the change in control provisions described below): (i) any award held by such participant whose restrictions have not lapsed, which is not exercisable or which is not otherwise vested will automatically be forfeited in full and canceled by the Company upon such termination of employment or service; and (ii) any option rights and appreciation rights then held by such participant, to the extent exercisable, shall automatically expire on the earlier of (A) the date the option right or the appreciation right would have expired had the participant continued in such employment or service, and (B) one hundred and eighty days after the date such participant’s employment or service ceases.

Other Non-Change in Control Termination Events. Upon termination of employment or cessation of provision of services by the participant for any reason other than death, disability, qualified retirement, due to termination by the Company and any subsidiary without cause (other than pursuant to the change in control provisions described below) or termination of employment or service by the Company and any subsidiary for cause (as determined by the Compensation Committee in its sole discretion), or under other circumstances provided by the Compensation Committee in its discretion in the applicable award agreement: (i) any award then held by such participant whose restrictions have not lapsed, which is not exercisable or which is not otherwise vested will automatically be forfeited in full and canceled by the Company upon such termination of employment or service; and (ii) any option rights and appreciation rights then held by such participant, to the extent exercisable, shall automatically expire on the earlier of (A) the date the option right or appreciation right would have expired had the participant continued in such employment or service, and (2) one hundred and eighty days after the date the such participant’s service ceases.

Change in Control Treatment of Awards. In the event of a change in control in which participants’ then-outstanding awards are assumed by the acquirer with the acquirer’s issuance of replacement awards (as defined in the 2021 Plan) to participants, such replacement awards will be subject to terms and conditions no less favorable than the prior awards and will accelerate and vest if a participant’s employment or service with the acquirer terminates without cause during the 18-month period following the change in control and, in the case of performance awards, be deemed achieved at target. If the participants’ then-outstanding awards are not assumed by the acquirer in a change in control, upon a change in control, the participants’ then-outstanding awards will (to the extent not already vested and exercisable) become fully vested and exercisable and, in the case of performance awards, be deemed achieved at target.

Amendment and Termination

The Board generally may amend the 2021 Plan at any time and from time to time in whole or in part. However, if any amendment (i) would materially increase the benefits accruing to participants under the 2021 Plan, (ii) would materially increase the number of shares of our common stock which may be issued under the 2021 Plan, (iii) would

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materially modify the requirements for participation in the 2021 Plan, or (iv) must otherwise be approved by our stockholders in order to comply with applicable law or the Nasdaq listing requirements, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

Subject to the terms of the 2021 Plan, the Compensation Committee may amend the terms of any award, prospectively or retroactively. Except as otherwise provided in the 2021 Plan, no such amendment will materially impair the rights of any participant without his or her consent. Further, if permitted by Section 409A of the Code, but subject to the terms of the 2021 Plan, to the extent a participant holds an option right or appreciation right not immediately exercisable in full, or any restricted stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any RSUs as to which the restriction period has not been completed, or any cash incentive awards, performance shares or performance units which have not been fully earned, or any dividend equivalents or other awards made pursuant to the 2021 Plan subject to any vesting schedule or transfer restriction, or who holds common stock subject to any transfer restriction imposed under the 2021 Plan, the Compensation Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such option right, appreciation right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such restriction period will end or the time at which such cash incentive awards, performance shares or performance units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

The Board may, in its discretion, terminate the 2021 Plan at any time. Termination of the 2021 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination.

Notwithstanding the foregoing or any provision of the 2021 Plan or an award agreement to the contrary, the Compensation Committee, may at any time (without the consent of participants), modify, amend, or terminate any or all of the provisions of the 2021 Plan or an award agreement to the extent necessary to conform the provisions of the 2021 Plan and/or the award agreement with Section 409A of the Code or any other provision of the federal income tax laws, regardless of whether such modification, amendment or termination of the 2021 Plan and/or award agreement shall adversely affect the rights of a participant, and to enable the 2021 Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations.

No Repricing

Except in connection with a corporate transaction or event described in the 2021 Plan or in connection with a change in control, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding option rights or the base price of outstanding appreciation rights, or cancel outstanding “underwater” option rights or appreciation rights (including following a participant’s voluntary surrender of “underwater” option rights or appreciation rights) in exchange for cash, other awards or option rights or appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price of the original option rights or exercise price of the original appreciation rights, as applicable, without approval by the stockholders.

Withholding

To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2021 Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of common stock, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Compensation Committee, the Company will withhold shares of common stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when the participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the participant may elect, unless otherwise determined by the Compensation Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares of common stock required to be delivered to the participant, shares of common stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of common stock held by such participant. The Compensation Committee may also provide for automatic and mandatory withholding of shares of common stock from an award by the Company in connection with the participant’s satisfaction of such obligations. The common stock used for tax or other withholding will be valued at an amount equal to the fair market value of such common stock on the date the benefit is to be included in participant’s income. In no event will the fair market value of the common stock to be withheld and delivered exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences and (ii) such additional withholding amount is authorized by the Compensation Committee.

Clawback

Any award agreement may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time, if a participant, either (i) during employment or other service with the Company or a subsidiary, or (ii) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable award agreement or such clawback policy. In addition, notwithstanding anything in the 2021 Plan to the contrary, any award agreement or such clawback policy may also provide for the cancellation or forfeiture of an award or the

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forfeiture and repayment to the Company of any common stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Compensation Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the common stock may be traded.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the United States federal income tax consequences applicable to our 2021 Plan participants and the Company, and is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary, which is presented for the information of stockholders concerning how to vote on this proposal and not for 2021 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Incentive Stock Option Rights. Options granted under the 2021 Plan and designated as incentive stock options are intended to qualify under Section 422 of the Code. Under the provisions of Section 422 and the related regulations, an optionee who has been granted an incentive stock option will not recognize income and the Company will not be entitled to a deduction at the time of the grant or exercise of the option; provided, however, that the difference between the value of the common stock received on the exercise date and the exercise price paid is an item of tax preference for purposes of determining the optionee’s alternative minimum tax. The taxation of gain or loss upon the sale of the common stock acquired upon exercise of an incentive stock option depends, in part, on whether the holding period of the common stock is at least (i) two years from the date the option was granted and (ii) one year from the date the common stock was transferred to the optionee. If this holding period is satisfied, any gain or loss recognized on a subsequent disposition of the common stock will be treated as a long-term capital gain or loss. If this holding period is not met, then, upon such “disqualifying disposition” of the common stock, the optionee generally will recognize compensation, taxable as ordinary income, in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the option price, limited, however, to the gain on sale. Any further gain or loss recognized by the optionee generally will be taxed as short-term or long-term capital gain or loss depending on the holding period. If the optionee recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount. If, however, the optionee meets the applicable holding period, the Company will generally not be entitled to a tax deduction with respect to capital gains recognized by the optionee. If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as a nonqualified stock option.

Nonqualified Stock Option Rights and Appreciation Rights. An optionee will generally not recognize income at the time a nonqualified stock option is granted. Rather, the optionee recognizes compensation, taxable as income, only when the nonqualified stock option is exercised. The amount of income recognized is equal to the excess of the fair market value of the common stock received over the exercise price. Generally, the Company, subject to any Section 162(m) limitation, will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee. Upon a subsequent disposition of the common stock acquired under a nonqualified stock option, the optionee will recognize short-term or long-term capital gain or loss depending on the holding period.

Stock appreciation rights are treated very similar to nonqualified stock options for tax purposes. A participant receiving a stock appreciation right will not normally recognize any taxable income upon the grant of the stock appreciation right. Upon the exercise of the stock appreciation right, the participant will recognize compensation taxable as ordinary income equal to either: (i) the cash received upon the exercise or (ii) if common stock is received upon the exercise of the stock appreciation right, the fair market value of the common stock received. Generally, the Company, subject to any Section 162(m) limitation, will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.

Unrestricted Stock and Other Stock-Based Awards. The tax consequences of receiving common stock pursuant to a stock award under our 2021 Plan are similar to receiving cash compensation from the Company, unless the common stock awarded is restricted stock (i.e., subject to a substantial risk of forfeiture). If the shares of common stock are unrestricted (i.e., not subject to a substantial risk of forfeiture), the participant must recognize compensation, taxable as ordinary income equal to the fair market value of the common stock received less any amount paid for common stock. The federal income tax consequences of other stock-based incentive awards will depend on how the awards are structured. Generally, the Company, subject to any Section 162(m) limitation, will be entitled to a deduction with respect to other incentive awards only to the extent that the recipient recognizes ordinary income in connection with such awards.

Restricted Stock. A participant that receives a restricted stock award under the 2021 Plan will normally not be required to recognize income for federal income tax purposes at the time of grant, nor is the Company entitled to any deduction, to the extent that the common stock awarded has not vested (i.e., no longer subject to a substantial risk of forfeiture). When any part of a restricted stock award vests, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the vested common stock on the vesting date. The participant may, however, make an election, referred to as a Section 83(b) election, within thirty days following the grant of the restricted stock award, to be taxed at the time of the grant of the award based on the fair market value of the common stock on the grant date (determined without regard to the restrictions). If a Section 83(b) election has not been made, any dividends received with respect to the restricted stock award prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. Generally, the Company, subject to any Section 162(m) limitation, will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of the vested common stock, the participant will recognize short-term or long-term capital gain or loss depending on the holding period.

34     2021 Ansys Proxy Statement

Restricted Stock Units. A participant who receives restricted stock units will not recognize taxable income, and the Company is not entitled to a deduction, at the time of grant. Rather, upon the settlement of units, the recipient of such units generally will be subject to tax at ordinary income rates on the fair market value of any common stock issued or cash paid in settlement of the award of such units, and the Company generally, subject to any Section 162(m) limitation, will be entitled to a deduction equal to the amount of the ordinary income recognized by the recipient. If the recipient receives shares of common stock upon settlement then, upon disposition of such shares, appreciation or depreciation after the settlement date is treated as either short-term or long-term capital gain or loss, depending on how long the shares have been held.

Performance Awards. A participant generally will not recognize income upon the grant of a performance award. Upon payment of the performance award, the participant will recognize compensation, taxable as ordinary income, in an amount equal to the cash received or, if the performance award is payable in common stock, the fair market value of the common stock received. When the participant recognizes ordinary income upon payment of a performance award, the Company generally, subject to any Section 162(m) limitation, will be entitled to a tax deduction in the same amount.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ANSYS INC. 2021 EQUITY AND INCENTIVE COMPENSATION PLAN.

Equity Compensation Plan Information as of December 31, 2020

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders(1)	2,499,657(3)	$74.26	2,972,413(4)
Equity Compensation Plans Not Approved by Security Holders(5)	13,033	$22.10	–
Total	2,512,690		2,972,413

(1) These plans consist of the Predecessor Plan and the Employee Stock Purchase Plan (“ESPP”).

(2) The weighted average exercise price does not take into account shares relating to performance-based or time-based restricted stock units or DSUs, which have no exercise price.

(3) Includes 1,124,539 shares relating to time-based restricted stock units, 648,192 shares relating to outstanding stock options, 434,376 shares relating to unearned restricted stock units with a performance condition at maximum attainment, 132,187 shares relating to restricted stock units with a performance condition at actual attainment, 101,682 shares relating to unearned restricted stock units with a market condition at maximum attainment, and 58,681 shares relating to DSUs granted to non-employee directors. This number excludes 23,552 shares that were issued at the end of the most recent ESPP purchase period, which began on August 1, 2020 and ended on January 31, 2021, after the end of our 2020 fiscal year.

(4) Includes 2,832,301 shares that were available for future issuance under the Predecessor Plan and 140,112 shares that were available for future issuance under the ESPP at the end of our 2020 fiscal year, including the 23,552 shares described in footnote 3 above with respect to the ESPP.

(5) Includes shares issuable pursuant to awards granted under the following plans associated with business acquisitions: the Apache Design Solutions, Inc. 2001 Stock/Option Issuance Plan (11,876 shares issuable upon the exercise of outstanding options; $22.20 weighted average exercise price), the SpaceClaim Corporation 2005 Stock Incentive Plan (843 shares issuable upon the exercise of outstanding options; $24.42 weighted average exercise price), and the Gear Design Solutions, Inc. Stock Incentive Plan (314 shares issuable upon exercise of outstanding options; $12.26 weighted average exercise price). No additional awards may be granted under these assumed plans.

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PROPOSAL 4	Advisory Approval of the Compensation of Our Named Executive Officers

As required by SEC rules, we are asking stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section beginning on page 38, the compensation tables and the related narratives appearing in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. We currently hold our Say-on-Pay vote every year consistent with the expressed wishes of our stockholders who voted at our 2011 and 2017 annual meetings to conduct this advisory vote on an annual basis (with the next vote occurring in 2022), which we will continue to do until the next vote on the frequency of holding our Say-on-Pay proposals in 2023.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our Compensation Committee or our Board. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board and our Compensation Committee value the opinions of our stockholders.

We believe that our executive compensation program is effective in achieving our objective of attracting and retaining top-level talent.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the 2021 Annual Meeting:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2021 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the

Compensation Discussion and Analysis, compensation tables and narrative discussion, and other related disclosure.”

THE BOARD RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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OUR EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 15, 2021.

Name	Age	Title

Ajei S. Gopal	59	President and Chief Executive Officer

Nicole Anasenes	47	Senior Vice President and Chief Financial Officer

Shane R. Emswiler	46	Senior Vice President, Products

Janet Lee	57	Vice President, General Counsel and Secretary

Richard S. Mahoney	58	Senior Vice President, Worldwide Sales and Customer Excellence

Maria Shields	56	Senior Vice President, Administration

Ajei S. Gopal Biographical information for Dr. Gopal is set forth in “Proposal 1: Election of Three Class I Directors for Three-Year Terms– Continuing Directors Following the 2021 Annual Meeting.”

Nicole Anasenes joined Ansys’ management team in December 2020 as Senior Vice President and assumed the role of Chief Financial Officer in March 2021. Ms. Anasenes was a member of the Company’s Board of Directors from July 2018 until December 2020. From 2016 until March 2020, Ms. Anasenes served as Chief Financial Officer and Chief Operating Officer of Squarespace, Inc., which sells subscription software to help customers establish and manage their online presence and stores. From 2013 to 2015, she served as Chief Financial Officer of Infor, a cloud application software company. Before joining Infor, from 2002 to 2013, she worked at IBM in various leadership positions in corporate finance, M&A and market development.

Shane R. Emswiler is Senior Vice President of Products. From October 2019 to October 2020, he was Senior Vice

President and General Manager, Physics business units. He served as Vice President of the mechanical, fluids and electronics business units from April 2017 until October 2019. From 2010 until 2017, he served as Vice President and General Manager of the electronics business unit. Prior to this, Mr. Emswiler served as Chief Financial Officer of Ansoft Corporation, a company acquired by Ansys in 2008.

Janet Lee joined Ansys as Vice President, General Counsel and Secretary in June 2017. From 2010 to 2017, she was the Vice President, Legal and Intellectual Property, at HERE Technologies, a mapping technology company. Prior to this, from 2007 to 2010, she held positions of increasing responsibility at Nokia Corporation, including as a Director for Legal and Intellectual Property supporting the Nokia Research Center and Vice President for Legal and Intellectual Property matters for services. Prior to Nokia Corporation, Ms. Lee served as an Assistant General Counsel at America Online, Inc.

Richard S. Mahoney is Senior Vice President of Worldwide Sales and Customer Excellence. Mr. Mahoney joined the Company in December 2016 as Vice President and was

promoted to Senior Vice President in April 2018. Prior to joining the Company, from 2014 to 2016, he was Senior Vice President, Design Enablement and International Sales, at Global Foundries, a semiconductor manufacturing company. Prior to that time, starting in 1989, he held positions of increasing responsibility at Cadence Design Systems, including Senior Vice President of Worldwide Field Operations with responsibility for worldwide sales, field application engineering, customer support and sales operations.

Maria T. Shields is Senior Vice President of Administration. She served as our Chief Financial Officer from September 1998 until February 2021 and served as a Vice President from May 1998 until April 2018, when she was promoted to Senior Vice President. Ms. Shields joined the Company in September 1994 as our Corporate Controller. Prior to joining the Company, Ms. Shields held various positions as a CPA with Deloitte & Touche LLP, including that of audit manager.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Named Executive Officers

This Compensation Discussion and Analysis (“CD&A”) section describes the compensation of our named executive officers. Our named executive officers for the year ended December 31, 2020 are Ajei S. Gopal, Maria T. Shields, who completed service as our Chief Financial Officer on February 28, 2021 and now serves as Senior Vice President of Administration, Richard S. Mahoney, Shane R. Emswiler, and Nicole Anasenes, who joined the Company’s management team in December 2020 as a Senior Vice President after serving as a member of the Board and assumed the role of Chief Financial Officer on March 1, 2021.

Overview of Compensation Program & Philosophy

Paying for performance is the guiding principle of Ansys’ total rewards strategy. Our philosophy is to target total compensation for an effective performer influenced by the 50th percentile of the relevant market, with the opportunity to earn above or below target compensation based on achieved results. However, for a superior performer, Ansys’ philosophy is to provide target total compensation that is influenced by the upper quartile of the peer group.

Our Compensation Committee ensures that the total compensation paid to our named executive officers is reasonable, competitive and principally performance-based. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to our other officers and employees.

Fiscal 2020 Financial Highlights

We reported GAAP revenue of $1.7 billion for the year ended December 31, 2020, an increase of 11% in reported currency and 10% in constant currency, when compared to the year ended December 31, 2019. We reported GAAP diluted earnings per share of $4.97 for fiscal 2020 compared to $5.25 for fiscal 2019. Non-GAAP diluted earnings per share was $6.70 for fiscal 2020 compared with $6.58 for fiscal 2019. ACV was $1.6 billion, an increase of 11% and 9% in reported and constant currency, respectively, when compared to fiscal 2019. Non-GAAP operating margin was 43% and deferred revenue and backlog was $967.1 million at December 31, 2020, an increase of 11% over December 31, 2019. Financial results included operating cash flows of $547.3 million for 2020, an increase of 9%, when compared to the prior year.

Our three-year total shareholder return was 144.42% for fiscal 2020 and our stock price hit an all-time high of $370 per share in fiscal 2020.

In addition, we delivered strong long-term TSR as indicated by the chart below, which shows how a $100 investment in Ansys on December 31, 2015 would have grown to $393.30 on December 31, 2020. The chart also compares the TSR of an investment in our common stock to the same investment over the last five years in the S&P500 Index, the Nasdaq Composite Stock Market Index, the Nasdaq 100 Index and a peer group consisting of Autodesk, Inc., Cadence Design Systems, Inc., Dassault Systemes SE, PTC Inc., Synopsys, Inc., Altair Engineering Inc. and Aspen Technology, Inc.

38     2021 Ansys Proxy Statement

2020 Business Progress

On April 1, 2020, Ansys acquired Lumerical Inc., a leading developer of photonic design and simulation tools. The acquisition added photonic products to our portfolio, providing our customers with a full set of solutions to solve their next-generation product challenges. On December 1, 2020, we acquired Analytical Graphics, Inc., a premier provider of mission-simulation, modeling, testing and analysis software for aerospace, defense and intelligence applications. This acquisition expanded the scope of our offerings, empowering users to solve challenges by simulating from the chip level all the way to a customer’s entire mission.

2020 Say-on-Pay

Our Compensation Committee met to determine the compensation of our named executive officers for 2021 in February 2021. Approximately 83% of our stockholders voting on the 2020 Say-on-Pay proposal approved the compensation of our named executive officers at our 2020 annual meeting. The Compensation Committee considered the results of the 2020 non-binding advisory Say-on-Pay proposal in connection with the discharge of its responsibilities regarding executive compensation and at that time determined that the vote result did not indicate that the Committee should consider changes to the program based on the vote.

Executive Compensation Best Practices

Our Compensation Committee has implemented best practices in executive compensation, including the following:

What We Do	What We Don’t Do

Performance-based cash and equity incentives	No “single trigger” change in control benefits

Significant portion of executive compensation at risk based on Company performance	No post-termination retirement- or pension-type non-cash benefits or perquisites for our executive officers that are not available to our employees generally

Clawback provision on performance-based compensation	No tax gross-ups for change in control benefits

Stock ownership guidelines for directors and senior management	No repricing or replacing of underwater options

Caps on performance-based cash and equity incentive compensation	No hedging or pledging of Company securities by directors, officers and employees

100% independent directors on the Compensation Committee	No current dividends paid on unvested awards

Independent compensation consultant engaged by the Compensation Committee	No excessive risk-taking with compensation incentives

Annual review and approval of our compensation strategy

Limited perquisites

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Our 2020 Executive Compensation Program

Our executive compensation policies and practices reinforce our pay for performance philosophy and align with sound governance principles and stockholder interests. Listed below are the components of our regular-cycle 2020 executive compensation program.

Equity	Performance-Based Restricted Stock Units (PSUs)

●  Objective performance measure based on Total Stockholder Return relative to the Nasdaq Composite Index over a three-year cumulative performance period

●  Objective performance measure based on ACV and non-GAAP operating cash flows over 3 consecutive one-year performance periods

●  Vest at the end of the three-year cumulative performance period for the total shareholder return objective and at the end of the third one-year performance period for the operating metrics objective, in each case contingent upon continued employment through the three-year period

	Time-Based Restricted Stock Units (RSUs)	● Vest ratably over a three-year period while employed

Cash	Base Salary	● Generally eligible for increases annually
Performance Bonus

●  Target performance bonus ranges from 60% - 100% of Named Executive Officer’s salaries May earn 0% to 150% of target bonus based on performance metrics, except for Dr. Gopal who may earn up to 200% of target. Performance metrics based on non-GAAP revenue, non-GAAP operating income and individual metrics Cash bonuses paid annually

Objectives of Our Compensation Program

The main objectives of our executive compensation program are to create a competitive total rewards package to attract, retain and incent qualified executive officers who will lead us to long-term success and enhance stockholder value based on the balanced attainment of short-term performance objectives and long-term strategic goals. Each element of our compensation program supports these objectives.

Role of Compensation Consultant

The Compensation Committee has the authority to retain the services and obtain the advice of external advisors, including compensation consultants, legal counsel and other advisors to assist in the evaluation of executive officer compensation. The Compensation Committee has engaged Compensia to conduct an executive compensation market analysis and review of our short-term cash and long-term equity incentive practices to help ensure they align with market practices. Compensia reviewed and advised on all principal aspects of our executive compensation program, including:

●	Assisting in developing a peer group of publicly traded companies to be used to help assess the competitiveness of executive compensation;

●	Assisting in ensuring a competitive compensation framework;

●	Meeting regularly with the Compensation Committee to review all elements of executive compensation, including the competitiveness of our executive compensation program;
●	Assisting in the competitive assessment of the short-term cash and long-term equity incentive plans designs; and

●	Assisting in the risk assessment of our compensation program.

Outside of its services to the Compensation Committee, Compensia provides no other services to us. The Compensation Committee evaluated the independence of Compensia and determined that it is independent. The Compensation Committee also determined that Compensia’s work for the Company in 2020 did not raise any conflicts of interest.

Role of Compensation Committee and Executive Officers in Compensation Decisions

Our Compensation Committee works in close collaboration with the full Board on executive compensation matters. The Compensation Committee has a practice of informing and consulting with the full Board concerning the establishment of performance goals and objectives for our CEO, Dr. Gopal, evaluating our CEO’s performance in light of the goals and objectives that were set, and determining the CEO’s compensation based on that evaluation. Dr. Gopal serves on our Board but recuses himself from any deliberations about his compensation.

For 2020, Dr. Gopal prepared an analysis for the Compensation Committee recommending each element of compensation to be paid to all other executive officers. The Compensation Committee considered his recommendations, along with an analysis from Compensia, in approving the compensation of our other executive officers.

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In addition to Dr. Gopal and Compensia, our Human Resources team provides advice, analysis and recommendations to our Compensation Committee.

Peer Group Considerations

Our peer group of companies used for compensation benchmarking purposes was recommended by Compensia. Peer company selection criteria, which are aligned with the market, include:

●	U.S.-based, publicly traded companies in the software industry, with a focus on companies that develop engineering simulation and other highly technical/innovative software products

●	Comparable revenue size (0.5x – 2.5x our revenue)

●	Comparable market capitalization (0.3x – 3.0x our market cap)

●	Refine the list of companies based on organic revenue growth, market cap to revenue multiple and profitability (e.g., EBITDA and operating income)

The peer group used to assess the competitiveness of our 2020 compensation consisted of the following companies:

2020 Peer Group

Akamai Technologies, Inc.	ServiceNow, Inc.

Aspen Technology, Inc.	Splunk Inc.

Autodesk, Inc.	Synopsys, Inc.

Cadence Design Systems, Inc.	Tableau Software, Inc.

Citrix Systems, Inc.	Tyler Technologies, Inc.

Guidewire Software, Inc.	Veeva Systems Inc.

LogMeIn, Inc.	VeriSign, Inc.

Nuance Communications, Inc.	Workday, Inc.

PTC Inc.

We ranked at the 45th percentile on revenue, 53rd percentile on 30-day average market cap, 24th percentile on number of employees and 83rd percentile on operating income within this group when Compensia conducted the analysis in August 2019.

Components of Compensation Program and Fiscal 2020 Compensation

Our executive compensation program consists of the following principal components:

●	Base salary;

●	Performance-based cash bonus;

●	Performance-based and time-based equity grants in the form of PSUs and RSUs; and

●	Severance and change in control-related benefits.

We also provide our employees, including our executive officers, with comprehensive employee benefit programs such as, in the United States, medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan, financial planning and other plans and programs made available to eligible employees generally.

We emphasize performance-based, variable incentive compensation over fixed compensation, such as base salary. Each element of compensation is chosen in order to attract, incent, and retain the necessary executive talent and to reward corporate performance by creating a balance between shorter-term corporate performance and providing incentives for the attainment of long-term strategic goals and enhancing stockholder value. The allocation of each element of compensation is determined by our Compensation Committee for each executive based on the following factors:

●	Performance against corporate, individual and organizational objectives for the fiscal year;

●	Importance of particular skill sets and professional abilities to the achievement of long-term strategic goals; and

●	Contribution as a leader, corporate representative and member of the senior management team.

While we believe in structuring executive compensation plans that give our executives incentives to deliver certain objective elements of corporate financial performance over specified time periods, we do not believe in a purely mechanical approach. Instead, part of our executive compensation philosophy includes an element of reward for non-quantitative achievements demonstrated by our executives in the actions and decisions they make throughout the year. When establishing our executive compensation plans for a given year, it is not possible to foresee all the challenges and demands that will present to our executives, both as a management team and in their areas of individual responsibility. We believe that rewarding decision-making and leadership builds a management team capable of creating stockholder value over the longer term. At the same time, rewarding the achievement of quantifiable results helps ensure executives remain disciplined in delivering shorter-term financial results.

The allocation of an executive officer’s compensation among each of the compensation components is based on our competitive benchmarking, our recruiting and retention goals, our view of internal fairness and consistency and other considerations that our Compensation Committee deems relevant, such as extraordinary performance. While our Compensation Committee does not have a formula for determining the appropriate allocation between cash and non-cash compensation or short-term and long-term performance-based compensation, historically our Compensation Committee has allocated a greater percentage of an executive’s total compensation to equity.

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The charts below show the pay mix of our CEO and other named executive officers (NEOs) for 2020:

Base Salaries

We pay base salaries to attract talented executives and to provide a fixed base level of cash compensation. Base salaries for executive officers are individually determined by the Compensation Committee after consideration of:

●	The officer’s role, level of responsibility, leadership and experience;

●	Employee retention;

●	Internal equity considerations;

●	External competitiveness of the officer’s base salary and overall total compensation (as compared to the peer group for similar positions, if applicable); and

●	Individual performance.

There are generally three reasons for adjustments to our executives’ base salaries: annual increases, promotions or change in role, and market adjustments. The Compensation Committee considers base salary increases for our executive officers annually, based on the factors described above. The Compensation Committee’s review of these factors is subjective, and no fixed value or weight is assigned to any specific factor when making salary decisions.

2020 Base Salaries

The table below sets forth the 2020 annual base salaries for our named executive officers:

Named Executive Officer	2020 Base Salary	% Increase	% of Peer Group Median

Ajei S. Gopal	$825,000	3.1%	132%

Maria T. Shields	$423,936	3.0%	99%

Richard S. Mahoney	$404,309	3.0%	91%

Shane R. Emswiler	$325,038	17.4%	81%

Nicole Anasenes*	$430,000	N/A	N/A

* Ms. Anasenes joined the Company’s management team in December 2020 after serving as a member of the Board and was not included in the peer group market data provided by Compensia.

For Dr. Gopal, Ms. Shields and Mr. Mahoney, base salary increases reflect annual adjustments based on peer group market data provided by Compensia, the recommendations of Dr. Gopal (other than with respect to his own base salary), and individual performance. Mr. Emswiler’ s 2020 base salary increase reflects his promotion to Senior Vice President in late 2019.

Performance Based Cash Bonuses

A key compensation objective is to have a significant portion of each named executive officer’s compensation tied to our performance. In support of this objective, we generally provide annual performance-based cash bonuses for our named executive officers, based on achievement against corporate and individual performance objectives established at the beginning of the calendar year. Performance-based cash bonuses are designed to reward executives based on the achievement of our financial goals

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as well as individual performance goals tied to the executive’s functional role. Executives are assigned a target bonus opportunity each year. Actual bonus awards are calculated based on our financial performance during the year and achievement of individual performance results. At the beginning of 2020, the Board approved the performance objectives for the Company that the Compensation Committee and Dr. Gopal used to design our named executive officers’ cash bonus opportunity for 2020. The Compensation Committee set both individual and Company metrics.

The Compensation Committee determined that non-GAAP revenue and non-GAAP operating income were the appropriate metrics to measure short term company performance. Annex A includes a reconciliation to GAAP of non-GAAP revenue and non-GAAP operating income for the year ended December 31, 2020, each of which is used to measure Company performance for purposes of executive compensation. The weighting of non-GAAP revenue and non-GAAP operating income to determine the performance based annual cash bonus is set forth in the tables below.

2020 Executive Incentive Plan: Metric Weighting

	Non-GAAP Revenue	Non-GAAP Operating Income	Individual Results

CEO	42.5%	42.5%	15%

Other Named Executive Officers	37.5%	37.5%	25%

2020 Executive Incentive Plan: Metrics

Non-GAAP Revenue Performance ($ in millions)

Achievement	Amount	+/-Target	Payout as % of Target

Maximum	$2,016.0	120%	150% (1)

Target	$1,680.0	100%	100%

Threshold	$1,512.0	90%	85%

Non-GAAP Operating Income Performance ($ in millions)

Achievement	Amount	+/- Target	Payout as % of Target

Maximum	$853.2	120%	150% (1)

Target	$711.0	100%	100%

Threshold	$639.9	90%	85%

(1) Payout at Maximum for Dr. Gopal is 200%

Payouts as a percentage of target are subject to straight line interpolation to the extent that the performance metrics are between target percentage levels.

Non-GAAP revenue is calculated in accordance with GAAP for the year ended December 31, 2020 and then adjusted to (i) reflect results at planned foreign currency exchange rates, (ii) exclude the impact of acquisitions not contemplated in our 2020 budget, specifically AGI, and (iii) include revenue not reported during the period as a result of acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.

Non-GAAP operating income is calculated in accordance with GAAP for the year ended December 31, 2020 and then adjusted to (i) reflect results at planned foreign currency exchange rates, (ii) exclude the impact of acquisitions not contemplated in our 2020 budget, specifically AGI, and (iii) include the additional adjustments to GAAP described in Annex A.

The individual results are determined for each of our named executive officers by using qualitative goals that are established at the beginning of the fiscal year. The Compensation Committee reviews and approves the CEO’s qualitative goals, which are aimed at implementing the Company’s strategic objectives. The CEO then leads a discussion with the Compensation Committee about the qualitative goals of the named executive officers, which are intended to implement the CEO’s goals and the primary areas of focus of the relevant functional duties. Each qualitative goal of the named executive officers takes into account the strategic priorities of the Company and the most impactful way in which the relevant business unit or function can meet the Company’s overall targets. These qualitative individual goals are challenging, yet attainable. Due to their long-term strategic nature, we do not disclose details of the goals tied to the individual results. For the named executive officers, the qualitative goals for 2020 included operational improvements to support the business as it scales, talent acquisition diversity objectives to attract, retain and promote diverse top talent, successful completion of acquisitions and partnerships in line with strategic objectives and the seamless integration of newly acquired companies, extension of core technologies to adjacent technologies, and strengthening investor engagement.

2020 Target Performance Based Cash Bonus Opportunities

The target annual cash bonus opportunities for our named executive officers are expressed as a percentage of their respective base salaries. The table below shows the target bonus amount for each named executive officer as a percentage of base salary and as a corresponding cash amount:

Named Executive Officer	2020 Target Bonus as % of Salary	2020 Target Cash Bonus Opportunity	Total Target Cash Compensation Compared to Peer Median
Ajei S. Gopal	100%	$825,000	113%
Maria T. Shields	75%	$317,952	94%
Richard S. Mahoney	100%	$404,309	94%
Shane R. Emswiler	75%	$243,779	76%
Nicole Anasenes*	N/A	N/A	N/A

*Ms. Anasenes joined the Company’s management team in December 2020 after serving as a member of the Board and therefore did not receive a cash bonus based on the methodology described above.

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2020 Actual Performance Based Cash Bonus Payments

We achieved the following results as it relates to the 2020 Performance Based Cash Bonus metrics:

2020 Executive Incentive Plan: Metrics

Non-GAAP Revenue Performance ($ in millions)

Target Amount	Achievement Amount	+/- Target

$1,680.0	$1,676.2	99.8%

Non-GAAP Operating Income Performance ($ in millions)

Target Amount	Achievement Amount	+/- Target

$711.0	$718.5	101.1%

Applying straight line interpolation to calculate the payouts based on Company performance against these targets resulted in a payout of 101.2% for Ms. Shields, Mr. Mahoney and Mr. Emswiler and a payout of 102.6% for our CEO due to a maximum payout potential of 200% of target. As a result of individual performance results of 200% for Dr. Gopal and 150% for each of Ms. Shields, Mr. Mahoney and Mr. Emswiler, the Compensation Committee awarded cash bonuses in the following amounts:

Named Executive Officer	2020 Cash Bonus Paid	2020 Cash Bonus Paid as % of Salary	2020 Cash Bonus Paid as % of Target

Ajei S. Gopal	$966,983	117%	117%

Maria T. Shields	$360,558	86%	113%

Richard S. Mahoney	$458,486	113%	113%

Shane R. Emswiler	$276,445	86%	113%

Nicole Anasenes	N/A	N/A	N/A

Long-Term Equity Compensation

Our executive compensation program includes stock-based awards, the value of which depends on our stock performance and other performance measures, to achieve strong long-term performance. The stock-based awards consist of PSUs and time based RSUs.

PSUs align our executive officers’ pay to our financial performance based on specific metrics. The Compensation Committee determined that ACV, non-GAAP operating cash flows, and a metric based on our TSR compared to the return on the Nasdaq Composite Index (the “Index”) were the appropriate metrics to measure longer term company performance for purposes of the regular-cycle three-year PSUs, as they provided a thoughtful balance of short-term and long-term growth and profitability to drive long-term stockholder value.

RSUs offer value delivery to our executive officers while promoting alignment of their interests with the long-term interests of our stockholders in a manner consistent with our peer company compensation practices. For the reasons described above, we believe that the combination of PSUs and RSUs motivates and retains our valued executive officers. In the future, we may introduce other forms of equity compensation to our executive officers that are also aligned with the interests of our stockholders.

The Compensation Committee, in consultation with our CEO (other than with respect to his own compensation), determines the size, mix, material terms and metrics (in the case of PSUs) of equity awards granted to each of our executive officers. The Committee takes into consideration factors such as the scope of role, responsibilities, competitive market data provided by Compensia, individual performance and retention risk.

Similar to previous years, the Compensation Committee decided to grant an equal distribution of PSU and RSU awards for 2020. Each named executive officer received 50% of their target long-term equity compensation in the form of RSUs and 50% of their target long-term equity compensation in the form of PSUs. 80% of the PSUs were based on metrics related to the Company’s financial performance (the “Operating Metric PSUs”) and 20% of the PSUs were based on the Company’s three-year relative TSR (the “TSR PSUs”).

Performance Metrics for 2020 PSU Awards

For the 2020 TSR PSUs, similar to previous years, the Compensation Committee will measure our TSR compared to the Index at the end of a three-year cumulative performance period ending December 31, 2022. The TSR calculation will be based upon the return of the 10-trading day average price of the Company and the Index preceding the start of the performance period (January 1, 2020) and the return of the 10-trading day average price at the end of the relevant period (December 31, 2022). The 2020 TSR PSUs will be earned at 100% if our TSR equals the return of the Index at the end of the cumulative three-year performance period.

The target award is reduced by three percentage points for each percentage point by which the return of the Index exceeds our TSR and is reduced to zero percent if the return of the Index exceeds our TSR by twenty-five percentage points or more. In a change from previous years’ awards, if we have a negative TSR but it is still higher than the Index, a maximum of 100% of the target may be earned. Previously, zero percent of the target award would be earned if both return rates were negative and the return of the Index exceeded our TSR performance over the three-year performance period. We made this change with respect to the 2020 TSR PSUs to align the program with peer and broad market practices.

The target award will be increased by four percentage points for each percentage point by which our TSR exceeds the return of the Index, up to a maximum of two hundred percent (200%) of the target award.

44     2021 Ansys Proxy Statement

For purposes of illustration, the performance assessment is as follows:

Sample Ansys Total Shareholder Return	Sample Performance Measurement Index	Difference between Sample Ansys TSR and Index	2020 Performance Multiplier

40	15	+25	200%

40	30	+10	140%

40	40	0	100%

40	42	-2	94%

40	56	-16	52%

40	65	-25	25%

40	70	-30	0%

AGI

-10	-20	+10	100%

-10	-5	-5	85%

Please see “Grants of Plan-Based Awards in Fiscal 2020 Table” for additional information on these equity awards.

For the Operating Metric PSUs, three one-year sub-performance periods are used to measure performance against annual goals that are determined by the Compensation Committee at the beginning of the relevant year. At the end of each sub-performance period, performance against the pre-established goals is measured and certified. Upon the achievement of these goals, the shares will vest at the end of the three-year performance period, with payment being contingent upon the named executive officer’s continued employment.

For the 2020 sub-performance period of the 2018, 2019, and 2020 Operating Metric PSUs, the Compensation Committee selected ACV with an operating cash flows modifier, each adjusted to exclude significant one-time or unusual charges or benefits if determined to be appropriate by the Compensation Committee, as the relevant metric (as further described below).

ACV is a financial metric we introduced in 2018 for which there is no comparable GAAP measure. It is calculated as follows:

●	The annualized value of maintenance and lease contracts with start dates or anniversary dates during the period, plus

●	The value of perpetual license contracts with start dates during the period, plus

●	The annualized value of fixed-term services contracts with start dates or anniversary dates during the period, plus

●	The value of work performed during the period on fixed-deliverable services contracts.

To arrive at adjusted ACV, we calculated ACV for the year ended December 31, 2020 and then excluded the impact of acquisitions not contemplated in our 2020 budget, specifically AGI.

Operating cash flow was calculated in accordance with GAAP for the year ended December 31, 2020 and then adjusted to (i) reflect results at planned foreign currency exchange rates and (ii) exclude the impact of acquisitions not contemplated in our 2020 budget, specifically AGI.

The goals for the 2020 sub-performance period within each of 2018, 2019 and 2020 Operating Metric PSUs are based on the attainment of adjusted ACV with a non-GAAP operating cash flows modifier as outlined below. The number of PSUs earned between levels will be determined through straight-line interpolation. The goals for any remaining sub-performance periods will be disclosed after the end of the applicable sub-performance period.

Adjusted ACV ($ in millions)		< 1,584.0	1,584.0	1,598.0	1,612.0	1,626.0	1,640.0	1,649.5	1,659.0	1,668.5	1,678.0	1,687.5
Non-GAAP Operating Cash Flows ($ in millions)	$548.0	0%	70%	85%	100%	125%	150%	175%	175%	175%	200%	200%
	$529.0	0%	55%	70%	85%	100%	125%	150%	175%	175%	200%	200%
	$510.0	0%	40%	55%	70%	85%	100%	125%	150%	175%	200%	200%
	$491.0	0%	36%	50%	63%	77%	90%	125%	150%	175%	200%	200%
	$472.0	0%	32%	44%	56%	68%	80%	112%	135%	175%	200%	200%
	$453.0	0%	24%	33%	42%	51%	60%	100%	120%	157%	180%	200%
	$434.0	0%	0%	0%	0%	0%	0%	0%	0%	140%	160%	180%

2021 Ansys Proxy Statement     45

2020 PSU Awards

Each named executive officer received 50% of their target long-term equity compensation in the form of PSUs, 80% of which are based on metrics related to the Company’s financial performance (ACV and non-GAAP operating cash flows) and 20% of which are based on the Company’s three-year relative TSR.

TSR Metric

As described above, the 2020 TSR PSUs are based on our TSR as compared to the return of the Index at the end of a three-year performance period ending December 31, 2022.

Operating Metric

In 2020, we achieved adjusted ACV of $1,596.4 million and non-GAAP operating cash flows of $549.0 million resulting in a payout at 82.9% of target for the first sub-performance period of the 2020 Operating Metric PSUs. The underlying shares for the first sub-performance period will vest three years from the grant date contingent upon the named executive officer’s continued employment through the vesting date.

2020 RSU Awards

Each named executive officer received 50% of their target long-term equity compensation in the form of RSUs, which generally vest ratably on the first, second, and third anniversaries of the grant date.

2018 and 2019 PSU Awards

TSR Metric

The 2018 TSR PSUs were paid out following the end of a three-year period ended December 31, 2020. The TSR calculation was based upon the return of the 10-trading day average price of the Company and the Index preceding the start of the performance period (January 1, 2018) and the return of the 10-trading day average price at the end of the relevant tranche period (December 31, 2020). For the 2020 TSR PSUs, the results were as follows:

	Beginning Average	Ending Average	Result

Ansys TSR	$147.28	$359.98	144.42%

Index TSR	$6,951.06	$12,815.46	84.37%

Under the terms of the award, maximum payout (200%) of the tranche occurred if the Company’s TSR outperformed the Index by 25 percentage points or more. The Company’s TSR outperformed the Index by 60.05 percentage points resulting in the maximum payout of 200%.

This resulted in the following share payouts to our Named Executive Officers:

Named Executive Officer	Number of Shares of Common Stock

Ajei S. Gopal	10,700

Maria T. Shields	3,524

Richard S. Mahoney	4,154

Shane R. Emswiler	2,266

Nicole Anasenes	N/A

The 2019 TSR PSUs measure our TSR as compared to the Index at the end of a three-year period ending December 31, 2021 and will pay out, if earned, following the end of that period.

Operating Metric

Under the terms of the 2018 Operating Metric PSUs, the 2020 third sub-performance period was earned at 82.9% based on the performance scale described above. Upon the completion of the performance period for this award, the following shares were paid out for the three sub-performance periods:

Named Executive Officer	Number of Shares of Common Stock

Ajei S. Gopal	32,664

Maria T. Shields	10,758

Richard S. Mahoney	12,679

Shane R. Emswiler	6,916

Nicole Anasenes	N/A

For the 2019 Operating Metric PSU awards, the 2020 second sub-performance period was earned at 82.9% based on the performance scale described above. The underlying shares for the second sub-performance period will vest three years from the grant date contingent upon the named executive officer’s continued employment through the vesting date.

Grants to Ms. Anasenes

On December 8, 2020, Ms. Anasenes joined the Company’s management team as a Senior Vice President after serving as a member of the Board, and in March 2021 assumed the role of Chief Financial Officer. In connection with her appointment as Senior Vice President, on December 8, 2020, Ms. Anasenes received (i) an equity grant of $2,000,000 in the form of RSUs, which vest ratably on the first, second and third anniversaries of the grant date, subject to Ms. Anasenes’ continued employment with the Company, and (ii) an equity grant of $2,000,000 in the form of PSUs (at a target award level), which will vest and be paid, if at all, after the end of the performance period ending on December 31, 2022, based on the achievement of ACV and operating margin performance goals, subject to Ms. Anasenes’ continued employment with the Company (“Special PSUs”). For additional information regarding the terms of this PSU award, see the “Long-Term Performance-Based Equity Grant for Select Key Executives” section in Ansys’ Proxy Statement for the 2020 Annual Meeting, filed with the SEC on March 21, 2020.

46     2021 Ansys Proxy Statement

Other Compensation Policies and Information

Employee Benefits and Perquisites

Employee benefits are provided to all eligible employees, including our named executive officers, which the Compensation Committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include, in the United States, medical, dental and vision insurance, health savings account, a 401(k) retirement plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan, and other programs.

We provide limited perquisites to our executives. We have no deferred compensation, pension arrangements, post-retirement health coverage or similar benefits for our executives that are not generally available to other eligible employees, other than as provided under the Executive Severance Plan, details of which are included below under “Employment, Severance and Change in Control Agreements.” In addition, in 2019 we started to pay for the cost of financial planning services provided by a third party to assist our executives with managing complex investment, tax, legal and estate planning matters so that the executives could remain focused on our business priorities rather than personal financial concerns. While we pay for the cost of this voluntary benefit, the executive is responsible for the taxes on the value of this benefit.

Stock Ownership Guidelines

The Board believes that directors and senior officers should hold a meaningful financial stake in the Company to further align their interests with those of our stockholders and to build an ownership mentality among our senior employees. As a result, the Board has adopted stock ownership guidelines for senior management. The Board most recently reviewed and modified these guidelines as of January 1, 2021. These modifications included the usage of our new career framework levels to define ownership requirements as well as the expansion of retention requirements to managerial vice presidents.

2021 Executive Officer Stock Ownership Guidelines

Chief Executive Officer	5x Annual Salary

Senior Vice Presidents	3x Annual Salary

Vice Presidents (Executive)	2x Annual Salary

Vice Presidents (Managerial)	1x Annual Salary

Equity Counted towards Requirement	(i) common stock owned through direct purchase or vesting of equity compensation; and (ii) up to 50% of balance can be in-the-money options but the value of such options will be discounted 50%

Timeframe for Compliance	5 years

Equity Grant Policy

Under the Equity Grant Policy, all equity granted under our equity incentive plans, and the terms and conditions governing such grants, must be authorized and approved by our Compensation Committee. Our Compensation Committee must authorize and approve any changes to the terms and conditions of any grant and any exceptions to our Equity Grant Policy.

Our Compensation Committee may authorize block grants of options, RSUs, or PSUs for employees who are not our executive officers or directors and may delegate the allocation of awards under these blocks to our CEO, Chief Financial Officer, General Counsel and/or Vice President of Human Resources.

Our Compensation Committee has delegated to our CEO and Vice President of Human Resources authority to make awards under the following three types of equity blocks: (i) new hire RSU grants of up to $500,000 per new hire, so long as the aggregate number of grants in a calendar year does not exceed the applicable total number of shares approved by the Compensation Committee for such block grant; (ii) grants of RSUs to current employees for the achievement of extraordinary objectives or for special retention purposes of up to $150,000 per employee (known as “recognition and retention grants”), so long as the aggregate number of shares subject to grants in a calendar year does not exceed the applicable total number of shares approved by the Compensation Committee for such block grant; and (iii) stock option or RSU grants to new employees acquired in connection with designated business combinations, not to exceed an aggregate grant date fair value of ten percent (10%) of the purchase price of each delegated business combination or such higher amount as may be approved by the Compensation Committee. No grant date may precede the date the grant was authorized by our Compensation Committee. The grant or exercise price for all grants will be the fair market value per share of the stock on the grant date unless such date falls on a non-trading day. The number of shares subject to the RSU and PSU awards will be based on the average closing price per share of the stock over the 20 trading days immediately preceding and including the grant date.

Clawback of Compensation

Under our Corporate Governance Guidelines, if our Board determines, in its sole discretion, that our financial results are restated, whether in part or in their entirety, due to misconduct by one or more executive officers, the Board has the discretion to use commercially reasonable best efforts to remedy the misconduct and prevent its recurrence. The Board may determine, to the fullest extent permitted by law, to (i) recoup any bonus or other performance-based compensation that has been paid, (ii) cancel any equity-based awards made, and/or (iii) recoup any gains from equity-based awards made, to any executive officer engaged in such misconduct. The Board may also take any of the actions described in the preceding sentence with respect to compensation paid or awarded in the preceding three years if an executive violates the terms of a non-competition agreement with the Company.

Anti-Hedging and Anti-Pledging Policy

Under our Insider Trading Policy and Procedures, no director, executive officer, or employee may at any time purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, puts, calls, and

2021 Ansys Proxy Statement     47

exchange funds), or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities that are (i) granted to them by us as part of their compensation or (ii) held, directly or indirectly, by them.

Directors and executive officers are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Post-Employment Compensation

Retirement Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees, except as provided in certain employment agreements as required under local law, or our Executive Severance Plan. Our U.S.-based employees are eligible to participate in our 401(k) plan or that of one of our subsidiaries. In any plan year, we will contribute to each participant a matching contribution as follows: a dollar-for-dollar match for the first 3% an employee contributes to their 401(k) account, and a 25% match on the next 5% an employee contributes, for a maximum matching payment by us of 4.25%. All executives are eligible to participate in the retirement plans offered generally to employees in the location where they are employed.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans to our executive officers.

Employment, Severance and Change in Control Agreements

Our executive officers do not have employment agreements with us except in the case of our CEO as described below.

Dr. Gopal Employment Agreement

We entered into an employment agreement with Dr. Gopal on August 29, 2016 (the “Gopal Agreement”), pursuant to which Dr. Gopal’s employment was for an initial term of one year and annually automatically renews for additional one-year periods unless either party elects not to renew on 60 days prior written notice or the employment is earlier terminated by either party.

Under the terms of the Gopal Agreement, in the event that Dr. Gopal’s employment with us is terminated by us without “Cause” or as a result of his resignation with “Good Reason,” (each as defined in the Gopal Agreement) Dr. Gopal will be entitled to (i) receive an amount equal to two times the sum of his then effective base salary plus his target bonus, payable over 24 months in equal installments, (ii) in certain circumstances, a monthly payment would be made by us of an amount equal to the employer health insurance contribution amount that would have been paid in respect of Dr. Gopal for at most 24 months following such termination and (iii) the period of time during which Dr. Gopal may exercise his vested stock options shall be extended to the longer of (x) three months after his date of termination or (y) seven days after the commencement of our first open trading window that occurs after the date of termination, but in no event later than the 10-year expiration date of such options.

If a termination under such circumstances occurs during the period beginning 60 days prior to the effective date of a definitive agreement that will result in a change in control and ending 18 months after the consummation (closing) of a change in control, then, in lieu of the benefits described in the foregoing paragraph, Dr. Gopal will be entitled to (a) the amounts described in clause (i) above, which will be paid in a lump sum in certain circumstances rather than over 24 months, (b) the acceleration and vesting of all outstanding stock options or other stock-based awards held by Dr. Gopal, subject to any performance or metric-based requirements set forth therein which shall be separately determined as set forth in the applicable award agreement and (c) in certain circumstances, a monthly payment by us of an amount equal to the employer health insurance contribution amount that would have been paid in respect of Dr. Gopal for at most 24 months following such termination.

Dr. Gopal has agreed to be subject to certain non-competition, non-solicitation and non-hire provisions during the term of his employment and for 24 months following the termination of his employment, subject to certain limited exceptions.

Executive Severance Plan

On February 17, 2010, we adopted the ANSYS, Inc. Executive Severance Plan, which was amended as of July 29, 2014, (the “Executive Severance Plan”), for executives and other employees selected for participation by our Compensation Committee. The Executive Severance Plan applies to all named executive officers with the exception of Dr. Gopal whose severance terms are set forth in the Gopal Agreement.

Pursuant to the Executive Severance Plan, covered executives whose employment with us is terminated for any reason other than for cause, death or disability will receive a lump-sum severance payment equal to the sum of six months’ base salary and target bonus and an amount equal to the earned, but unpaid, portion of the covered executive’s target bonus, as well as 12 months’ health and welfare benefits and outplacement services up to $15,000. In the event the employment of a covered executive is terminated for any reason other than for cause, death or disability, or by the covered executive with good reason, in either case within 18 months after a change in control of the Company and without cause, the covered executive will (a) receive a lump-sum severance payment equal to the sum of 12 months’ base salary and target bonus and an amount equal to the earned, but unpaid, portion of the covered executive’s target bonus, (b) receive 12 months’ health and welfare benefits and outplacement services up to $15,000 and (c) have all outstanding stock options and other outstanding stock-based awards accelerate and become fully exercisable and non-forfeitable as of the date of such termination of employment.

All of our executive equity award agreements are subject to “double- trigger” vesting, meaning that if within eighteen months of a change in control, an executive’s employment is terminated without cause or is terminated

48     2021 Ansys Proxy Statement

by such executive after any adverse modification of his or her duties, principal employment location or compensation, then all stock options and other equity incentives awarded to that employee would become fully vested.

In all cases, receipt of severance payments is conditioned on the timely execution of an appropriate release of claims on the part of the terminated executive.

For additional information regarding our change in control severance arrangements, see “Potential Payments Upon Termination or Change in Control Under Employment or Other Agreements Table.”

Our Compensation Committee has implemented these arrangements to protect the interests of our senior executives when a potential change in control could affect our executives’ job security, authority or compensation, and believes that these arrangements help us recruit and retain executive-level talent. These change in control severance arrangements also promote the interests of our stockholders by mitigating the senior executives’ concerns about such potential matters and thereby assuring that management provides guidance to the Board and stockholders that is not related to such concerns. In the event employment is terminated for reason of death or disability, all unvested RSUs will become immediately vested. Unvested PSUs will vest, as scheduled, on a prorated basis, based on the achievement of the applicable metrics.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2020 with management and has recommended to our Board of Directors that the CD&A be included in our proxy statement for the 2021 Annual Meeting and be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

Compensation Committee

Guy E. Dubois, Chair

Glenda M. Dorchak

Ronald W. Hovsepian

Ravi K. Vijayaraghavan

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Ansys under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates the Report by reference therein.

2021 Ansys Proxy Statement     49

COMPENSATION POLICIES AND PRACTICES RELATED TO RISK MANAGEMENT

The Compensation Committee, with the assistance of Compensia, assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and employees, with particular attention to risks related to the Company’s use of, and degree of use of, equity and incentive-based compensation as a portion of the total compensation paid to the executive officers. We have designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgement and appropriate risk taking. Based upon its assessment, the Compensation Committee believes that any risks arising from our compensation programs do not create disproportionate incentives for our employees to take risks that are reasonably likely to have a material adverse impact on us in the future.

Our Compensation Committee considered the following elements of our compensation plans and policies when evaluating whether our plans and policies encourage our executives and employees to take unreasonable risks:

●	Our base salary component of compensation does not encourage risk taking because it is a fixed amount.

●	Our performance-based cash bonus awards are based, in part, on the achievement of at least two quantitative performance measures, thus diversifying the risk associated with any single indicator of performance.

●	Awards under our performance-based cash bonus programs are based on overall performance and qualitative individual goals that vary depending on each executive’s role, which limits the risk associated with awarding cash bonuses based solely on Company financial performance metrics.

●	Assuming achievement of a threshold level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement rather than an “all-or-nothing” approach, which could engender excessive risk taking.

●	We award our executives PSUs that are earned based, in part, on the performance of our common stock over a cumulative three-year period providing them with strong incentives to increase stockholder value over the long-term. This plan is capped at 200% of target awards to prevent excessive compensation or risk taking on the part of the participants.

●	Our Compensation Committee determines achievement levels under the Company’s performance-based cash bonus program in its discretion after reviewing Company and executive performance and which program similarly caps pay-outs to prevent excessive compensation or risk-taking.

●	We maintain a robust clawback policy.

●	Our executive stock ownership policy requires executives to hold shares of stock equal to a minimum of two or three times their base salary, or, in the case of our CEO, equal to a minimum of five times his base salary. Half of that minimum of stock can be comprised of in-the-money stock options, which aligns an appropriate portion of their personal wealth to our long-term performance. Executives must attain the levels described above within five years of becoming subject to this policy.

50     2021 Ansys Proxy Statement

FISCAL 2020 COMPENSATION TABLES

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan ($) (3)	All Other Compensation ($) (4)	Total
Ajei S. Gopal, President and Chief Executive Officer	2020	$818,750	$247,500	$12,276,512	$719,483	$27,288	$14,089,533
	2019	$793,750	$240,000	$17,553,073	$971,040	$33,550	$19,591,413
	2018	$768,750	$210,000	$8,214,921	$938,257	$32,256	$10,164,184
Maria T. Shields, Senior Vice President, Administration (former Chief Financial Officer)	2020	$420,849	$119,232	$3,353,433	$241,326	$11,288	$4,146,128
	2019	$408,591	$86,819	$5,243,830	$281,063	$11,050	$6,031,353
	2018	$396,700	$93,656	$2,939,148	$272,450	$10,813	$3,712,767
Richard S. Mahoney, Senior Vice President, Worldwide Sales and Customer Excellence	2020	$401,365	$151,616	$3,859,449	$306,870	$11,288	$4,730,588
	2019	$389,675	$122,667	$6,831,625	$357,401	$19,582	$7,720,950
	2018	$378,325	$142,913	$3,001,612	$346,448	$20,586	$3,889,884
Shane R. Emswiler, Senior Vice President, Products	2020	$312,995	$91,417	$2,939,182	$185,028	$10,833	$3,539,455
	2019	$274,848	$62,294	$5,945,306	$151,251	$10,530	$6,444,229
	2018	$266,864	$60,480	$1,731,187	$146,616	$10,041	$2,215,188
Nicole Anasenes, Senior Vice President and Chief Financial Officer (5)	2020	$74,439		$4,449,571		$538	$4,524,548

(1) Reflects the portion of the total Performance Based Cash Bonus paid to the named executive officers for 2020 that is tied to individual results as described in more detail in “Compensation Discussion and Analysis.”

(2) The values set forth in this column are based on the aggregate grant date fair values of RSU and PSU awards computed in accordance with FASB ASC Topic 718. The amounts shown in the table reflect the target grant date fair values of the PSUs. The grant date fair values of RSUs, Special PSUs and Operating Metric PSUs are computed based upon the closing price per share of Ansys’ common stock on the date of grant. The grant date fair values of TSR PSUs are computed using a Monte Carlo simulation model. A discussion of the relevant assumptions made in the valuation of these awards is provided in Note 14 of the 2020 Form 10-K.

In the event of maximum payout, the aggregate grant date fair values for the PSUs reflected in the 2020 rows of this column would be: for Dr. Gopal, 2020 TSR PSU Award ($2,199,348), 2020 Operating Metric PSU Award – 2020 Tranche ($2,980,870), 2019 Operating Metric PSU Award – 2020 Tranche ($4,033,352), 2018 Operating Metric PSU Award – 2020 Tranche ($4,161,690); for Ms. Shields, 2020 TSR PSU Award ($536,726), 2020 Operating Metric PSU Award – 2020 Tranche ($727,284), 2019 Operating Metric PSU Award – 2020 Tranche ($1,344,644), 2018 Operating Metric PSU Award – 2020 Tranche ($1,370,896); for Mr. Mahoney, 2020 TSR PSU Award ($615,640), 2020 Operating Metric PSU Award – 2020 Tranche ($834,384), 2019 Operating Metric PSU Award – 2020 Tranche ($1,523,736), 2018 Operating Metric PSU Award – 2020 Tranche ($1,615,324); for Mr. Emswiler, 2020 TSR PSU Award ($545,058), 2020 Operating Metric PSU Award – 2020 Tranche ($739,240), 2019 Operating Metric PSU Award – 2020 Tranche ($940,960), 2018 Operating Metric PSU Award – 2020 Tranche ($881,456); and for Ms. Anasenes 2020 Special PSU Award ($3,741,111).

These amounts reflect fair values of these awards on the grant dates, and do not correspond to the actual values that may be recognized by the named executive officers.

(3) Reflects the portion of the total Performance Based Cash Bonus paid to the named executive officers for 2020 that is tied to Company financial results as described in more detail in “Compensation Discussion and Analysis.”

(4) 2020 amounts for Dr. Gopal consist of $11,288 in contributions to the 401(k) and $16,000 for financial planning. 2020 amounts for Ms. Shields, Mr. Mahoney, Mr. Emswiler and Ms. Anasenes consist of contributions to the 401(k) plan in the amounts of $11,288, $11,288, $10,833 and $538 respectively.

(5) Ms. Anasenes joined Ansys’ management team and ceased her service on the Board on December 7, 2020. 2020 amounts for Ms. Anasenes’ reflect compensation for both her Board service and as a Senior Vice President in fiscal 2020. The amount in the Salary column for Ms. Anasenes includes $46,750 of cash fees paid for her service as a director in fiscal 2020. The amount in the Stock Awards column for Ms. Anasenes includes the aggregate grant date fair value of the RSU award ($292,781) she received in connection with her service as a director in fiscal 2020. See Note 2 of the “Director Compensation Table Fiscal 2020” for additional information on stock award value calculation. Ms. Anasenes did not receive a Performance Based Cash Bonus in fiscal 2020.

2021 Ansys Proxy Statement     51

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2020 TABLE
Name	Grant Date	Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock Or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (9)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ajei S. Gopal, President and Chief Executive Officer	(1)	2/13/20	596,063	701,250	1,402,500
	(2) 3/3/2020	2/13/20				1,436	5,984	11,968				1,490,435
	(3) 3/3/2020	2/13/20				1,122	4,487	8,974				1,099,674
	(4) 3/3/2020	2/13/20							22,439			5,588,882
	(5) 3/3/2019	2/13/20				1,659	6,914	13,828				2,016,676
	(6) 3/5/2018	2/13/20				1,712	7,134	14,268				2,080,845
Maria T. Shields, Senior Vice President, Administration (former Chief Financial Officer)	(1)	2/13/20	202,694	238,464	357,696
	(2) 3/3/2020	2/13/20				350	1,460	2,920				363,642
	(3) 3/3/2020	2/13/20				274	1,095	2,190				268,363
	(4) 3/3/2020	2/13/20							5,475			1,363,658
	(5) 3/3/2019	2/13/20				553	2,305	4,610				672,322
	(6) 3/5/2018	2/13/20				564	2,350	4,700				685,448
Richard S. Mahoney, Senior Vice President, Worldwide Sales and Customer Excellence	(1)	2/13/20	257,747	303,232	454,848
	(2) 3/3/2020	2/13/20				402	1,675	3,350				417,192
	(3) 3/3/2020	2/13/20				314	1,256	2,512				307,820
	(4) 3/3/2020	2/13/20							6,283			1,564,907
	(5) 3/3/2019	2/13/20				627	2,612	5,224				761,868
	(6) 3/5/2018	2/13/20				665	2,769	5,538				807,662
Shane R. Emswiler, Senior Vice President, Products	(1)	2/13/20	155,409	182,834	274,251
	(2) 3/3/2020	2/13/20				356	1,484	2,968				369,620
	(3) 3/3/2020	2/13/20				278	1,112	2,224				272,529
	(4) 3/3/2020	2/13/20							5,564			1,385,825
	(5) 3/3/2019	2/13/20				387	1,613	3,226				470,480
	(6) 3/5/2018	2/13/20				363	1,511	3,022				440,728
Nicole Anasenes, Senior Vice President and Chief Financial Officer	(7) 5/15/2020	5/15/20							1,153			292,781
	(4) 12/8/2020	12/7/20							6,090			2,078,395
	(8) 12/8/2020	12/7/20				3,045	6,090	10,962				2,078,395

(1) Amount represents the portion of the Performance Based Cash Bonus that is tied to Company financial results as described in more detail in “Compensation Discussion and Analysis.”

(2) Amount represents a grant of Operating Metric PSUs under the Predecessor Plan which are earned based on achievement of ACV with a non-GAAP operating cash flows modifier for fiscal 2020 only. Goals for the 2021 and 2022 annual sub-performance periods will be established in the first quarter of each relevant year.

(3) Amount represents a grant of TSR PSUs under the Predecessor Plan earned based on the achievement of a relative TSR goal over a three-year performance period.

(4) Amount represents a grant of time-based RSUs under the Predecessor Plan with a three-year ratable vesting schedule on each anniversary date of the date of grant.

(5) Amount represents a grant of Operating Metric PSUs under the Predecessor Plan for which the operating metric goals are established in the first quarter of each year within the three-year performance period. The Compensation Committee established ACV with a non-GAAP operating cash flows modifier as the operating metric goal for the 2020 tranche of the 2019 PSU awards on February 13, 2020.

(6) Amount represents a grant of Operating Metric PSUs under the Predecessor Plan for which the operating metric goals are established in the first quarter of each year within the three-year performance period. The Compensation Committee established ACV with a non-GAAP operating cash flows modifier as the operating metric goal for the 2020 tranche of the 2018 PSU awards on February 13, 2020.

(7) Amount represents a grant of time-based RSUs under the Predecessor Plan that Ms. Anasenes received in connection with her service as a director in fiscal 2020. See Note 2 of the “Director Compensation Table Fiscal 2020” for additional information on stock award value calculation. This grant was approved by the Board based on the recommendation of the Compensation Committee.

52     2021 Ansys Proxy Statement

(8) Amount represents a grant of Special PSUs under the Predecessor Plan that may be earned based on the achievement of ACV, as adjusted based on non-GAAP operating margin, and individual performance goals over a three-year performance period ending December 31, 2022.

(9) The values set forth in this column reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2020 TABLE
Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (19)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (19)
Ajei S. Gopal, President and Chief Executive Officer	208,882			95.09	8/31/2026					(1)
						9,675	3,519,765			(2)
						8,917	3,244,005			(3)
						17,286	6,288,647			(4)
						22,439	8,163,308			(5)
						32,664	11,883,163			(6)
						10,700	3,892,660			(7)
						17,830	6,486,554	13,828	5,030,626	(8)
								10,372	3,773,334	(9)
								56,948	20,717,682	(10)
						4,959	1,804,084	23,936	8,707,917	(11)
								8,974	3,264,741	(12)
Maria T. Shields, Senior Vice President, Administration (former Chief Financial Officer)	14,296			58.67	11/14/2021					(13)
	18,000			67.44	11/14/2022					(14)
						3,250	1,182,350			(2)
						2,938	1,068,844			(3)
						5,762	2,096,216			(4)
						5,475	1,991,805			(5)
						10,758	3,913,760			(6)
						3,524	1,282,031			(7)
						5,943	2,162,063	4,608	1,676,390	(8)
								3,458	1,258,020	(9)
								14,236	5,179,057	(10)
						1,210	440,198	5,840	2,124,592	(11)
								2,190	796,722	(12)

Footnotes on following page.

2021 Ansys Proxy Statement     53

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2020 TABLE
Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (19)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (19)
Richard S. Mahoney, Senior Vice President, Worldwide Sales and Customer Excellence	7,500			92.49	12/30/2026					(15)
						2,675	973,165			(2)
						3,462	1,259,476			(3)
						6,530	2,375,614			(4)
						6,283	2,285,755			(5)
						12,679	4,612,620			(6)
						4,154	1,511,225			(7)
						6,736	2,450,557	5,224	1,900,491	(8)
								3,918	1,425,368	(9)
								24,406	8,878,903	(10)
						1,388	504,954	6,702	2,438,188	(11)
								2,512	913,866	(12)
Shane R. Emswiler, Senior Vice President, Products						2,000	727,600			(2)
						1,889	687,218			(3)
						4,034	1,467,569			(4)
						1,546	562,435			(16)
						5,564	2,024,183			(5)
						6,916	2,516,041			(6)
						2,266	824,371			(7)
						4,159	1,513,044	3,228	1,174,346	(8)
								2,420	880,396	(9)
								24,406	8,878,903	(10)
						1,229	447,110	5,936	2,159,517	(11)
								2,224	809,091	(12)
Nicole Anasenes, Senior Vice President and Chief Financial Officer						6,090	2,215,542			(17)
								10,962	3,987,976	(18)

(1) Amount represents a grant of time-based stock options on August 31, 2016 under the Predecessor Plan with a four-year ratable vesting schedule on each anniversary date of the date of grant.

(2) Amount represents a grant of time-based RSUs on March 5, 2017 under the Predecessor Plan with a four-year ratable vesting schedule on each anniversary date of the date of grant.

(3) Amount represents a grant of time-based RSUs on March 3, 2018 under the Predecessor Plan with a three-year ratable vesting schedule on each anniversary of the date of grant.

(4) Amount represents a grant of time-based RSUs on March 3, 2019 under the Predecessor Plan with a three-year ratable vesting schedule on each anniversary of the date of grant.

(5) Amount represents a grant of time-based RSUs on March 3, 2020 under the Predecessor Plan with a three-year ratable vesting schedule on each anniversary of the date of grant.

(6) Amount represents a grant on March 3, 2018 of Operating Metric PSUs under the Predecessor Plan. The performance conditions applicable to each tranche were achieved as of December 31, 2020 as follows: 2018 tranche 200%, 2019 tranche 175%, 2020 tranche 82.9%. The award remained unvested until the Compensation Committee fully certified achievement of the goals and payment in the first quarter of 2021.

54     2021 Ansys Proxy Statement

(7) Amount represents maximum payout of a grant on March 3, 2018 of TSR PSUs under the Predecessor Plan. The performance conditions applicable to the PSUs were achieved as of December 31, 2020, but the award remained unvested until the Compensation Committee fully certified achievement of the goals and payment in the first quarter of 2021.

(8) Amount represents a grant on March 3, 2019 of Operating Metric PSUs under the Predecessor Plan. The “Number of Shares or Units of Stock That Have Not Vested” column includes Operating Metric PSUs for which the performance conditions of the 2019 and 2020 tranche have been achieved at 175% and 82.9%, respectively. The award continues to be subject to the three-year vesting requirement contingent on a grantee’s continued employment through the end of such period. The “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column includes the maximum Operating Metric PSUs that could vest under the performance conditions of the 2021 tranche. The 2021 tranche has not been achieved and will remain unvested until the Compensation Committee certifies achievement of the goals after the end of the three-year period.

(9) Amount represents maximum payout of a grant on March 3, 2019 of TSR PSUs under the Predecessor Plan. The performance period of the PSUs is for a three-year cumulative period and the performance conditions will not be achieved until the end of such three-year performance period and will remain unvested until the Compensation Committee certifies achievement of the goals after the end of the three-year performance period.

(10) Amount represents maximum payout of a grant on November 1, 2019 of Special PSUs under the Predecessor Plan. The Compensation Committee established performance goals based on ACV, operating margin and individual performance as previously disclosed. The performance period of the Special PSUs is a three-year period and the performance conditions will not be achieved until the end of such three-year performance period. The Special PSUs will remain unvested until the Compensation Committee certifies achievement of the goals after the end of the three-year performance period.

(11) Amount represents a grant on March 3, 2020 of Operating Metric PSUs under the Predecessor Plan. The “Number of Shares or Units of Stock That Have Not Vested” column includes Operating Metric PSUs for which the performance conditions of the 2020 tranche have been achieved at 82.9%. The award continues to be subject to the three-year vesting requirement contingent on a grantee’s continued employment through the end of such period. The “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column includes the maximum Operating Metric PSUs that could vest under the performance conditions of the 2021 and 2022 tranches. The 2021 and 2022 tranches have not been achieved and will remain unvested until the Compensation Committee certifies achievement of the goals after the end of the three-year period.

(12) Amount represents maximum payout of a grant on March 3, 2020 of TSR PSUs under the Predecessor Plan. The performance period of the PSUs is for a three-year cumulative period and the performance conditions will not be achieved until the end of such three-year performance period and will remain unvested until the Compensation Committee certifies achievement of the goals after the end of the three-year performance period.

(13) Amount represents a grant of time-based stock options on November 14, 2011 under the Predecessor Plan with a four-year ratable vesting schedule on each anniversary date of the date of grant.

(14) Amount represents a grant of time-based stock options on November 14, 2012 under the Predecessor Plan with a four-year ratable vesting schedule on each anniversary date of the date of grant.

(15) Amount represents a grant of time-based stock options on December 30, 2016 under the Predecessor Plan with a four-year ratable vesting schedule on each anniversary date of the date of grant.

(16) Amount represents a grant of time-based RSUs on October 1, 2019 under the Predecessor Plan with a three-year ratable vesting schedule on each anniversary of the date of grant.

(17) Amount represents a grant of time-based RSUs on December 8, 2020 under the Predecessor Plan with a three-year ratable vesting schedule on each anniversary of the date of grant.

(18) Amount represents maximum payout of a grant on December 8, 2020 of Special PSUs under the Predecessor Plan. The Compensation Committee established performance goals based on ACV, operating margin and individual performance as previously disclosed. The performance period of the Special PSUs is a three-year period and the performance conditions will not be achieved until the end of such three-year performance period. The Special PSUs will remain unvested until the Compensation Committee certifies achievement of the goals after the end of the three-year performance period.

(19) Determined based on the closing price per share of the Company’s common stock on December 31, 2020 ($363.80).

2021 Ansys Proxy Statement     55

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2020 TABLE
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ajei S. Gopal, President and Chief Executive Officer			77,544	21,447,821
Maria T. Shields, Senior Vice President, Administration (former Chief Financial Officer)	15,000	3,808,538	29,711	8,113,121
Richard S. Mahoney, Senior Vice President, Worldwide Sales and Customer Excellence	7,500	1,932,938	24,811	6,939,512
Shane R. Emswiler, Senior Vice President, Products			18,575	5,133,740
Nicole Anasenes, Senior Vice President and Chief Financial Officer (1)			2,147	595,853

(1) The amounts reflected represent the vesting of two time-based RSU awards under the Predecessor Plan that Ms. Anasenes received in connection with her service as a director. Ms. Anasenes’ RSU award for her service as a director during the 2019-2020 Board year vested in full in May 2020. On December 8, 2020, in connection with Ms. Anasenes’ departure from the Board and pursuant to the terms of the applicable RSU award agreement, the Board approved the pro rata vesting of her outstanding RSU award for her service as a director during the 2020-2021 Board year.

56     2021 Ansys Proxy Statement

Except as otherwise provided, the following table sets forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, or a “change in control” of Ansys, or a change in the named executive officer’s responsibilities, as such scenarios are contemplated in the contracts, agreements, plans or arrangements described in “Compensation Discussion and Analysis.”

The table assumes that employment termination and/or the change in control occurred on December 31, 2020 and a valuation of our common stock based on its closing market price per share on December 31, 2020 of $363.80. The table also assumes that each named executive officer will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims and compliance with restrictive covenants described in “Compensation Discussion and Analysis.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL UNDER EMPLOYMENT OR OTHER AGREEMENTS TABLE
Event	Ajei S. Gopal	Maria T. Shields	Richard S. Mahoney	Shane R. Emswiler	Nicole Anasenes
Retirement
No Payments	N/A	N/A	N/A	N/A	N/A
Total	$0	$0	$0	$0	$0
Termination without Cause and Involuntary Termination for Good Reason (other than related to a Change in Control) (1)
Cash Severance Payment	$1,650,000	$211,968	$202,155	$162,519	$215,000
Annual Bonus at Target	$1,650,000	$476,928	$606,464	$365,669	$483,750
Accelerated RSUs	$0	$0	$0	$0	$0
Outplacement Services	$0	$15,000	$15,000	$15,000	$15,000
Continued Health Care Benefits	$50,275	$25,138	$19,599	$17,801	$0
Total	$3,350,275	$729,034	$843,218	$560,989	$713,750
Death (2)
Accelerated RSUs	$21,215,725	$6,339,215	$6,894,010	$5,469,005	$2,215,542
Prorated PSUs (assumed at target)	$29,006,017	$9,049,616	$11,035,297	$7,140,545	$738,440
Total	$50,221,742	$15,388,831	$17,929,307	$12,609,550	$2,953,982
Disability (2)
Accelerated RSUs	$21,215,725	$6,339,215	$6,894,010	$5,469,005	$2,215,542
Prorated PSUs (assumed at target)	$29,006,017	$9,049,616	$11,035,297	$7,140,545	$738,440
Total	$50,221,742	$15,388,831	$17,929,307	$12,609,550	$2,953,982
Voluntary Termination and Termination for Cause
No Payments	N/A	N/A	N/A	N/A	N/A
Total	$0	$0	$0	$0	$0
Change in Control with Termination (3)
Prorated Annual Cash Incentive Compensation	$1,650,000	$635,904	$808,618	$487,557	$645,000
Accelerated Stock Options	$0	$0	$0	$0	$0
Accelerated RSUs	$21,215,725	$6,339,215	$6,894,010	$5,469,005	$2,215,542
PSUs (assumed at target)	$39,800,084	$13,343,547	$17,035,208	$12,619,858	$2,215,542
Cash Severance Payment	$1,650,000	$423,936	$404,309	$325,038	$430,000
Continued Health Care Benefits	$50,275	$25,138	$19,599	$17,801	$0
Outplacement Services	$0	$15,000	$15,000	$15,000	$15,000
Total	$64,366,084	$20,782,740	$25,176,744	$18,934,259	$5,521,084

(1) Dr. Gopal is the only named executive officer who receives severance benefits in the event he terminates employment with the Company for “Good Reason” (as defined in his employment agreement) unrelated to a change in control. A description of his employment agreement is included in “Compensation Discussion and Analysis – Post-Employment Compensation – Gopal Agreement.”

(2) The RSU and PSU award agreements applicable to the 2018 and later equity incentive awards granted to the named executive officers provide that, in the event of death or disability, such awards will vest. In the case of the RSU awards, the awards will vest in full and, in the case of the PSUs awards, such awards will pro-rata vest and continue to be contingent upon the attainment of the performance goals as determined by the Compensation Committee after the end of the applicable performance period.

(3) As described in “Compensation Discussion and Analysis – Post-Employment Compensation,” Dr. Gopal’s employment agreement and the Executive Severance Plan, in the case of the other named executive officers, provides for severance payments and benefits in connection with a termination without “Cause” by the Company or a termination for “Good Reason” (as defined in Dr. Gopal’s employment agreement and the Executive Severance Plan, as applicable) by the executive in connection with a change in control.

2021 Ansys Proxy Statement     57

2020 CEO PAY RATIO

The SEC requires disclosure of the annual total compensation of our President and CEO, Dr. Gopal, the annual total compensation of our “median employee” (determined by excluding our President and CEO), and the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Summary Compensation Table).

For fiscal 2020, the values are as follows:

●	Dr. Gopal’s annual total compensation – $14,089,533

●	Median employee’s annual total compensation – $103,824

●	Ratio of Dr. Gopal’s to the median employee’s annual total compensation – 136:1

Consistent with Instruction 2 to Item 402(u) of Regulation S-K, the applicable SEC rule, Ansys may identify its median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure.

We have reviewed the changes in our employee population and employee compensatory arrangements for fiscal 2020 and have determined that there have been no changes that would significantly impact our 2019 pay ratio disclosure and require us to identify a new median employee. As a result, the Company has re-identified the same median employee as it did in its 2019 CEO pay ratio disclosure.

We identified the median employee for purposes of our 2019 pay ratio disclosure using our employee population as of October 1, 2019, which date was within the last three months of our 2019 fiscal year. At October 1, 2019, we employed approximately 4,050 persons globally. We identified the median employee for our 2020 proxy statement by: (i) aggregating for each applicable employee (A) annual base salary for permanent employees as of October 1, 2019 (or for hourly employees, the hourly compensation rate multiplied by the target annual work schedule), (B) the target bonus for 2019, and (C) the accounting value of any equity awards granted during 2019, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees, excluding Dr. Gopal, whether employed on a full-time, part-time, temporary, or seasonal basis. For non-permanent employees that joined the Company during 2019, annual salary rates were adjusted to account only for the portion of the year that they were employed by the Company. In determining our median employee, we did not use any of the permitted exemptions. We also did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments), or estimates (e.g., statistical sampling) to identify our median employee or determine annual total compensation or any elements of annual total compensation for our median employee or Dr. Gopal.

We calculated the median employee’s annual total compensation as described above for purposes of determining the ratio of Dr. Gopal’s annual total compensation to such median employee’s annual total compensation. Since our median employee is located in India, we converted that employee’s compensation from Indian Rupees to U.S. Dollars at an exchange rate of 0.01355 as of September 30, 2020.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

58     2021 Ansys Proxy Statement

OWNERSHIP OF OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table presents information about persons or entities known to the Company to be beneficial owners of more than five percent of our common stock as of March 15, 2021. The following information is based solely upon filings of Schedule 13Gs pursuant to the rules of the SEC.

Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent*

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	9,257,565 (1)	10.6%

BlackRock Inc. 55 East 52nd Street, New York, NY 10055	7,452,280 (2)	8.6%

* Based on 87,134,536 shares of common stock outstanding as of March 15, 2021.

(1) The information reported is based on Amendment No. 8 to Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2021 reporting beneficial ownership as of December 31, 2020. Of the shares beneficially owned, The Vanguard Group has sole power to vote with respect to zero shares, shared power to vote with respect to 147,189 shares, sole power to dispose of or direct disposition with respect to 8,879,035 shares, and shared power to dispose of or direct disposition with respect to 378,530 shares. The Vanguard Group, Inc. is a parent holding company for the following wholly-owned subsidiaries that own shares of our common stock: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited.

(2) The information reported is based on Amendment No. 13 to Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2021 reporting beneficial ownership as of December 31, 2020. Of the shares beneficially owned, BlackRock, Inc. has the sole power to vote with respect to 6,640,909 shares, the sole power to dispose of or direct disposition with respect to 7,452,280 shares and shared power to vote, dispose or direct disposition with respect to zero shares.

BlackRock, Inc. is a parent holding company for the following subsidiaries that own shares of our common stock: BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd.

Security Ownership of Our Management

The following table reflects the number of shares of our common stock beneficially owned (unless otherwise indicated) by (i) our named executive officers listed in the “Summary Compensation Table” of this proxy statement, (ii) directors and (iii) all of our directors and executive officers as a group, as of the March 15, 2021, based upon their representations to the Company.

Shares Beneficially Owned
Beneficial Owner	Number (1)	Percent (1)

Ajei S. Gopal (2)	324,991	*

Nicole Anasenes	2,341	*

Shane R. Emswiler	4,142	*

Richard S. Mahoney	17,157	*

Maria T. Shields (3)	129,984	*

Robert M. Calderoni (4)	1,366	*

Glenda Dorchak (5)	3,884	*

Guy E. Dubois (6)	10,356	*

Jim Frankola (7)	748	*

Alec. D. Gallimore (8)	3,886	*

Ronald W. Hovsepian (9)	30,501	*

Barbara V. Scherer (10)	11,492	*

Ravi Vijayaraghavan (11)	1,366	*

All Executive Officers and Directors as a group (14 persons) (12)	552,637	*

* Less than 1% of outstanding shares of common stock and based on 87,134,536 shares outstanding as of March 15, 2021.

2021 Ansys Proxy Statement     59

(1) All amounts have been determined in accordance with Rule 13d-3 under the Exchange Act. A person has beneficial ownership of shares if he or she has the power to vote or dispose of such shares. This power can be exclusive or shared, direct or indirect. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which such person has the right to acquire within 60 days of March 15, 2021. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days of March 15, 2021 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of March 15, 2021, a total of 87,134,536 shares of Common Stock were issued and outstanding. None of the shares reported in the table have been pledged as security.

(2) Amount includes 27,284 DSUs, and 208,882 shares of common stock issuable upon the exercise of stock options that are currently exercisable.

(3) Amount includes 18,000 shares of common stock issuable upon the exercise of stock options that are currently exercisable.

(4) Amount includes 1,153 shares of common stock issuable upon vesting of RSUs within 60 days of March 15, 2021.

(5) Amount includes 1,153 shares of common stock issuable upon vesting of RSUs within 60 days of March 15, 2021.

(6) Amount includes 1,857 DSUs, and 1,153 shares of common stock issuable upon vesting of RSUs within 60 days of March 15, 2021.

(7) Mr. Frankola was appointed to the Board on March 12, 2021. Amount includes 148 shares of common stock issuable upon vesting of RSUs within 60 days of March 15, 2021.

(8) Amount includes 1,153 shares of common stock issuable upon vesting of RSUs within 60 days of March 15, 2021.

(9) Amount includes 21,523 DSUs, and 1,153 shares of common stock issuable upon vesting of RSUs within 60 days of March 15, 2021.

(10) Amount includes 8,017 DSUs, and 1,153 shares of common stock issuable upon vesting of RSUs within 60 days of March 15, 2021.

(11) Amount includes 1,153 shares of common stock issuable upon vesting of RSUs within 60 days of March 15, 2021.

(12) Amount includes 58,681 DSUs, 241,178 shares of common stock issuable upon the exercise of stock options that are currently exercisable, and 8,219 RSUs that will vest within 60 days of March 15, 2021.

60     2021 Ansys Proxy Statement

PROPOSAL 5	Stockholder Proposal Requesting the Adoption of a Simple Majority Voting Provision, if Properly Presented

The Company has been notified of the intention to present the following resolution at the 2021 Annual Meeting. The Board and the Company accept no responsibility for the proposed resolution and supporting statement. As required by SEC rules, the resolution and supporting statement are printed verbatim below. Stockholders submitting a proposal must appear personally or by proxy at the 2021 Annual Meeting to move the proposal for consideration. Ansys will provide the name, address and stock holding (to our knowledge) of the stockholder proponent promptly upon oral or written request made to the Secretary of the Company. The stockholder proposal follows.

Proposal 5 – Simple Majority Vote

RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements, like our 80% super supermajority rule, have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

Our current 80% super supermajority rule means that 94% of the shares, that typically vote at our annual meeting, would have to approve certain modernization steps for our company.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs and FirstEnergy. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. The proponents of these proposals included Ray T. Chevedden and William Steiner. Church & Dwight shareholders gave 99%- support to a 2020 proposal on this same topic.

The current 80% super supermajority vote requirement does not make sense. For instance with our 80% simple majority vote requirement in an election calling for an 80% shareholder approval in which 81% of shares cast ballots – then 2% of shares opposed to certain modernization proposal topics would prevail over the 79% of shares that vote in favor.

In anticipation of impressive shareholder support for this proposal topic an enlightened Governance Committee and an enlightened Board of Directors could expedite adoption of this proposal topic by giving shareholders an opportunity to vote on a binding management version of this proposal at our 2021 annual meeting. Hence adoption could take place in 2021 instead of 2022.

Adopting simple majority vote can be one step to make the corporate governance of ANSYS, Inc. more modernized and competitive and unlock shareholder value.

An additional governance best practices [sic] are just waiting to be adopted at ANSS. For instance, annual election of each director, a shareholder right to act by written consent and a shareholder right to call a special shareholder meeting [sic].

Please vote yes:

Simple Majority Vote – Proposal 5

Statement of Opposition

The Board has carefully considered the above proposal and believes that it is not in the best interests of our stockholders. The Board, comprised entirely of independent directors, except for the CEO, recommends that the stockholders vote Against the proposal for the following reasons:

Narrowly Tailored Supermajority Vote Requirements. The Board believes that the supermajority voting standards under our Restated Certificate of Incorporation (the “Charter”) and our Third Amended and Restated By-Laws (the “By-Laws,” and together with the Charter, our “governance documents”) are appropriately limited to specific foundational items that promote the success of Ansys and the long-term strategic focus of our Board and management team. Under our existing governance documents, a simple majority vote requirement of a majority of votes cast is our default voting standard, which already applies to most matters submitted for stockholder approval, including director elections.

Our governance documents only require a higher vote standard than a majority of votes cast in a few instances. In the Charter, the affirmative vote of 80% of the total votes eligible to be cast is needed to amend or repeal Article VI or Article IX of the Charter. Article VI addresses certain director matters, including the election process, terms, removal (by two-thirds vote) and vacancies. Article IX governs the procedure for amending or repealing the Charter. Amending or repealing our By-Laws requires the affirmative vote of at least two-thirds of the total votes eligible to be cast unless the Board recommends that stockholders approve such change, in which case the threshold decreases to a majority of votes cast.

To be clear, for all matters submitted to a vote of our stockholders (other than in a contested director election or as described above), the vote standard is a majority of votes cast. The higher vote standards applicable to the narrowly defined matters described above were carefully considered by our Board to strike the appropriate balance between promoting the long-term success and stability of Ansys and stockholder rights, and this has been proven out by Ansys’ strong performance and delivery of results to its stockholders as further described below.

2021 Ansys Proxy Statement     61

Ansys’ Governance Has Enabled an Excellent Long-Term Performance Record; One Size Governance Does Not Fit All. As our stockholders know, Ansys is a high-performing company that has demonstrated long-term, sustainable growth. Ansys has successfully navigated significant challenges including the COVID-19 pandemic and delivered consistently strong performance results for its stockholders. Our three-year total shareholder return was 144.42% and our five-return was 288.76%. Our common stock price hit an all-time high of $370 per share in 2020 and has exceeded this price at points during 2021. Comparatively speaking, Ansys’s common stock has far outperformed the S&P 500, the NASDAQ composite and the NASDAQ 100 indices. We had record revenue, ACV and operating cash flow for the year ended December 31, 2020.

Our success can be attributed, in part, to our Company’s singular focus on delivering state-of-the-art software solutions through innovation and collaboration. Our governance documents have enabled our management team and Board to remain focused on the right strategic decisions for the long-term success of Ansys without being plagued by short-term activist agendas that have disrupted and distracted many companies from executing on business plans that are often in the long-term best interests of their companies. Without these distractions, our management and Board have been able to stay focused on performance, making investments in research and development, acquisitions, partnerships and other long-term projects that will continue to propel Ansys forward as a market leader in simulation software technology solutions, and continue to provide our stockholders with strong and sustained stock price performance and business results.

Our Governance Documents Require Broad Consensus of All Stockholders for Significant Governance Changes. Because supermajority provisions give holders of less than a majority of the outstanding shares the ability to defeat a proposed fundamental change, they generally have the effect of giving minority stockholders a greater voice in a company’s corporate governance.

The Board believes that fundamental changes to corporate governance should have the support of a broad consensus of our stockholders rather than a simple majority. Our governing documents intentionally narrowly circumscribe when a supermajority vote standard would apply to the areas described above because of their fundamental importance. The Board also believes that the supermajority vote requirements protect stockholders, particularly minority stockholders, against potentially self-interested actions of short-term investors, who are not subject to the same fiduciary duties as the Board. Without these provisions, it would be possible for a group of short-term stockholders to make significant changes to the Company’s corporate governance practices that may not be in the long-term best interests of Ansys and opposed by nearly half of our stockholders.

Ansys has a Dynamic and Diverse Board and Management Team that Evolves as Our Business Changes; No Entrenchment. As discussed in this Proxy Statement, the Board operates under corporate governance principles and practices that are designed to maximize long-term stockholder value, align the interests of the Board and management with those of our stockholders, and promote ethical conduct among our directors and employees.

The Board believes that these processes operate effectively and ensure that change is possible, when necessary, either by Board or stockholder initiative.

For example, three of our eight current directors have joined the Board since 2018, two of our board members are women, and three of our board members are members of racial or ethnic minority groups. We also provide proxy access rights under our By-Laws for stockholders to nominate directors to the Board. Similarly, our senior leadership team is 24% women and 67% of our CEO’s direct reports are women. Our corporate governance embraces diversity of thought and background with our governance documents providing us with the stability to execute on our long-term strategic plans.

Finally, the Board is confident that should the need arise, our active and engaged stockholder base will not find our governing documents’ supermajority protections prohibitive of change. In fact, during the last four years, no less than 87% of our outstanding shares entitled to vote have participated, in person or by proxy, at our annual meetings of stockholders. When this exceptional stockholder turnout is coupled with stockholders’ proxy access right, Ansys stockholders have significant power to effect change in our governance documents.

Board Recommendation. After careful consideration of this proposal, the Board has determined that the supermajority voting requirements in our governing documents are in the long-term best interests of Ansys and our stockholders. The Board will continue to evaluate the future implementation of appropriate corporate governance measures.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 5.

62     2021 Ansys Proxy Statement

OTHER MATTERS

Questions and Answers About the Proxy Materials and the 2021 Annual Meeting

The information provided in the “question and answer” format below is for your convenience only and contains selected practical information about casting your vote. You should read this entire proxy statement carefully.

How can I vote before the virtual annual meeting?

●	To vote before the virtual annual meeting, visit www.proxyvote.com until 11:59 p.m. Eastern Time the day prior to the meeting. Enter your 16-digit control number as indicated.

●	For a description of other ways to vote before the annual meeting, see “How Do I Vote” herein.

How can I attend the virtual annual meeting and vote during the meeting?

●	To attend the virtual annual meeting and vote during the annual meeting, visit www.virtualshareholdermeeting.com/ANSS2021. Enter your 16-digit control number as indicated. Stockholders will be able to log in beginning at 11:15 a.m. Eastern Time on May 14, 2021.

What matters am I voting on?

You will be asked to consider and vote upon the following matters:

●	Election of three Class I directors for three-year terms;

●	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2021;

●	Approval of the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan;

●	Advisory approval of the compensation of our named executive officers; and

●	Stockholder proposal requesting the adoption of a simple majority voting provision, if properly presented.

Such other business as may properly come before the 2021 Annual Meeting and any adjournments or postponements thereof.

How does the Board recommend that I vote?

The Board recommends a vote:

●	FOR the election of each of the three Class I directors for three-year terms;

●	FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2021;

●	FOR the approval of the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan;

●	FOR the advisory approval of the compensation of our named executive officers; and
●	AGAINST the stockholder proposal requesting the adoption of a simple majority voting provision, if properly presented.

Who is entitled to vote?

Holders of our common stock as of the close of business on March 19, 2021, the Record Date, may vote at the 2021 Annual Meeting. As of March 19, 2021, we had 87,135,525 shares of common stock outstanding. In deciding all matters at the 2021 Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the Record Date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered a stockholder of record with respect to those shares, and the Notice Regarding the Availability of Proxy Materials (the “Notice”) for the 2021 Annual Meeting was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote electronically online during the 2021 Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, or a street name stockholder, and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Beneficial owners are also invited to attend the 2021 Annual Meeting. If you request a printed copy of the proxy materials by mail, your broker, bank or other nominee will provide a voting instruction card for you to use to direct your broker, bank or other nominee how to vote your shares. You may also vote electronically online during the 2021 Annual Meeting.

How do I vote?

If you are a registered stockholder, you may:

●	Instruct the proxy holder or holders on how to vote your shares by using www.proxyvote.com, or the toll-free telephone number listed on the Notice, until 11:59 p.m. Eastern Time on May 13, 2021 (have your proxy card in hand when you call or visit the website);

●	Instruct the proxy holder or holders on how to vote your shares by completing and mailing your proxy card to the address indicated on your proxy card (if you received printed proxy materials), which must be received by the time of the 2021 Annual Meeting; or

●	Vote electronically online during the 2021 Annual Meeting. Voting online during the 2021 Annual Meeting will replace any prior votes.

2021 Ansys Proxy Statement     63

If you are a street name stockholder, you will receive instructions from your broker, bank or other nominee, that will indicate the methods by which you may vote.

Can I change or revoke my vote?

Yes. Subject to any rules your broker, bank or other nominee may have, you can change your vote or revoke your proxy before the 2021 Annual Meeting.

If you are a registered stockholder, you may revoke your proxy or change your vote at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by:

●	Giving written notice of revocation to the Secretary of the Company at or before the 2021 Annual Meeting (mail to: ANSYS, Inc., Southpointe, 2600 Ansys Drive, Canonsburg, PA, 15317);

●	Entering a new vote via the internet or by telephone by 11:59p.m. Eastern Time on May 13, 2021;

●	Returning a later-dated proxy card which must be received by the time of the 2021 Annual Meeting; or

●	Voting electronically online during the 2021 Annual Meeting.

Attendance at the 2021 Annual Meeting will not, by itself, revoke a proxy.

If you are a street name stockholder, you may change your vote by:

●	Submitting new voting instructions to your broker, bank or other nominee pursuant to instructions provided by such broker, bank or other nominee; or

●	Voting electronically online during the 2021 Annual Meeting.

What happens if I properly execute a proxy but instructions are not given therein?

If instructions are not given, properly proxies will be voted “FOR” the election of each of the three Class I directors for three-year terms, “FOR” the ratification of the Company’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2021, “FOR” the approval of the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan, “FOR” the advisory approval of the compensation of our named executive officers and “AGAINST” the stockholder proposal requesting the adoption of a simple majority voting provision, if properly presented.

What are “broker non-votes”?

Generally, if securities are held in street name, the beneficial owner is entitled to give voting instructions to the broker or other agent holding the securities. If the beneficial owner does not provide voting instructions, the broker or other agent can vote the shares with respect to matters that are considered “routine,” such as ratification of the Company’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2021 (Proposal 2), but not with respect to “non-routine” matters, such as the election of each of the three Class I directors for three-year terms, (Proposal 1), approval of the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan (Proposal 3), the advisory approval of the compensation of our named executive officers (Proposal 4) and the stockholder proposal requesting the adoption of a simple majority voting provision, if properly presented (Proposal 5).

Broker non-votes occur when a beneficial owner of stock held in street name does not give instructions to the broker or other agent holding the stock as to how to vote on a matter deemed “non-routine.” If a broker or other record holder of our stock does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own stock through a broker or other agent, please be sure to give voting instructions so your vote will be counted on all proposals that come before the 2021 Annual Meeting.

Why did I receive a Notice Regarding the Availability of Proxy Materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to provide our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via “Notice and Access” delivery. On March 31, 2021, we mailed to our stockholders the Notice that contains instructions on how to access our proxy materials on the internet, how to vote at the 2021 Annual Meeting, and how to request printed copies of the proxy materials and annual report. If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail. Instead, the Notice provides instructions on how to access the proxy materials and vote over the Internet. If you received a Notice by mail and would like to receive paper copies of the proxy materials by mail, you may follow the instructions contained in the Notice for making this request. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of our annual meetings and keep our annual meeting process efficient.

How many votes are needed for approval of each matter?

A majority of the issued and outstanding shares of the Company’s common stock entitled to vote at the 2021 Annual Meeting, represented in person or by proxy, will constitute a quorum. Stockholders shall have one vote for each share of stock entitled to vote at the 2021 Annual Meeting. Abstentions and broker non-votes will be included in determining whether a quorum is present. If a quorum is present, the vote requirements for each matter will be as follows:

●	Proposal 1: In an uncontested election, each director nominee will be elected by an affirmative vote of the majority of the votes cast. A majority of the votes cast means the number of votes cast “FOR” such nominee’s election exceeds the number of votes cast “AGAINST” that nominee’s election. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each director nominee. Broker non-votes and abstentions are not treated as votes cast and will have no effect on the outcome of the election.

64     2021 Ansys Proxy Statement

●	Proposal 2: The appointment of Deloitte & Touche LLP as the Company’s independent auditor for fiscal year 2021 will be ratified if the proposal receives the affirmative vote of a majority of the votes cast. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this proposal. Abstentions are not considered votes cast and will have no effect on the vote outcome. The ratification of the appointment of the independent auditor is considered a “routine” matter, so there will be no broker non-votes with respect to Proposal 2. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Board or Audit Committee may reconsider the appointment.

●	Proposal 3: The ANSYS, Inc. 2021 Equity and Incentive Compensation Plan must receive the affirmative vote of a majority of the votes cast to be approved. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this proposal. Broker non-votes and abstentions are not treated as votes cast and will have no effect on the vote outcome.

●	Proposal 4: The compensation of our named executive officers must receive the affirmative vote of a majority of the votes cast to be approved on an advisory basis. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this proposal. Broker non-votes and abstentions are not treated as votes cast and will have no effect on the vote outcome.

●	Proposal 5: The stockholder proposal requesting the adoption of simple majority voting provisions, if properly presented, must receive the affirmative vote of a majority of the votes cast to be approved. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this proposal. Broker non-votes and abstentions are not treated as votes cast and will have no effect on the vote outcome.

Who will pay for the expenses of solicitation of proxies and what are the methods of solicitation?

The Company will pay the entire expense of soliciting proxies for the 2021 Annual Meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.

Are there any additional proposals to be voted upon at the 2021 Annual Meeting?

Our Board does not know of any matters, other than those described in this proxy statement, that will be presented for vote at the 2021 Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgement of the proxy holders. In addition, the proxy holders may vote your shares to adjourn the 2021 Annual Meeting and will be authorized to vote your shares at any adjournments or postponements of the 2021 Annual Meeting.

Does the Company engage in householding?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Notices and other proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice and set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single Notice and or proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or us that materials will be sent in the householding manner to the stockholder’s address, householding will continue until we or the broker are otherwise notified or until the stockholder revokes such consent. If, at any time, such stockholders no longer wish to participate in householding and would prefer to receive a separate Notice or other proxy materials in the future, they should notify their broker if shares are held in a brokerage account; if holding registered shares, they should call (866) 540-7095 or write to the following address: 51 Mercedes Way, Edgewood, NY 11717.

Any beneficial owner who has received a single copy of a Notice or other proxy materials at a shared address can request to receive a separate copy of such materials for this 2021 Annual Meeting by written or oral request and we will promptly deliver a separate copy in the format requested. To receive separate copies of those materials for this or for future meetings, please request by telephone, internet, e-mail or mail by following the instructions found on the Notice that you have received or by making your request in writing to your broker or to us, as appropriate.

2021 Ansys Proxy Statement     65

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2022 ANNUAL MEETING

Stockholder Proposals – Proxy Access By-Laws

Pursuant to our Third Amended and Restated By-Laws (the “By-Laws”), stockholders have the ability to nominate and include director candidates in our proxy materials if such nominations are submitted in accordance with all the procedures set forth in the By-Laws. The following is a summary of the requirements for a stockholder to access the proxy statement to nominate and include director candidates in our proxy statement and should be read in conjunction with the detailed requirements found in our By-Laws.

●	WHO: A stockholder or group of up to 20 stockholders holding at least 3% of the Company’s outstanding capital stock for three years.

●	WHAT: Stockholders can nominate up to 20% of the Board, or at least two individuals (if greater than 20%).

●	WHEN: Stockholder nominations must be received by the Secretary at the principal executive office of the Company not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the anniversary date of the prior year’s annual meeting.

●	HOW: Stockholders must provide written notice to the Secretary of the Company expressly nominating its nominee(s) and electing to have its nominee(s) included in the Company’s proxy materials and provide the information detailed in Article II, Section 4 of the By-Laws including, without limitation, the following: (a) information concerning the stockholder nominee and the stockholder that is required to be disclosed in the Company’s proxy statement by the rules and regulations promulgated under the Exchange Act, by the By-Laws, by the Certificate of Incorporation and/or by the listing standards of each principal U.S. exchange upon which the common stock of the Company is listed, (b) a written statement, if any, consisting of 500 words or less delivered by the stockholder in support of the stockholder nominee’s candidacy, (c) a statement from the stockholder nominee as to whether such nominee is or has agreed to become a party to any agreement, arrangement, or understanding with, or commitment or assurance to, any person or entity as to how such nominee, if elected as a director, will act or vote on any issue or question, which such agreement, arrangement, or understanding has not been disclosed to the corporation, and the substance of such agreement, arrangement, understanding, commitment or assurance, (d) a statement from the stockholder nominee disclosing the existence and substance of any agreement, arrangement, or understanding with any person with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a stockholder nominee or as a director, and (e) any updates to such information as provided in the By-Laws.

Stockholder director nominations intended to be included in our proxy statement and presented at our 2022 annual meeting (the “2022 Annual Meeting”) must be received by the Secretary of the Company at our principal executive offices no earlier than December 15, 2021, nor later than January 14, 2022, in accordance with the Company’s By-Laws.

Stockholder Proposals – Advance Notice By-Laws

Our By-Laws also establish an advance notice procedure for stockholders who wish to present a proposal at an annual meeting of stockholders, but who do not intend for the proposal to be included in our proxy materials. Stockholder proposals intended to be presented at the 2022 Annual Meeting, which are not to be included in the Company’s proxy materials, must be received by the Secretary of the Company at the Company’s principal executive offices, in writing, no earlier than January 14, 2022, nor later than February 28, 2022, in accordance with the By-Laws, including complying with all the informational and other requirements included therein.

For nominations of directors pursuant to the advance notice provisions of the By-Laws, certain information must be presented on a timely basis to the Company regarding any stockholder director nominees including the following set forth in Article II, Section 3 of the By-Laws: (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Company’s capital stock which are beneficially owned by such person on the date of such stockholder notice, (d) the consent of each nominee to serve as a director, if elected, and (e) any updates to such information as provided in the By-Laws. For a stockholder to bring business or director nominations before an annual meeting (other than matters properly brought under the Exchange Act (as described below)), such stockholder must comply with the procedures set forth in Article I, Section 2 of the By-Laws with respect to business other than director nominations and with the procedures set forth in Article II, Section 3 or Article II, Section 4 with respect to director nominations, and these procedures shall be the exclusive means for a stockholder to bring such business or nominations properly before an annual meeting.

66     2021 Ansys Proxy Statement

Stockholder Proposals – SEC Rule 14a-8

Under SEC Rule 14a-8, stockholder proposals intended to be presented at the Company’s 2022 Annual Meeting must be received by the Company at its principal executive offices, in writing, by December 1, 2021 to be considered for inclusion in the Company’s proxy materials for the 2022 Annual Meeting.

ANSYS, Inc. 2600 Ansys Drive Canonsburg, PA 15317 U.S.A.

If you’ve ever seen a rocket launch, flown on an airplane, driven a car, used a computer, touched a mobile device, crossed a bridge or put on wearable technology, chances are you’ve used a product where Ansys software played a critical role in its creation. Ansys is the global leader in engineering simulation. Through our strategy of Pervasive Engineering Simulation, we help the world’s most innovative companies deliver radically better products to their customers. By offering the best and broadest portfolio of engineering simulation software, we help them solve the most complex design challenges and create products limited only by imagination. Founded in 1970, Ansys is headquartered south of Pittsburgh, Pennsylvania, U.S.A.

Visit www.ansys.com for more information.

© 2021 ANSYS, Inc. All Rights Reserved.

Ansys and any and all ANSYS, Inc. brand, product, service and feature names, logos and slogans are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries in the United States or other countries. All other brand, product, service and feature names or trademarks are the property of their respective owners.

2021 Ansys Proxy Statement     67

ANNEX A: NON-GAAP RECONCILIATIONS

We provide information below to reconcile to GAAP those financial metrics used by the Compensation Committee that are either non-GAAP financial metrics or reflect adjustments approved by the Compensation Committee. Reconciliations for non-GAAP operating profit margin for the year ended December 31, 2020 and non-GAAP diluted earnings per share for the years ended December 31, 2020 and December 31, 2019 can be found on pages 46-47 of our Form 10-K for the year ended December 31, 2020.

Revenue

(in millions except percentages)	Year ended December 31, 2020	Year ended December 31, 2019	Percentage Change	Percentage Change – Constant Currency**
Revenue (GAAP)	$1,681.3	$1,515.9	11%	10%
Revenue not reported during the period as a result of acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations	14.2	12.5	–	–
Revenue (Non-GAAP)	$1,695.5	$1,528.4	11%	10%
Other Compensation Committee approved adjustments*	(19.3)	(16.8)	NA	NA
Revenue, as adjusted (Non-GAAP)	$1,676.2	$1,511.6	NA	NA

* Adjustments to exclude impact of foreign currency fluctuations and acquisitions not contemplated in our 2020 and 2019 budget.

** Constant currency amounts exclude the effects of foreign currency fluctuations on the reported results. To present this information, the 2020 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for 2019, rather than the actual exchange rates in effect for 2020.

Operating Income

(in millions)	Year ended December 31, 2020
Operating Income (GAAP)	$496.4
Revenue not reported during the period as a result of acquisition accounting adjustment associated with accounting for deferred revenue in business combinations	14.2
Stock-based compensation expense	145.6
Excess payroll taxes related to stock-based awards	10.1
Amortization expense associated with intangible assets acquired in business combinations	57.2
Transaction expense related to business combinations	5.1
Operating Income (Non-GAAP)	$728.6
Other Compensation Committee approved adjustments*	(10.1)
Operating Income, as adjusted (Non-GAAP)	$718.5

* Adjustments to exclude impact of foreign currency fluctuations and acquisitions not contemplated in our 2020 budget.

Operating Cash Flows

(in millions)	Year ended December 31, 2020
Operating Cash Flows (GAAP)	$547.3
Compensation Committee approved adjustments*	1.7
Operating Cash Flows, as adjusted (Non-GAAP)	$549.0

* Adjustments to exclude the impact of foreign currency fluctuations and acquisitions not contemplated in our 2020 budget.

2021 Ansys Proxy Statement     A-1

ANNEX B: ANSYS, INC. 2021 EQUITY AND INCENTIVE COMPENSATION PLAN

ANSYS, INC.

2021 EQUITY AND INCENTIVE COMPENSATION PLAN

1.    Purpose. The purpose of this Plan is to permit award grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain Consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

2.    Definitions. Except as otherwise provided herein, the following are the definitions used in this Plan:

(a)    “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

(b)    “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(c)    “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(f)    “Change in Control” means, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan or as otherwise provided in another plan or agreement applicable to the Participant, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(i)

any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50 percent or more of the Voting Power (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii)

the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election (including through the use of proxy access procedures set forth in the Company’s organizational documents); or

(iii)

the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the Voting Power of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (f) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the Voting Power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the Voting Power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (f).

(g)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as such law and regulations may be amended from time to time.

(h)    “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan. Each member of the Committee shall qualify as (i) a “independent” director under the applicable definition of the Nasdaq Stock Market or other securities exchange upon which the Common Stock is listed and (ii) a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act.

2021 Ansys Proxy Statement     B-1

(i)    “Common Stock” means the common stock, par value $.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(j)    “Company” means ANSYS, Inc., a Delaware corporation, and its successors.

(k)    “Consultant” means a natural person that provides bona fide services to the Company and/or its Affiliates; provided, however, that a Consultant shall not include a person whose services are in connection with the offer or sale of the Company’s securities in a capital-raising transaction including, directly or indirectly, the promotion or maintenance of a market for the Company’s securities.

(l)    “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(m)    “Director” means a member of the Board.

(n)    “Disability” means, unless otherwise provided in an Evidence of Award, a Participant’s termination of employment with the Company or any Subsidiary: (i) after becoming eligible to receive benefits under the Company’s then current long-term disability plan that is applicable to the Participant; (ii) where the Participant is not eligible under a Company long-term disability plan, after being officially declared permanently disabled under the mandatorily applicable health or welfare regulations of the applicable jurisdiction; or, (iii) in the absence of such a determination under said regulations, after being officially declared permanently disabled by a physician appointed by the Company in its sole discretion.

(o)    “Effective Date” means the date this Plan is approved by the Stockholders.

(p)    “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(r)    “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(s)    “Performance Objectives” means one or more of the financial and/or operational performance goals or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan and include, but is not limited to, objectives related to earnings before interest, taxes, depreciation and amortization, income or net income (loss) (either before or after interest, taxes, depreciation and/or amortization), earnings, changes in the market price of Common Stock, funds from operations or similar measures, sales, bookings or revenue (including recurring revenue), annual contract value, billings, economic value added, mergers, acquisitions or other strategic transactions, divestitures, financings, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, return on investments, assets, debt (including debt reduction), working capital, regulatory compliance, improvement of financial ratings, annual spend or license annual spend, equity investments, stockholder returns, orders, return on sales, marketing, gross or net profit levels, productivity, margins, operating efficiency, productivity, product innovation, number of customers, customer satisfaction and related metrics, individual performance, quality improvements, new product releases, growth or growth rate, intellectual property, expenses or costs (including cost reduction programs), implementation of projects or processes, employee engagement and satisfaction, diversity, environmental and social measures, information technology, technology development, human resources management, litigation, research and development, working capital, earnings (loss) per share of Common Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may in its discretion modify such Performance Objectives or the goals or actual levels of achievement regarding the Performance Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(t)    “Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the Nasdaq Stock Market or, if the Common Stock is not then listed on the Nasdaq Stock Market,

B-2     2021 Ansys Proxy Statement

on any other national securities exchange on which the Common Stock is listed, or if there are no sales on such date, on the next trading day after which a sale occurred. If there is no regular public trading market for the Common Stock, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(u)    “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(v)    “Option Price” means the purchase price payable on exercise of an Option Right.

(w)    “Option Right” means the right to purchase Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.

(x)    “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a Consultant.

(y)    “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Performance Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(z)    “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan, and may be payable in cash, Common Stock or a combination thereof.

(aa)    “Performance Unit” means a bookkeeping entry award granted pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee, and may be payable in cash, Common Stock or a combination thereof.

(bb)    “Plan” means this ANSYS, Inc. 2021 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.

(cc)    “Predecessor Plan” means the Fifth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan, as amended and restated.

(dd)    “Qualified Retirement” means, except as otherwise provided in the Evidence of Award, a Participant’s termination of employment from the Company or any Subsidiary after attainment of the age of 65 and provided that the Participant has at such time completed at least four years of continuous employment with the Company.

(ee)    “Restricted Stock” means Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired.

(ff)    “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Stock, cash or a combination thereof at the end of the applicable Restriction Period.

(gg)    “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(hh)    “Stockholder” means an individual or entity that owns one or more shares of Common Stock.

(ii)    “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(jj)    “Subsidiary” means a corporation, company or other entity (i) where more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity, is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(kk)    “Substitute Award” means awards made in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with the Company or any Subsidiary, as provided in Section 22 of this Plan.

2021 Ansys Proxy Statement     B-3

(ll)    “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

3.    Shares Available Under this Plan.

(a)    Maximum Shares Available Under this Plan.

(i)

Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed, in the aggregate, (x) 4,400,000 shares of Common Stock, plus (y) the total number of shares of Common Stock remaining available for awards under the Predecessor Plan (but not reserved for outstanding awards under the Predecessor Plan) as of the Effective Date, plus (z) the shares of Common Stock that are subject to awards granted under this Plan or the Predecessor Plan that are added (or added back, as applicable) to the aggregate number of shares of Common Stock available under this Section 3(a)(i) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)

Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under this Plan.

(b)    Share Counting Rules.

(i)

Except as provided in Section 22 of this Plan or herein, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii)

If, after the Effective Date, any Common Stock subject to an award granted under the Predecessor Plan is forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.

(iii)

Notwithstanding anything to the contrary contained in this Plan: (A) shares of Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (B) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (C) shares of Common Stock subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan.

(iv)

If, under this Plan, a Participant has elected to give up the right to receive cash compensation in exchange for Common Stock based on fair market value, such Common Stock will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c)    Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 4,400,000 shares of Common Stock.

(d)    Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted aggregate compensation, in the form of cash and/or equity, for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $800,000.

(e)    Minimum Vesting Requirement. Except in the case of Substitute Awards and Cash Incentive Awards, awards granted under this Plan to Participants shall either be subject to a minimum vesting or minimum performance period, in

B-4     2021 Ansys Proxy Statement

the case of Performance Shares and Performance Units, of one year. Notwithstanding the foregoing, (i) the Committee may authorize acceleration of vesting of such awards in the event of the Participant’s death, disability, termination of employment or service or the occurrence of a Change in Control, (ii) the Committee may grant awards without the above-described minimum requirements with respect to awards covering up to 5% of the aggregate number of shares authorized for issuance under this Plan, and (iii) with respect to awards granted to non-employee Directors, the vesting of such awards will be deemed to satisfy the minimum vesting requirement to the extent that the awards vest based on the approximate one-year period beginning on each regular annual meeting of the Company’s stockholders and ending on the date of the next regular annual meeting of the Company’s stockholders (provided, however, that such approximate one-year period with respect to awards granted to non-employee Directors may not be less than 50 weeks).

4.    Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)    Each grant will specify an Option Price per share of Common Stock, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)    Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement, (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d)    Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest, and provide for any other terms that are consistent with the terms of this Plan.

(e)    Any grant of Option Rights may specify Performance Objectives regarding the vesting of such rights.

(f)    Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(g)    No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(h)    Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(i)    Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5.    Appreciation Rights.

(a)    The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b)    Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Stock or any combination thereof.

(ii)

Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest, and provide for any other terms that are consistent with the terms of this Plan.

(iii)	Any grant of Appreciation Rights may specify Performance Objectives regarding the vesting of such Appreciation Rights.

2021 Ansys Proxy Statement     B-5

(iv)	Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(v)

Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c)    Also, regarding Appreciation Rights:

(i)

Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)

No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6.    Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b)    Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)    Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Performance Objectives referred to in Section 6(e) of this Plan.

(d)    Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).

(e)    Any grant of Restricted Stock may specify Performance Objectives regarding the vesting of such Restricted Stock.

(f)    Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, and any other terms consistent with the terms of this Plan.

(g)    Any such grant or sale of Restricted Stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock shall be deferred until, and paid contingent upon, the vesting of such Restricted Stock.

(h)    Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7.    Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each such grant or sale will constitute the agreement by the Company to deliver Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Performance Objectives) during the Restriction Period as the Committee may specify.

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(b)    Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)    Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, and any other terms consistent with the terms of this Plan.

(d)    During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying Restricted Stock Units shall be deferred until and paid contingent upon the vesting of such Restricted Stock Units.

(e)    Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Stock or cash, or a combination thereof.

(f)    Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8.    Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each grant will specify the number or amount of Performance Shares or Performance Units, or cash amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b)    The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, and provide for any other terms consistent with the terms of this Plan.

(c)    Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Performance Objectives regarding the earning of the award.

(d)    Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.

(e)    The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock, which dividend equivalents shall be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(f)    Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9.    Other Awards.

(a)    Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, Affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or Affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, cash, notes or other property, as the Committee determines.

(b)    Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

2021 Ansys Proxy Statement     B-7

(c)    The Committee may authorize the grant of shares of Common Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)    The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying awards granted under this Section 9 shall be deferred until and paid contingent upon the earning and vesting of such awards.

(e)    Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.

(f)    Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, and any other terms consistent with the terms of this Plan.

10.    Administration of this Plan.

(a)    This Plan will be administered by the Committee; provided, that, at the discretion of the Board, the Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties so delegated to the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b)    The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)    To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan and (ii) determine the size of any such awards; provided, however, that the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act) or a Director.

11.    Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, determines, in good faith, is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of shares of Common Stock specified in Section 3 of this Plan as the Committee in its sole discretion, determines, in good faith, is appropriate to reflect any transaction or event described in this Section 11.

12.    Termination of Service and Change in Control. Except as otherwise determined by the Committee or provided by the Committee in an applicable Evidence of Award or other agreement, plan or arrangement that a Participant is a party to or participates in and to the extent not inconsistent with Section 17 hereof, in case of termination of employment and/or

B-8     2021 Ansys Proxy Statement

service at the Company and any Subsidiary (for purposes of clarity, the Participant becomes no longer employed or ceases providing services to the Company and any Subsidiary) and/or Change in Control, the following provisions shall apply:

(a)    Death and Disability. Upon termination of employment or cessation of provision of services by the Participant for reason of death or Disability:

(i)

any award (other than Performance Shares, Performance Units and Cash Incentive Awards) then held by such Participant shall be immediately accelerated and become fully vested, exercisable and payable in accordance with the terms of the Evidence of Award and, in the case of Option Rights and Appreciation Rights shall expire on the earlier of (1) the date the Option would have expired had the Participant continued in such employment or service, and (2) one year after the date such Participant’s employment or service ceases; and

(ii)

any Performance Shares, Performance Units and Cash Incentive Awards then held by such Participant will remain eligible to vest in accordance with their terms based upon achievement of the applicable performance condition and subject to the Company’s certification of the performance metric attainment, or pursuant to Section 12(e) hereof, but on a prorated basis based upon the number of months that the Participant provided services as a Participant to the Company prior to the Participant’s death or Disability during the applicable Performance Period.

(b)    Cause. Upon termination of employment or service by the Company and any Subsidiary for Cause (as determined by the Committee in its sole discretion), or under other circumstances provided by the Committee in its discretion in the applicable Evidence of Award:

(i)

any award then held by such Participant whose restrictions have not lapsed, which is not exercisable or which is not otherwise vested will automatically be forfeited in full and canceled by the Company upon such termination of employment or service, and

(ii)

any Option Rights and Appreciation Rights then held by such Participant, to the extent vested and exercisable, shall automatically expire on the earlier of (1) the date the Option Rights would have expired had the Participant continued in such employment or service, and (2) three months after the date that such Participant’s service ceases.

(c)    Qualified Retirement and Termination Without Cause. Upon termination of employment or cessation of provision of services by the Participant for reasons of Qualified Retirement or due to a Participant’s termination of employment by the Company and any Subsidiary without Cause (other than as provided in Section 12(e) hereof):

(i)

any award held by such Participant whose restrictions have not lapsed, which is not exercisable or which is not otherwise vested will automatically be forfeited in full and canceled by the Company upon such termination of employment or service; and

(ii)

any Option Rights and Appreciation Rights then held by such Participant, to the extent exercisable, shall automatically expire on the earlier of (1) the date the Option Right or the Appreciation Right would have expired had the Participant continued in such employment or service, and (2) one hundred and eighty days after the date such Participant’s employment or service ceases.

(d)    Other Non-Change in Control Termination Events. Upon termination of employment or cessation of provision of services by the Participant for any reason other than death, Disability, Qualified Retirement, due to termination by the Company and any Subsidiary without Cause (other than as provided under Section 12(e) hereof) or termination of employment or service by the Company and any Subsidiary for Cause (as determined by the Committee in its sole discretion), or under other circumstances provided by the Committee in its discretion in the applicable Evidence of Award:

(i)

any award then held by such Participant whose restrictions have not lapsed, which is not exercisable or which is not otherwise vested will automatically be forfeited in full and canceled by the Company upon such termination of employment or service; and

(ii)

any Option Rights and Appreciation Rights then held by such Participant, to the extent exercisable, shall automatically expire on the earlier of (1) the date the Option Right or Appreciation Right would have expired had the Participant continued in such employment or service, and (2) one hundred and eighty days after the date the such Participant’s service ceases.

(e)    Change in Control Treatment of Awards. In the event of a Change in Control, the following provisions will apply:

(i)

If an award is not assumed by the acquirer in a Change in Control with the grant of an award meeting the requirements of Section 12(e)(ii) (a “Replacement Award”) that is provided to the Participant holding such award in accordance with Section 12(e)(ii) to replace or adjust such outstanding award (a “Replaced

2021 Ansys Proxy Statement     B-9

Award”), upon a Change in Control, each then-outstanding Option Right and Appreciation Right will (to the extent not already vested and exercisable) become fully vested and exercisable and the restrictions applicable to each outstanding award of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash Incentive Awards or awards under Section 9 will lapse and such awards will (to the extent not already vested) be fully vested (with any applicable performance objectives that have not yet been scored and deemed earned to be deemed to have been achieved at a target level as of the date of such vesting) and payable in accordance with the terms of the Evidence of Award.

(ii)

An award meets the conditions of this Section 12(e)(ii) (and hence qualifies as a Replacement Award) if (A) it is of the same type (e.g., stock option for Option Right, stock appreciation right for Appreciation Right, restricted stock for Restricted Stock, restricted stock unit for Restricted Stock Unit etc.) as the Replaced Award, (B) it has a value at least equal to the value of the Replaced Award, (C) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (D) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences to such Participant under the Code of the Replacement Award are not less favorable to such Participant than the tax consequences of the Replaced Award, and (E) its other terms and conditions are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 12(e)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion (taking into account the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) and compliance of the Replaced Award or Replacement Award with Section 409A of the Code). Without limiting the generality of the foregoing, the Committee may determine the value of awards that are stock options by reference to either their intrinsic value or their fair value.

(iii)

If a Participant’s employment or service with the Company (or its successor) and any Subsidiary terminates by the Company and any Subsidiary without Cause during the 18-month period following a Change in Control, (A) Replacement Awards held by the Participant will (to the extent not already vested) become fully vested, if applicable, exercisable and free of restrictions (with any applicable performance goals that have not yet been scored and deemed earned to be deemed to have been achieved at a target level as of the date of such vesting) and payable in accordance with the terms of the Evidence of Award, and (B) all Replacement Awards that are option rights or appreciation rights will remain exercisable for a period of 90 days following such termination or until the expiration of the stated term of such option right or appreciation right, whichever period is shorter (provided, however, that if the applicable Evidence of Award provides for a longer period of exercisability, that provision will control).

13.    Detrimental Activity and Recapture Provisions. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded.

14.    Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.

15.    Transferability.

(a)    Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance

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Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b)    The Committee may specify on the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

16.    Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when the Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares of Common Stock required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Common Stock held by such Participant. The Committee may also provide for automatic and mandatory withholding of shares of Common Stock from an award by the Company in connection with the Participant’s satisfaction of such obligations. The Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Stock on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the Common Stock to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences and (ii) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of Option Rights.

17.    Compliance with Section 409A of the Code.

(a)    To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)    Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c)    If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)    Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a

2021 Ansys Proxy Statement     B-11

“change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e)    Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18.    Amendments.

(a)    The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Stockholders in order to comply with applicable law or the rules of the Nasdaq Stock Market or, if the Common Stock is not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Common Stock is traded or quoted, all as determined by the Board, then, such amendment will be subject to approval by the Stockholders and will not be effective unless and until such approval has been obtained.

(b)    Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without approval by the Stockholders. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Stockholders.

(c)    If permitted by Section 409A of the Code, but subject to the paragraph that follows, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d)    Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19.    Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20.    Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made after the Effective Date under the Predecessor Plan, provided that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plan, as applicable.

B-12     2021 Ansys Proxy Statement

21.    Miscellaneous Provisions.

(a)    The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)    This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)    Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)    No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)    Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f)    No Participant will have any rights as a Stockholder with respect to any Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Stock upon the share records of the Company.

(g)    The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)    Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i)    If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.

22.    Share-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a)    Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)    Any Common Stock that is issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) of this Plan, will be added to the aggregate limit contained in Section 3(a)(i) of this Plan pursuant to the share recycling provisions set forth in Section 3(b) of this Plan.

2021 Ansys Proxy Statement     B-13

ANSYS, INC.

2600 ANSYS DRIVE

CANONSBURG, PA 15317

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	D45031-P54555	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

ANSYS, INC.
The Board of Directors recommends you vote FOR each nominee listed in Proposal 1.
1. Election of Three Class I Directors for Three-Year Terms	For	Against	Abstain
Nominees: 1a. Jim Frankola	☐	☐	☐

1b. Alec D. Gallimore	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:	For	Against	Abstain

1c. Ronald W. Hovsepian	☐	☐	☐	5. Stockholder Proposal Requesting the Adoption of a Simple Majority Voting Provision, if Properly Presented.	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2, 3 and 4:	For	Against	Abstain

2. Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2021.	☐	☐	☐

3. Approval of the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan.	☐	☐	☐

4. Advisory Approval of the Compensation of Our Named Executive Officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement, and 2020 Annual Report are available at www.proxyvote.com.

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D45032-P54555

ANSYS, INC.

Annual Meeting of Stockholders

Friday, May 14, 2021 11:30 A.M. Eastern Time

This proxy is solicited by the Board of Directors

www.virtualshareholdermeeting.com/anss2021

The undersigned hereby appoints AJEI S. GOPAL and NICOLE ANASENES, attorneys and proxies, with full power of substitution, to represent the undersigned and to vote all shares of ANSYS, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of ANSYS, Inc. to be held virtually on Friday, May 14, 2021, at 11:30 a.m. Eastern Time, or at any adjournments or postponements thereof, upon all matters set forth in the Notice of Annual Meeting and Proxy Statement, with all powers that the undersigned would possess if personally present.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the proxy will be voted “FOR” the election of each nominee in Proposal 1, “FOR” the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2021 in Proposal 2, “FOR” the approval of the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan in Proposal 3, “FOR” the advisory approval of the compensation of our named executive officers in Proposal 4, and “AGAINST” the stockholder proposal requesting the adoption of a simple majority voting provision, if properly presented, in Proposal 5. In their discretion, the proxies named herein are authorized to vote in accordance with their judgment upon such other matters as may properly come before the Annual Meeting (including, without limitation, to adjourn the Annual Meeting) and any adjournments or postponements thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO SUBMIT YOUR VOTE VIA THE INTERNET, TELEPHONE, OR MAIL.

Continued and to be signed on reverse side